Exhibit 10.1

[EXECUTION VERSION]

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of September 22, 2010

among

INTL COMMODITIES, INC.,

as Borrower,

BNP PARIBAS,

as Administrative Agent, Collateral Agent, an Issuing Bank and the Swing Line Lender,

BNP PARIBAS SECURITIES CORP., ABN AMRO BANK N.V. and COÖPERATIEVE

CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”,

NEW YORK BRANCH, as Joint Lead Arrangers and Joint Bookrunners,

ABN AMRO BANK N.V. and COÖPERATIEVE CENTRALE RAIFFEISEN-

BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as

additional Issuing Banks

ABN AMRO BANK N.V. and COÖPERATIEVE CENTRALE RAIFFEISEN-

BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as

Co-Syndication Agents

and

CERTAIN LENDERS WHICH MAY BECOME PARTIES HERETO

FROM TIME TO TIME

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ARTICLE V CONDITIONS PRECEDENT		70
5.01	Conditions to Effectiveness	70
5.02	Conditions to Each Credit Extension	74
5.03	Lenders Consent and Approval	75

ARTICLE VI REPRESENTATIONS AND WARRANTIES		76
6.01	Existence and Power	76
6.02	Authorization; No Contravention	76
6.03	Governmental Authorization, etc.	77
6.04	Binding Effect	77
6.05	Litigation	77
6.06	No Default	77
6.07	Employee Matters; ERISA Compliance	77
6.08	Use of Proceeds; Margin Regulations	78
6.09	Title to Properties	79
6.10	Taxes	79
6.11	Financial Condition	80
6.12	Environmental Matters	81
6.13	Regulated Entities	82
6.14	No Burdensome Restrictions	82
6.15	Copyrights, Patents, Trademarks and Licenses, etc.	82
6.16	Subsidiaries	83
6.17	Insurance	83
6.18	Full Disclosure	83
6.19	AML Laws	83
6.20	Security Agreements	84
6.21	Solvency	85
6.22	No Other Ventures	85
6.23	Notices from Farm Products Sellers, etc.	85

ARTICLE VII AFFIRMATIVE COVENANTS		86
7.01	Financial Statements	86
7.02	Certificates; Other Information	87
7.03	Notices	88
7.04	Preservation of Corporate Existence, Etc.	89
7.05	Maintenance of Property	90
7.06	Insurance	90
7.07	Payment of Obligations	90
7.08	Compliance with Laws	90
7.09	Compliance with ERISA	90
7.10	Books and Records; Inspection of Property and Books and Records	91
7.11	Environmental Laws	91
7.12	Use of Proceeds	92
7.13	Deposit Accounts; Payments to Bank Deposit Accounts	92
7.14	Financial Covenants	92
7.15	B of A Facility	92
7.16	INTENTIONALLY OMITTED	93

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7.17	Risk Management Policies	93
7.18	Taxes	93
7.19	Inventory Notices	93
7.20	Agricultural Products	93

ARTICLE VIII NEGATIVE COVENANTS		94
8.01	Limitation on Liens	94
8.02	Consolidations and Mergers	96
8.03	Limitation on Indebtedness	96
8.04	Transactions with Affiliates	96
8.05	Use of Proceeds	97
8.06	Contingent Obligations	97
8.07	Restricted Payments	97
8.08	INTENTIONALLY OMITTED	98
8.09	Change in Business	98
8.10	Accounting Changes	98
8.11	Net Position	98
8.12	Change of Management	98
8.13	INTENTIONALLY OMITTED	99
8.14	Capital Expenditures	99
8.15	Loans and Investments	99
8.16	Bank Deposit Accounts Investments	99
8.17	Limitation on Sale of Assets	99
8.18	Organization Documents	100
8.19	Limitation on Optional Payments and Modifications of Debt Instruments	100
8.20	Take or Pay Contracts	100
8.21	Limitation on Dividend Clause and Negative Pledge Clauses	100
8.22	Limitation on Sales and Leasebacks	100
8.23	Limitation on Cancellation of Indebtedness	101
8.24	Limitation on Capital Stock and New Subsidiaries	101
8.25	Limitation on Capital Structure	101
8.26	Bank of America Sweep Arrangements	101

ARTICLE IX EVENTS OF DEFAULT		101
9.01	Event of Default	101
9.02	Remedies	105
9.03	Cash Collateralization of Letters of Credit	105
9.04	Rights Not Exclusive	106
9.05	Application of Payments	106

ARTICLE X ADMINISTRATIVE AGENT, ETC.		107
10.01	Appointment and Authorization; Issuing Banks	107
10.02	Delegation of Duties	107
10.03	Liability of Administrative Agent	107
10.04	Reliance by Administrative Agent	108
10.05	Notice of Default	108
10.06	Credit Decision	108

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10.07	Indemnification	109
10.08	Administrative Agent in Individual Capacity	109
10.09	Successor Administrative Agent	110
10.10	Collateral Matters	110
10.11	Monitoring Responsibility	111
10.12	Certain Agents, etc.	111

ARTICLE XI MISCELLANEOUS		111
11.01	Amendments and Waivers; Replacement of Lenders	111
11.02	Notices	114
11.03	No Waiver; Cumulative Remedies	115
11.04	Costs and Expenses	115
11.05	Indemnity	116
11.06	Payments Set Aside	116
11.07	Successors and Assigns	117
11.08	Confidentiality	121
11.09	Set-off	122
11.10	Intentionally Omitted	122
11.11	Notification of Addresses, Lending Offices, Etc.	122
11.12	Counterparts	122
11.13	Severability	122
11.14	No Third Parties Benefited	123
11.15	Integration	123
11.16	Survival of Representations and Warranties	123
11.17	Governing Law and Jurisdiction	123
11.18	Waiver of Jury Trial	124
11.19	Acknowledgments	124
11.20	Intercreditor Agreement	125
11.21	Intentionally Omitted	125
11.22	Entire Agreement	125
11.23	Existing Obligations	125
11.24	Acknowledgment of Security Interests and Loan Documents	125
11.25	Loan Documents	125
11.26	Acknowledgments, Amendment and Restatement	126
11.27	Patriot Act	126

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SCHEDULES

Schedule A	Tier I and Tier II Account Parties and Credit Limits
Schedule 1.01	Certain Locations, etc.
Schedule 2.01	Committed Line and Committed Line Portion
Schedule 5.01	Contingent Obligations for Taxes and Certain Sales, Transfers and Dispositions
Schedule 6.05	Litigation, and Patent, Trademark, etc. Claims
Schedule 6.07	ERISA Matters
Schedule 6.09	Property
Schedule 6.12	Environmental Matters
Schedule 6.16	Subsidiaries and Equity Investments
Schedule 6.17	Insurance Matters
Schedule 6.20	Filing Jurisdictions
Schedule 7.03(h)	Approved Inventory Holders
Schedule 8.01	Permitted Indebtedness and Liens
Schedule 8.06	Contingent Obligations
Schedule 8.21	Limitations on Dividends and Restricted Payments
Schedule 8.22	Sales and Leasebacks
Schedule 11.02	Lending Offices and Addresses for Notices

EXHIBITS

Exhibit A	Form of Promissory Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Borrowing Base Collateral Position Report
Exhibit F	Form of Net Position Report
Exhibit G	Form of Corporate Certificate
Exhibit H	Form of Subordination Agreement
Exhibit I	Form of Opinion of U.S. Counsel
Exhibit J	Form of Tripartite Agreement
Exhibit K	Form of Opinion of Singapore Counsel

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of September 22, 2010, among INTL COMMODITIES, INC., a Delaware corporation (the “Borrower”), each of the lenders and each other financial institution which may be a party hereto from time to time (individually, a “Lender” and collectively, the “Lenders”), BNP PARIBAS SECURITIES CORP., ABN AMRO BANK N.V. and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as Joint Lead Arrangers (in such capacity, the “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, the “Joint Bookrunners”), BNP PARIBAS, a bank organized under the laws of the Republic of France (“BNP Paribas”), as Administrative Agent for the Lenders and Collateral Agent for itself, the Administrative Agent, the Lenders and Swap Banks (together with its successors in such capacities, the “Administrative Agent”), an Issuing Bank and the Swing Line Lender, ABN AMRO BANK N.V. and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as additional Issuing Banks, and ABN AMRO BANK N.V. and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as Co-Syndication Agents.

WHEREAS, the Borrower and certain of the other parties hereto are parties to a Credit Agreement dated as of April 30, 2007 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”);

WHEREAS, the administrative agent and collateral agent under the Original Credit Agreement has, immediately prior to the effectiveness of this Agreement, assigned to the Administrative Agent all of its rights, remedies and obligations as administrative agent and collateral agent thereunder and under the other Loan Documents (as defined therein); and

WHEREAS, the Borrower and the other parties hereto desire to amend and restate the terms of the Original Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree that the Original Credit Agreement is hereby amended and restated to read in its entirety as provided in the recitals and the introductory paragraph hereto and as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Acceptable Investment Grade Credit Enhancement” means either, (x) a letter of credit or guarantee (in form and substance satisfactory to the Administrative Agent) which is payable in the full amount of the obligation supported thereby, or (y) credit insurance naming the Administrative Agent as sole loss payee covering the related counterparty under the terms of which the credit insurance provider would be obligated to pay at least 90% of the Eligible Account Receivable without setoff, deduction or any defense, in each case ((x) and (y)), issued by an Investment Grade Issuer and in connection with which such Investment Grade Issuer has consented in writing to an assignment of proceeds of such letter of credit or guarantee or credit insurance to the Administrative Agent or otherwise as to which the Administrative Agent has an Agent’s First Lien in the proceeds thereof pursuant to Article 9 of the UCC.

“Account” has the meaning stated in the New York Uniform Commercial Code as in effect from time to time.

“Account Debtor” means a Person who is obligated to the Borrower under an Account of the Borrower.

“Adjusted Pro Rata Share” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Administrative Agent” shall have the meaning given to such term in the preamble hereto.

“Administrative Agent-Related Persons” means the Administrative Agent and any successor agent arising under Section 10.09, together with their respective Affiliates and the officers, directors, employees, agents, advisors and attorneys-in-fact of such Persons and Affiliates.

“Administrative Agent’s Payment Office” means the address for payments set forth on Schedule 11.02 hereto in relation to Administrative Agent, or such other address as Administrative Agent may from time to time specify.

“Advance Maturity Date” means the maturity date of Revolving Loans made hereunder which will be the earliest to occur of (a) the Expiration Date or (b) with respect to any Revolving Loan, a date not to exceed 180 days from the date such Revolving Loan is made.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power either (i) to vote 10% or more of the securities or other equity interests having ordinary voting power for the election of directors or managers of such Person or (ii) to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agency Transfer Agreement” means the Agency Transfer Agreement dated as of the Closing Date among the parties to the Original Credit Agreement and BNP Paribas as successor Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Agent Fee Letter” means the letter agreement dated August 2, 2010 between the Borrower and BNP Paribas.

“Agent’s First Lien” means any valid, perfected, first priority Lien or security interest granted by the Borrower in favor of the Administrative Agent, for the ratable benefit of itself (in such capacity), the Lenders and the Swap Banks, pursuant to a Security Agreement.

“Aggregate Amount” means the Effective Amount of all outstanding Revolving Loans plus the Effective Amount of all L/C Obligations plus the Effective Amount of all outstanding Swing Line Loans.

“Agreement” shall have the meaning given to such term in the preamble hereto.

“AML Laws” shall have the meaning given to such term in Section 6.19(a).

“Applicable Margin” means, as to each Loan, the percentage per annum as set forth below:

Type of Loan	Applicable Margin
Base Rate Loan	1.875%
Eurodollar Rate Loan	2.875	%.

“Approved Brokerage Accounts” means brokerage accounts that are subject to Hedging Assignments maintained by the Borrower with an Eligible Broker for the purpose of allowing the Borrower to engage in the purchase and sale of commodity futures, commodity options, forward or leverage contracts and/or actual or cash commodities, and subject to an Agent’s First Lien, subject only to the applicable broker’s Lien over the account securing only indebtedness of the Borrower to the Broker relating to transactions in such account.

“Approved Fund” means (a) with respect to any Lender, any Bank CLO of such Lender, and (b) with respect to any Lender that is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Inventory Holder” means any warehouse or Person listed in Schedule 7.03(h) hereto, such Schedule to be amended from time to time with the prior written consent of the Borrower and the Required Lenders, provided that (a) if requested by the Administrative Agent or the Required Lenders, the Borrower shall deliver evidence that such warehouse or Person has complied in all material respects with all applicable licensing and other requirements to lawfully operate a public warehouse facility, and (b) the Administrative Agent or the Required Lenders shall have the right in their sole discretion to exclude any such warehouse or Person listed on such Schedule from time to time from “Approved Inventory Holder” upon thirty (30) days’ prior written notice to the Borrower.

“Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the real property, plant, equipment, fixtures, or vehicles (excluding sales of inventory in the ordinary course of business) of Borrower or the Mexican Sub.

“Assignment of Claims Act”: the Federal Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. §3723 et seq.), and any similar state or local laws, as the same now exist or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations or interpretations related thereto.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

“B of A Facility” shall have the meaning given to such term in Section 7.15.

“B of A Facility Agent” shall have the meaning given to such term in Section 7.15.

“B of A Guarantee and Security Agreement” shall have the meaning given to such term in Section 7.15.

“B of A Subordination Agreement” shall mean a subordination agreement duly executed by the B of A Facility Agent providing for, among other things, the subordination of its claims and the claims of the lenders under the B of A Facility and its and their Liens, in each case under the B of A Guarantee and Security Agreement and agreements and documents relating thereto, to all Obligations and to all Liens under the Security Documents, and a 180-day standstill period with respect to exercise of certain remedies by the BofA Facility Agent and such lenders in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Bank CLO”: as to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender.

“Bank Deposit Accounts” means (a) accounts no. 003933344186 and no. 003933344364 in the name of Borrower maintained with Bank of America, N.A. into which collections from the Borrower’s Accounts will be deposited pursuant to Section 7.14 below and which are subject to a Deposit Account Control Agreement, and (b) any other account approved by Administrative Agent which is also subject to a Deposit Account Control Agreement and in each case is subject to an Agent’s First Lien.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means the United States Bankruptcy Code, as amended from time to time (11 U.S.C. § 101, et seq.).

“Base Metals” means aluminum, copper, lead, nickel, magnesium and any other base metal approved in writing by the Required Lenders from time to time and, with respect to ores, concentrates, wire and scrap containing such base metals or manganese, the base metals or manganese content thereof; provided that all scrap must comply with ISRI Specifications.

“Base Rate” means, for any day, a variable rate of interest per annum (rounded upward, if necessary, to the next  1/16 of 1%) equal to the highest of (a) the rate of interest from time to time established by BNP Paribas as its “prime rate” at its principal office in New York City, (b) the Federal Funds Rate plus one-half of one percent (.50%) or (c) one and one half percent (1.50%) in excess of the rate applicable to United States Dollar deposits for a period of three months appearing on Reuters Screen LIBOR01 Page (or other publicly available source providing such quotations as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day or, if such day is not a Business Day, the next preceding Business Day). Such prime rate or base rate is merely a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by BNP Paribas or any Lender.

“Base Rate Loan” means any Loan bearing interest based upon the Base Rate.

“Borrower” shall have the meaning given to such term in the preamble hereto.

“Borrower’s Canadian Security Agreement” means the Security Agreement dated as of June 27, 2008 duly executed by the Borrower and delivered to the Administrative Agent, for the benefit of the Secured Parties (as defined therein) granting to the Administrative Agent, as collateral agent for the Secured Parties (as defined therein) a security interest in and Lien upon all collateral described therein.

“Borrower’s NY Security Agreement” means the Amended and Restated Security Agreement, dated as of the date hereof, duly executed by the Borrower and delivered to the Administrative Agent.

“Borrower’s Singapore Pledge Agreement” means the Amended and Restated Deed, dated as of the date hereof, duly executed by the Borrower and delivered to Administrative Agent.

“Borrower’s UK Security Agreements” means the Amended and Restated Assignments of Account (with respect to each account in which inventory is being held in the United Kingdom) and the Amended and Restated Tripartite Agreements[s], all dated as of the date hereof, duly executed by the Borrower and the other parties thereto and delivered to Administrative Agent.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans made to the Borrower on the same day by the Lenders under Article II.

“Borrowing Base Advance Cap” means at any time an amount equal to the lesser of:

(a)	the Committed Line; and

(b)	the sum of:

(i)	100% of Eligible Cash and Marketable Securities Collateral; plus

(ii)	90% of the Eligible Net Liquidity in Brokerage Accounts; plus

(iii)	90% of the value of Tier I Accounts; plus

(iv)	85% of the value of Tier II Accounts; plus

(v)	85% of the value of Eligible Precious Metals Inventory; plus

(vi)	85% of the value of Eligible Base Metals Inventory; plus

(vii)	85% of the value of Eligible Grain Inventory; plus

(viii)	85% of the value of Eligible Non-U.S. Inventory; plus

(ix)	80% of the value of Contingent Inventory; plus

(x)	80% of the value of Eligible Special Inventory; plus

(xi)	80% of the value of Eligible Airway BL Inventory; plus

(xii)	80% of the value of Eligible Other Metals Inventory; plus

(xiii)	60% of the value of Eligible Mexican Inventory; plus

(xiv)	85% of the value of the sum of any mark to market exposure of each of the Swap Banks which has exposure to the Borrower under Swap Contracts as reported by the Swap Banks, after taking into account any netting by each such Swap Bank in accordance with industry standards, if positive; less

(xv)	110% of the Close-out Amounts to each Swap Bank as to which there is a positive Close-out Amount to such Swap Bank at such time as reported by the Swap Banks.

In no event shall any amounts described in (b)(i) through (b)(xiv) above which may fall into more than one of such categories be counted more than once when making the calculation under paragraph (b) of this definition.

Other than inventory of lead which constitutes Eligible Mexican Inventory, no inventory located in Mexico shall be included in the Borrowing Base Advance Cap.

“Borrowing Base Collateral Position Report” means a report detailing all Collateral which has been or is being used in determining availability for a Loan or Letter of Credit Issuance, such report to be in the form attached hereto as Exhibit E, which shall have attached thereto schedules, all in form and substance acceptable to the Lenders, showing (a) Eligible Cash and Marketable Securities Collateral, and amounts in Approved Brokerage Accounts included in the Borrowing Base Advance Cap, all listed by depositary or broker, (b) Eligible Inventory with additional back-up information showing inventory quantity and type at each location, inventory price, inventory price source and valuation summary (c) Tier I Accounts and Tier II Accounts (net of offsets, counterclaims or other applicable deductions as provided in the definition of “Eligible Accounts Receivable” herein) and agings thereof, (d) statements from Swap Banks reflecting the amount of any mark to market exposure to the Swap Banks whether positive or negative, and (e) summary pages of equity statements relating to all Approved Brokerage Accounts.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Brink’s” means Brink’s Global Services Ltd.

“Business” shall have the meaning given to such term in Section 6.12(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized, or required, by law to close and, in connection with making or continuing Loans as, or converting Loans into, Eurodollar Rate Loans, making any payment of principal of or interest on Eurodollar Rate Loans, or the Borrower giving any notice (or the number of days to elapse after any such notice) in connection with Eurodollar Rate Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures”: for any period with respect to any Person, all expenditures made by such Person during such period that, in accordance with GAAP, should be classified as a capital expenditure and all Capital Lease obligations.

“Capital Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all membership interests in a limited liability company, all partnership interests in a limited partnership, or any and all similar ownership interests in a Person (other than a corporation, limited liability company or limited partnership) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral” means cash in United States Dollars that has been transferred to the Administrative Agent or to an account subject to a Deposit Account Control Agreement with a bank satisfactory to the Administrative Agent to secure repayment of the Obligations and is subject to an Agent’s First Lien.

“Cash Collateralize” means to pledge and deposit with Bank of America or another bank acceptable to the Required Lenders, for the benefit of the Administrative Agent, the Lenders and the Swap Banks, Cash Collateral as collateral for the Obligations pursuant to documentation (including, without limitation, a Deposit Account Control Agreement) in form and substance satisfactory to Administrative Agent and the Lenders.

“Change of Control” means the occurrence of any of the following:

(a) the Parent shall cease to own, directly or indirectly, beneficially and of record or control at least 80% of each class of outstanding Capital Stock of the Borrower and the Mexican Sub, free and clear of all Liens, except any Lien on the Capital Stock of the Borrower and the Mexican Sub granted by Parent to secure obligations under the BofA Facility shall not constitute a Change of Control so long as the BofA Facility Agent shall not have exercised any remedies with respect to any such Capital Stock including, without limitation, exercise of any voting rights, any sale or foreclosure thereof or any notice of sale or foreclosure thereof; or

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), but excluding any employee benefit plan of such person or group or its subsidiaries, or any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities entitled to vote for members of the board of directors or equivalent governing body of the Parent; or

(c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent shall cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Close-out Amount” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived in writing by all Lenders.

“Co-Syndication Agents” shall have the meaning given to such term in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplementary thereto or substituted therefor.

“Collateral” means all assets of the Borrower including, without limitation, all assets of the Borrower over which a Lien has been or will be or is purported to be granted to the Administrative Agent under any of the Security Agreements, all accounts, equipment, chattel paper, inventory, Product in transit, instruments, contract rights, the Bank Deposit Accounts, Borrower’s operating accounts, stock, partnership interests, and general intangibles, whether presently existing or hereafter acquired or created and the proceeds thereof, wherever located.

“Collateral Agent” means BNP Paribas and/or any of its Affiliates, as applicable, including their successors and assigns.

“Collateral Position” means, at any time, the valuation of all assets relating to, and the determination of the total availability under, the Borrowing Base Advance Cap.

“Committed Line” means the aggregate Committed Line Portions of all of the Lenders as set forth on Schedule 2.01 hereto, which shall be $140,000,000 on the Closing Date and shall be subject to reduction in accordance with Section 2.05A hereof.

“Committed Line Portion” means for each Lender the Committed Line Portion assigned to such Lender as set forth on Schedule 2.01, such portion to be adjusted from time to time in accordance with adjustments to the Committed Line and otherwise in accordance with this Agreement.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of the Code, Section 414(m) or (o) of the Code.

“Compliance Certificate” means a certificate, in form attached hereto as Exhibit C, whereby the Borrower certifies that it is in compliance with this Agreement.

“Conduit Lender” means any special purpose corporation organized and administered by any Lender (or an Affiliate of such Lender) for the purpose of making Loans required to be made by such Lender or of funding such Lender’s participation in any unpaid reimbursement obligation with respect to Letters of Credit and designated as its Conduit Lender by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan or a participation in any unpaid reimbursement obligation with respect to Letters of Credit under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan or participation in any unpaid reimbursement obligation with respect to Letters of Credit, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 4.01, 4.02 or 4.04 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any commitment hereunder.

“Consents”: each, consent or authorization of, filing with, notice to or act by or in respect of a Governmental Authority required in connection with the execution, delivery and performance of the Loan Documents, the validity, enforceability, perfection or priority of any Loan Document or Lien granted thereunder, or the exercise of remedies by the Administrative Agent or the Lenders.

“Contingent Inventory” means an amount equal to the undrawn and available Face Amount of any outstanding letter of credit issued in connection with the physical purchase of Products by the Borrower, which Products have not yet been delivered to the Borrower, minus the amount (determined by means of a commercially reasonable method agreed to by the Borrower and the Administrative Agent) of any costs or other liabilities payable under such letter of credit (other than with respect to value of such Products); provided, that (i) the applicable supplier is required to have title to such Products prior to transfer thereof to the Borrower, (ii) such Products are not included as Eligible Inventory, but upon delivery to the Borrower, such Products shall qualify as Eligible Inventory, (iii) the Borrower shall have the absolute and unqualified right to obtain such Products from the applicable supplier, and (iv) the Borrower’s right to acquire such Products shall be subject to an Agent’s First Lien.

“Contingent Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (x) the guaranteeing person or (y) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which obligation by such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other liability or obligation (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds (1) for the payment or discharge of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable maximum amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Borrower (a) converts Loans of one Type to another Type, or (b) continues such Loans as Loans of the same Type, but with a new Interest Period.

“Convey” means to convey, sell, lease, assign, transfer or otherwise dispose of property. The terms “Conveyance” and “Conveyed” shall have a correlative meaning.

“Credit Extension” means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

“Credit Limit” means the maximum amount of Accounts, in the aggregate, owing by a Person to the Borrower which may be treated as Eligible Accounts Receivable with respect to such Person, as indicated on the approved account list as agreed to by the Required Lenders from time to time, which list on the Closing Date shall be set forth on Schedule A attached hereto. Schedule A shall be deemed amended without further action immediately upon the Required Lenders’ approval in writing of any revisions thereto.

“Current Assets” means all assets of the Borrower and the Mexican Sub which would in accordance with GAAP be classified as current assets on a consolidated balance sheet of the Borrower and the Mexican Sub.

“Current Liabilities” means all liabilities of the Borrower and the Mexican Sub which would in accordance with GAAP be classified as current liabilities on a consolidated balance sheet of the Borrower and the Mexican Sub.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Default Period” means, with respect to any Lender, the period during which such Lender is a Defaulting Lender.

“Default Rate” has the meaning specified in Section 2.07(c).

“Defaulting Lender”: at any time, any Lender that (a) within one (1) Business Day after the date when due, has failed to fund any portion of any Loans or participations in Letters of Credit or Swing Line Loans, to the Borrower, the Administrative Agent, any Lender or an Issuing Bank required pursuant to the terms of this Agreement to be funded by such Lender, unless the subject of a good faith dispute; (b) has notified the Borrower, the Administrative Agent, an Issuing Bank, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement, unless the subject of a good faith dispute, or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit; (c) has failed, within one (1) Business Day after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its agreement to make Loans or participate in Letters of Credit or Swing Line Loans; (d) otherwise failed to pay over to the Administrative Agent, an Issuing Bank, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day after the date when due, unless the subject of a good faith dispute; (e) (i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender’s Exposure” has the meaning specified in Section 2.15.

“Deposit Account Control Agreements” means (a) the Deposit Account Control Agreement dated April 30, 2007, among Administrative Agent, Borrower and Bank of America, N.A., and (b) any other Deposit Account Control Agreement (in form and substance acceptable to the Administrative Agent in its sole discretion) pertaining to a Bank Deposit Account.

“Documentary L/C” means a Letter of Credit with a tenor of up to one hundred and eighty (180) days, or any longer period approved by the Lenders, the proceeds of which are intended at the time of Issuance to be used to pay the purchase price in connection with a purchase of Product, and for which the underlying payment obligation of the applicable Issuing Bank is conditioned upon the presentation to such Issuing Bank of certain documents listed in such Letter of Credit.

“Effective Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including changes as a result of expiration or cancellation, any amendments, reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Accounts Receivable” means, at the time of any determination thereof, each of the Borrower’s Accounts as to which the following requirements have been fulfilled to the satisfaction of the Required Lenders:

(a) such Account (i) is the result of a completed sale of Base Metals or Precious Metals on an absolute basis (and not on consignment, sale-and-return, approval or bill and hold basis) to a Tier I Account Party or Tier II Account Party, and (ii) when added to all other outstanding Accounts of the Borrower owing by the same Account Debtor (other than Accounts supported by a letter of credit that constitutes Acceptable Investment Grade Credit Enhancement), is for an amount less than the applicable Credit Limit for such Account Debtor;

(b) Borrower has lawful, absolute and valid title to such Account;

(c) such Account is a valid, legally enforceable obligation of the Person who is obligated under such Account for goods actually delivered to such Account Debtor in the ordinary course of the Borrower’s business;

(d) such Account shall have excluded therefrom any portion that is subject to any dispute, offset, counterclaim, reduction, adjustment, contra account or other claim or defense on the part of the Account Debtor (including, without limitation, offset relating to trade payables, accrued liabilities, net exchange payables and mark-to-market losses (but only when and to the extent that the Borrower’s systems permit it to calculate such mark-to-market losses on an individual Account Debtor basis) and other liabilities and obligations of the Borrower to the Account Debtor) or to any claim on the part of the Account Debtor denying liability under such Account and such Account shall be reduced by any portion thereof representing applicable sales, excise, use or similar taxes; provided, however, that in the event that the portion that is subject to any such dispute, offset, counterclaim, reduction, adjustment, contra account or other claim or defense is supported with a letter of credit issued by an Investment Grade Issuer, such portion supported by the letter of credit shall not be excluded so long as the Borrower determines in good faith that it has a reasonable likelihood of success in connection with such dispute, offset, counterclaim, reduction, adjustment, contra account or other claim or defense;

(e) such Account is not evidenced by any chattel paper, promissory note or other instrument but shall be evidenced by an invoice that has been issued to the applicable Account Debtor and contains notice of the Agent’s First Lien and instructions to the Account Debtor to make all payments to a Bank Deposit Account;

(f) such Account is subject to an Agent’s First Lien, prior to the rights of, and enforceable as such against, any other Person, and such Account is not subject to any other security interest or Lien in favor of any Person, except Liens permitted under paragraphs (a)(ii) and (b) of Section 8.01 hereof;

(g) such Account shall have excluded therefrom any portion which is not payable in United States Dollars;

(h) such Account shall be evidenced by an invoice that has been issued to the applicable Account Debtor and such Account has been in existence (i) for 10 days or less from the date of issuance of the related invoice if relating to Precious Metals (except as specified (or deemed specified) on Schedule A hereto), or (ii) for 90 days or less from the date of issuance of the related invoice if relating to Base Metals, provided that invoices relating to Base Metals shall not have a due date more than 60 days from the date of issuance and the Account shall not be more than 30 days past due;

(i) no Account Debtor in respect of such Account is an Affiliate of the Borrower;

(j) except if listed on Schedule A or if approved by the Required Lenders as a Tier I Account Party or Tier II Account Party, no Account Debtor in respect of such Account is incorporated in or primarily conducting business in any jurisdiction outside of the U.S. or Canada;

(k) no Account Debtor, or guarantor of such Account Debtor’s obligations with respect to such Account, in respect of such Account (i) is insolvent, or generally fails to pay, or admits in writing its inability to pay its debts as they become due, whether at stated maturity or otherwise, or (ii) commences any Insolvency Proceeding with respect to itself; or (iii) has had an Insolvency Proceeding commenced or filed against it;

(l) the Account Debtor of such Account shall not be a Governmental Authority unless all actions required under any Assignment of Claims Act, as amended, if any, applicable to such Account and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Administrative Agent under the Security Agreements;

(m) such Account complies with all applicable Laws to which such Account and the Borrower are subject;

(n) the Account Debtor is not in contractual default on any other Indebtedness or obligation to the Borrower or the Mexican Sub, which constitutes more than 10% of the total amount of its obligations owed to the Borrower, and the Borrower has no other reason to anticipate that any such other Indebtedness or other obligation or newly arising Indebtedness or other obligation of such Account Debtor, in each case in excess of such 10% threshold, will not be paid when due;

(o) the Account Debtor of such Account (a) purchased the goods giving rise to the relevant Account in an arm’s length bona fide transaction conducted in the ordinary course of business in compliance with all applicable Laws, and (b) is not determined by the Required Lenders (in their sole discretion) to be uncreditworthy unless the obligations of such Account Debtor under such Account are supported in full by Acceptable Investment Grade Credit Enhancement;

(p) such Account is reduced by any prepayment or cash margin deposit received by the Borrower; and

(q) such Account is not otherwise determined, in the sole discretion of the Administrative Agent or Required Lenders exercised consistently with past practices, to be ineligible.

Without limitation of the foregoing, for purposes of applying the above requirements for determining an Eligible Account Receivable, if the Administrative Agent requests the approval of a Lender to treat an Account as an Eligible Account Receivable, and such Lender does not respond to Administrative Agent within five (5) Business Days of the receipt of such written request, such Lender shall be deemed to have approved the treatment of the Account as an Eligible Account Receivable.

Notwithstanding the foregoing, if any Eligible Account Receivable shall have been sold pursuant to a Permitted Receivables Sale Transaction, the purchaser thereunder is an Investment Grade Issuer and such purchaser is unconditionally obligated to pay the purchase price within five (5) Business Days from the purchase date, the Borrower shall be permitted to continue to include such Eligible Account Receivable in the Borrowing Base Advance Cap during such period of five (5) Business Days but, for the avoidance of doubt, the Borrower shall not be permitted to continue to include such Eligible Account Receivable after such purchaser has paid such purchase price.

“Eligible Airway BL Inventory” means inventory of Precious Metals of the Borrower which is valued in the same manner as Eligible Inventory and would constitute Eligible Precious Metals Inventory but for the fact that:

(a) paragraph (m) of the definition of Eligible Inventory may not have been satisfied; and

(b) such inventory is not at a location mentioned in clause (d) of the definition of Eligible Inventory,

provided that (i) such inventory is (w) in the possession and under the control of Brink’s Global Services UK, G4S International UK LTD, DNATA (a Dubai corporation trading as “Transguard”) VIA MAT INTERNATIONAL LTD, VMI USA INC, VMI GMBH, VMI HONG KONG LTD, ERK ARMOURED GUVENLUK HIZMETLERI A.S., ERK TRANSPORT LTS ST or any other precious metals carrier acceptable to the Administrative Agent and the Required Lenders, (x) on or in transit to or from an airplane, and (y) covered by an airway bill of lading, and, in each case upon delivery, it will constitute Eligible Precious Metals Inventory, Eligible Non-U.S. Inventory or Eligible Special Metals Inventory and (ii) if requested by the Administrative Agent or the Required Lenders, the Administrative Agent shall have received a copy of the applicable airway bill of lading. The aggregate amount of Eligible Airway BL Inventory included in the Borrowing Base Advance Cap at any time shall not exceed $20,000,000, after application of the applicable advance rate. Any inventory that meets the requirements of Eligible Airway BL Inventory shall qualify as Eligible Airway BL Inventory for a maximum of five (5) days from the date it first meets such requirements.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000.00; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00; provided, however, that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial lending and that is (i) a Subsidiary of a Lender (or bank referred to in the preceding clauses (a) or (b) without regard to the proviso in clause (b)), (ii) a Subsidiary of a Person of which a Lender (or bank referred to in the preceding clauses (a) or (b) without regard to the proviso in clause (b)), is a Subsidiary, or (iii) a Person of which a Lender (or bank referred to in the preceding clauses (a) or (b) without regard to the proviso in clause (b)) is a Subsidiary; (d) any Person upon which Administrative Agent and Borrower have agreed (except that the Borrower’s consent shall not be required if an Event of Default has occurred and is continuing) may serve as an Eligible Assignee; and (e) any Approved Fund of a Lender or an Affiliate thereof; provided, that none of the Borrower, the Mexican Sub or their Affiliates may be an Eligible Assignee.

“Eligible Base Metals Inventory” means Eligible Inventory consisting of Base Metals, that (i) has been hedged pursuant to a commodities contract held in a commodities account that is subject to a Hedging Assignment granting an Agent’s First Lien in the underlying account or any other commodities account with a broker listed on Schedule 1.01 or approved by the Required Lenders, or (ii) is subject to a valid forward fixed price sale contract to a Tier I Account Party, Tier II Account Party or another purchaser reasonably acceptable to the Required Lenders and the Borrower’s rights thereunder are subject to an Agent’s First Lien, provided that if such Base Metals constitute the metals content of ores, concentrates, wire or scrap, such ores, concentrates, wire or scrap shall have been sold in the same form pursuant to a contract referred to in clause (ii) above.

“Eligible Broker” means any broker approved in writing by Administrative Agent and the Required Lenders.

“Eligible Cash and Marketable Securities Collateral” means U.S. Dollar deposits of the Borrower with the Administrative Agent or Marketable Securities of the Borrower which have been deposited with the Administrative Agent and in each case pledged to the Administrative Agent as collateral for the Obligations and in each case subject to an Agent’s First Lien, subject only to Permitted Financial Management Liens, and no other Liens, provided that, the amount of Eligible Cash and Marketable Securities Collateral, if any, included in the Borrowing Base Advance Cap shall be net of the aggregate amount secured by such Permitted Financial Management Liens. In addition, in the event that any such deposits or Marketable Securities are held at a financial institution other than the Administrative Agent, then with the prior consent of the Administrative Agent, such deposits and Marketable Securities may constitute Eligible Cash and Marketable Securities Collateral if the deposit account or securities account to which such assets are credited is (a) subject to an Agent’s First Lien, subject only to any Permitted Financial Management Liens which have been netted as provided in the preceding sentence, and no other Liens, and (b) subject to a Deposit Account Control Agreement (in the case of deposits) or a securities account control agreement in form and substance acceptable to the Administrative Agent in its sole discretion (in the case of Marketable Securities), among the Borrower, the Administrative Agent and the financial institution maintaining such deposit account or securities account, provided that if funds on deposit with Bank of America, N.A. shall be invested on an overnight basis in Marketable Securities referred to in clause (a) of the definition thereof which are held by and subject to a repurchase obligation of Bank of America, N.A. on the next Business Day, such investments shall be deemed to be Eligible Cash and Marketable Securities Collateral so long as the Deposit Account Control Agreement executed by Bank of America, N.A. shall contain waivers of setoff and other provisions relating to such investments and the repurchase obligations satisfactory to the Required Lenders in their sole discretion. For the avoidance of doubt, Eligible Cash and Marketable Securities Collateral shall not include Cash Collateral in which a Lien permitted under Section 8.01(j) has been granted by the Borrower in order to secure the margin requirements of a swap contract.

“Eligible Grain Inventory” means inventory consisting of Grain, valued on a market basis, which meets all of the requirements of Eligible Inventory, except such Grain is located at a location listed on Schedule 1.01 or another location approved by the Required Lenders, each of which locations is duly licensed by the USDA or a regulatory authority of the state having jurisdiction thereof, and has received all Consents of, all Government Authorities necessary for storage of Grain. In addition, Grain included as Eligible Grain Inventory must meet the following requirements:

(a) the Borrower has paid the supplier of such Inventory the full purchase price thereof;

(b) the Grain is represented by a negotiable warehouse receipt in the possession of the Borrower;

(c) the Grain is not allocable to a contract with the United States of America or any instrumentality thereof, unless the Borrower has duly assigned its rights to payment for such Inventory to the Administrative Agent for the ratable benefit of the Lenders and Swap Banks pursuant to the Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. §3723 et seq.);

(d) the Grain has not been acquired under a “repo”, lease or similar transaction unless the Borrower has delivered to the Administrative Agent such documents, including legal opinions, evidencing the Borrower’s good, valid and marketable title, free and clear of Liens, as may be requested by the Required Lenders;

(e) such inventory either (i) has been hedged pursuant to a commodities contract held in a commodities account that is subject to a Hedging Assignment granting an Agent’s First Lien in the underlying account or any other commodities account with a broker listed on Schedule 1.01 or approved by the Required Lenders, or (ii) is subject to a valid fixed price forward sale contract to a Tier I Account Party, Tier II Account Party or another purchaser reasonably acceptable to the Required Lenders and the Borrower’s rights thereunder are subject to an Agent’s First Lien;

(f) the Borrower has not received any Food Security Act Notice with respect to such Inventory or assets that would include all or any part of such Inventory, and the Borrower has performed satisfactory searches in the required filing offices to confirm the absence of any Lien, trust or other claim referred to in Section 6.23;

(g) the Borrower has taken all other actions as may be necessary to assure that such Inventory was purchased by it free and clear of any Liens or claims of the supplier or any secured creditor with respect to such supplier; and

(h) the aggregate amount of Eligible Grain Inventory included in the Borrowing Base Advance Cap at any time shall not exceed $50,000,000 after application of the applicable advance rates.

“Eligible Inventory” means, at the time of determination thereof, all of the Borrower’s inventory of Products valued at current market (as determined from a published source acceptable to the Required Lenders in their sole discretion) as to which the following requirements have been fulfilled to the satisfaction of the Required Lenders:

(a) the inventory is owned by the Borrower and the Borrower has good, valid, absolute and marketable title free and clear of all Liens, except Liens permitted under paragraphs (a)(ii), (b)(i) and (d) of Section 8.01 hereof;

(b) the inventory has not been identified to deliveries with the result that a buyer would have rights to the inventory that would be superior to the Agent’s First Lien, nor shall such inventory have become the subject of a customer’s ownership (other than a lessee’s leasehold interest in respect of Permitted Leases) or Lien;

(c) the inventory is held for resale in the ordinary course of business of the Borrower;

(d) the inventory (i) is located in the United States or Ontario or New Brunswick, Canada, or (ii) is in transit located on an oceangoing vessel in the United States or in international waters and such inventory is evidenced by full set 3/3 on board ocean negotiable bills of lading issued and duly negotiated to the Borrower or to order, blank endorsed, and in each case located in the United States and in the possession or under the control of the Borrower or its agent in the United States and, in each case, the issuer is acceptable to the Administrative Agent;

(e) the entire amount of the inventory is currently insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates and (except for Precious Metals that are subject to Permitted Leases) Administrative Agent, for the benefit of itself, the Lenders and the Swap Banks, has been named as an additional insured and loss payee under all such policies, without liability for premiums or similar obligations;

(f) the inventory was acquired by the Borrower in the ordinary course of business from a Person that is not an Affiliate of the Borrower;

(g) the Borrower has the full and unqualified right to assign and grant an Agent’s First Lien on such inventory;

(h) the inventory is not obsolete or damaged and is merchantable and currently saleable in the normal course of the Borrower’s business (except that Precious Metals which are leased under Permitted Leases are subject to the lessee’s rights under such Permitted Lease);

(i) the inventory is not intended to be returned to vendors;

(j) the inventory was not purchased on consignment or a bill and hold basis, and is not returned or repossessed goods;

(k) the inventory is not subject to a reclamation claim by the supplier;

(l) the inventory is in compliance with all standards imposed by any Governmental Authority;

(m) the inventory is subject to an Agent’s First Lien pursuant to the Loan Documents;

(n) the inventory has not given rise to an account receivable;

(o) if requested by the Required Lenders, the Borrower shall have delivered to the Administrative Agent and the Lenders an agreement duly executed by the depositary or custodian requiring the depositary or custodian to comply with directions of the Administrative Agent upon notice from the Administrative Agent; and

(p) the Inventory has not otherwise been determined, in the sole discretion of the Administrative Agent or the Required Lenders, to be ineligible.

Without limitation of the foregoing, for purposes of applying the above requirements for determining Eligible Inventory, if the Administrative Agent requests the approval of a Lender to treat inventory as Eligible Inventory, and such Lender does not respond to the Administrative Agent within five (5) Business Days of the receipt of such written request, such Lender shall be deemed to have approved the treatment of the inventory as Eligible Inventory.

“Eligible Mexican Inventory” means inventory of lead (including, without limitation, the lead content of batteries or other materials containing lead which are purchased and sold for their lead content in the ordinary course of business) of the Borrower located in Mexico, valued at the lower of cost or market, which would constitute Eligible Inventory but for the fact that paragraph (m) of the definition thereof may not have been satisfied. The aggregate amount of Eligible Mexican Inventory included in the Borrowing Base Advance Cap at any time shall not exceed $5,000,000, before application of the applicable advance rate.

“Eligible Net Liquidity in Brokerage Accounts” means, as of any date of determination, the aggregate value of “net equity” or “net liquidity value” however designated of Approved Brokerage Accounts, not to exceed the amount that would be available for withdrawal upon closing such account and liquidation of all open positions at current market values, as reported in the account statements for the relevant Approved Brokerage Accounts, less any amounts due to the applicable Broker in respect of which such Broker has a Lien with superior rights to the Lien of the Lenders.

“Eligible Non – U.S. Inventory” means inventory consisting of Base Metals or Precious Metals, which is valued in the same manner as Eligible Inventory and meets all of the requirements of Eligible Base Metals Inventory or Eligible Precious Metals Inventory, except such inventory is located at a location of an Approved Inventory Holder in a jurisdiction other than the United States and Ontario or New Brunswick, Canada, and the Borrower shall have (x) delivered to the Administrative Agent and the Lenders a duly executed security agreement, an agreement duly executed by the depositary or custodian requiring, among other things, the depositary or custodian to comply with directions of the Administrative Agent upon notice from the Administrative Agent and/or other documentation requested by the Administrative Agent or the Required Lenders in their discretion as may be necessary or advisable to provide an Agent’s First Lien (or the equivalent under local law) in the related Collateral located in such jurisdiction; (y) delivered to the Administrative Agent and the Lenders evidence of the filing with all necessary Governmental Authorities of financing statements or other registrations of pledge or Lien which may be requested by the Administrative Agent or the Required Lenders in their discretion; and (z) other than in respect of Collateral located in Canada and the United Kingdom, upon request of the Administrative Agent or Required Lenders delivered to the Administrative Agent and the Lenders an opinion or opinions of counsel to the Borrower (or, if the Administrative Agent shall agree, counsel to the Administrative Agent) licensed to practice in said jurisdiction opining as to the attachment and perfection of the related security interest and any other matters reasonably requested by Administrative Agent and the Required Lenders.

“Eligible Other Metals Inventory” means Eligible Inventory consisting of Base Metals or Precious Metals, valued at the lower of cost or market, that does not meet the criteria to be included as Eligible Precious Metals Inventory or Eligible Base Metals Inventory, solely because it does not comply with either clause (i) or (ii) of the definitions thereof, provided, that the aggregate amount of Eligible Other Metals Inventory included in the Borrowing Base Advance Cap at any time shall not exceed $5,000,000 before application of the applicable advance rate.

“Eligible Precious Metals Inventory” means Eligible Inventory consisting of Precious Metals that (i) has been hedged pursuant to a commodities contract held in a commodities account that is subject to a Hedging Assignment granting an Agent’s First Lien in the underlying account or any other commodities account with a broker listed on Schedule 1.01 or approved by the Required Lenders, or (ii) is subject to a valid forward fixed price sale contract to a Tier I Account Party, Tier II Account Party or another purchaser reasonably acceptable to the Required Lenders and the Borrower’s rights thereunder are subject to an Agent’s First Lien.

“Eligible Special Inventory” means inventory consisting of Precious Metals or Base Metals that does not meet the requirements of Eligible Non-U.S. Inventory, that is valued in the same manner as Eligible Inventory and that would constitute Eligible Precious Metals Inventory or Eligible Base Metals Inventory but for the fact that (a) paragraph (m) of the definition of Eligible Inventory may not have been satisfied, and (b) such inventory is not at a location mentioned in paragraph (d) of the definition of Eligible Inventory; provided that:

(A) such inventory is in transit to or in the possession and under the control of an Approved Inventory Holder,

(B) the aggregate amount of such inventory in transit to or located in any one country included in the Borrowing Base Advance Cap at any time shall not exceed $10,000,000 after application of the applicable advance rate, and

(C) the Administrative Agent shall have received such documentation relating thereto as the Required Lenders shall reasonably request at any time and from time to time, and

(D) the aggregate amount of Eligible Special Inventory plus Eligible Airway BL Inventory included in the Borrowing Base Advance Cap at any time shall not exceed $50,000,000 after application of the applicable advance rates.

“Environmental Laws”: any and all Laws concerning the environment or health and safety (including without limitation regulating, relating to or imposing liability on standards of conduct concerning Materials of Environmental Concern) which are in existence now or in the future and are binding at any time on any Loan Party in the relevant jurisdiction in which such Loan Party has been or is operating (including by the export of its products or its waste to that jurisdiction).

“Environmental Permits”: any permit, license, consent, approval and other authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Loan Party conducted on or from the properties owned or operated by such Loan Party.

“Equity” means the sum of (a) the Borrower’s and the Mexican Sub’s consolidated assets, determined in accordance with GAAP, less (b) the Borrower’s and the Mexican Sub’s consolidated liabilities, determined in accordance with GAAP, excluding Subordinated Debt, less (c) net amounts due from employees, owners and Affiliates (calculated as the sum of the positive net amounts due from each such Person without offset for amounts due to any other Person), except any such amount due from employees, owners or Affiliates the payment of which is fully and unconditionally guaranteed by the Parent to the Borrower, less (d) investments in Capital Stock, less (e) all goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof and other similar intangibles, less (f) all prepaid expenses, deferred charges or unamortized debt discount and expense, less (g) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement, defeasance or prepayment of any Capital Stock or Indebtedness, less (h) any write-up in the book value of any long-term asset resulting from a revaluation thereof, less (i) any balance sheet items not included in clauses (e) through (h) above which are treated as intangibles in conformity with GAAP, and adjusted to reflect the Net Accounting Adjustment.

“ERISA” means the Employee Retirement Income Security Act of 1974 (as amended from time to time), and regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Insolvency” means with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“ERISA Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Eurodollar Effective Amount” means the principal amount of a Eurodollar Rate Loan.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum equal to:

(a) the rate of interest (rounded upwards, if necessary, to the nearest  1/16 of 1%) for such Interest Period as determined by the Administrative Agent appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page on that service or any substitute service providing comparable rate quotations to those currently provided, as determined by the Administrative Agent from time to time) as the London interbank offered rate for deposits in United States Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period; provided that if such rate is not available at such time for any reason, such rate of interest shall be the rate of interest determined by the Administrative Agent at which deposits in U.S. Dollars in an amount comparable to its Eurodollar Rate Loan are offered for the relevant Interest Period to BNP Paribas in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period, as of 11:00 a.m. (New York City time) on the applicable interest rate determination date, divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the daily average maximum rates (expressed as a decimal) of reserve requirements in effect during such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the FRB or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB) which are required to be maintained by a member bank of the Federal Reserve System,

(such rate to be adjusted to the nearest one sixteenth of one percent ( 1/16 of 1%) or, if there is not a nearest one sixteenth of one percent ( 1/16 of 1%), to the next higher one sixteenth of one percent ( 1/16 of 1%).

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and regulations promulgated thereunder.

“Exchange Deliverable” means a Product that meets the LME, NYMEX or other applicable commodity exchange’s contract specifications for delivery at an LME, NYMEX or other applicable commodity exchange’s approved delivery point.

“Executive Order” shall have the meaning given to such term in Section 6.19(a).

“Existing Loan Documents”: shall have the meaning given to such term in Section 11.23.

“Expiration Date” means the earliest to occur of:

(a)	September 21, 2011; and

(b)	the date on which the Committed Line is terminated in accordance with Section 9.02.

“Face Amount” means, with respect to any Letter of Credit or any other letter of credit referred to herein, the maximum aggregate amount the applicable Issuing Bank (or, with respect to any other letter of credit, the issuing bank of such letter of credit) may be obligated to pay to the beneficiary pursuant to the terms of such Letter of Credit or other letter of credit and which, with respect to any Letter of Credit or other letter of credit providing for a tolerance, shall equal the sum of such face amount plus the amount of tolerance provided therein.

“Farm Products” shall mean all of the Borrower’s and the Mexican Sub’s now owned or hereafter existing or acquired farm products of every kind and nature, including without limitation, crops, livestock and supplies used or produced in farming operations, and products of crops or livestock, wherever located, including farm products (as such term is defined in the Food Security Act and/or the UCC).

“Farm Products Sellers” shall mean, individually and collectively, sellers or suppliers to the Borrower and/or the Mexican Sub of any Farm Product.

“FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

“Federal Funds Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rates are not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means the Agent Fee Letter and the Joint Lead Arrangers Fee Letter.

“Fitch” means Fitch Ratings Ltd. or any successor to its rating agency business.

“Food Security Act” shall mean the Food Security Act of 1985, 7 U.S.C. Section 1631 et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Food Security Act Notice” has the meaning given such term in Section 6.23.

“Foreign Lender” has the meaning given to such term in Section 4.01(e).

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Grain” means corn, wheat, soybeans and oats.

“Guarantor Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, income, condition (financial or otherwise) or prospects of the Parent or the Parent and its Subsidiaries taken as a whole; or (b) a material impairment of the ability of the Parent to perform its obligations under any Loan Document to which it is a party.

“Hedgeable Metals” means those Base Metals together with gold, silver, platinum and palladium which are a type traded on a commodities exchange for such metals recognized in the commodities trading industry and reasonably satisfactory to the Required Lenders.

“Hedging Assignment” means a security agreement among Borrower, Administrative Agent and an Eligible Broker relating to the collateral assignment to Administrative Agent, as collateral agent for the benefit of the Administrative Agent, the Lenders and the Swap Banks of all sums owing from time to time to Borrower with respect to any Approved Brokerage Accounts maintained by Borrower, such agreement to be substantially in the form attached hereto as Exhibit J or in other form and substance acceptable to the Administrative Agent in its sole discretion.

“Honor Date” has the meaning specified in Section 3.03(b).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities); (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than non-interest bearing trade payables incurred in the ordinary course of business on ordinary terms and which are not overdue by more than 30 days); (c) all reimbursement or payment obligations (contingent or otherwise) with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to Capital Leases; (g) all obligations with respect to Swap Contracts; (h) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment thereof; (i) all preferred Capital Stock of such Person, (j) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of a balance sheet of such Person as of the date at which Indebtedness is to be determined (other than accounts payable excluded under clause (b) above); (k) all indebtedness and obligations of such Person, whether absolute or contingent, under repurchase transactions with respect to Grain or other grains in which it has an obligation to repurchase Grain or other grains at a later date or upon demand of the other party and (l) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above. The amount of any Indebtedness under clause (h) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to or which may become subject to the relevant Lien.

“Indemnified Liabilities” has the meaning given to such term in Section 11.05.

“Indemnitees” has the meaning given to such term in Section 11.05.

“Information” has the meaning given to such term in Section 11.08.

“Insolvency Proceeding” means, with respect to any Person (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” shall have the meaning given to such term in Section 6.15.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the date hereof, among the Lenders relating to the sharing of Collateral with and among the Swap Banks.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each month, (b) as to any Loan other than a Base Rate Loan, the last day of each Interest Period therefor, provided that, if an Interest Period is in excess of one month, interest shall be payable monthly, (c) if prior to the date otherwise applicable under clause (a) or (b) of this definition, the date of payment or prepayment of such Loan or the conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or converted), and (d) if prior to the date otherwise applicable under clause (a), (b) or (c) of this definition, the Advance Maturity Date and the Expiration Date.

“Interest Period” means, as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation as the ending date thereof, which shall be a period of one or two weeks or one, two, three, four, five or six months thereafter; provided, however, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period of one month or more pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the earliest of (i) the Advance Maturity Date for such Eurodollar Loan and (ii) the Expiration Date.

“Investment Grade” means, with respect to any Person, that the long term senior unsecured credit rating of such Person (without taking into account any independent credit enhancement) is BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Investment Grade Issuer” means a bank, financial institution or credit insurer, as the case may be, that is acceptable to the Administrative Agent in its discretion, is rated Investment Grade and is not an Affiliate of the Borrower.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“ISRI Specifications” means guidelines and specifications promulgated by the Institute of Scrap Recycling Industries, Inc. or any successor.

“Issuance Date” means the date on which any Letter of Credit is actually issued hereunder.

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, or otherwise amend, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuance Cap” means with respect to the obligation of an Issuing Bank to Issue any Letter of Credit under this Agreement, the maximum permitted aggregate outstanding amount of L/C Obligations attributable to Letters of Credit Issued by such Issuing Bank, as shall be agreed upon by each Issuing Bank, the Borrower and the Administrative Agent in writing upon any new Issuing Bank becoming an Issuing Bank. As of the Closing Date, BNP Paribas, ABN AMRO Bank N.V. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.,“Rabobank Nederland”, New York Branch each has an Issuance Cap in an amount equal to $20,000,000. The Issuance Cap for each Issuing Bank shall be reduced, in its sole discretion, ratably by all such reducing Issuing Banks in accordance with their Issuance Caps prior to such reduction, by all or any part of the amount of the Issuance Cap of each new Issuing Bank. The Issuance Caps may be modified in accordance with the agreements referred to in and the terms of this definition without regard to Section 11.01 of this Agreement.

“Issuing Bank” means (a) BNP Paribas, ABN AMRO Bank N.V. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.,“Rabobank Nederland”, New York Branch, (b) subject to the agreement of the Borrower, the Administrative Agent and such other Lender, any other Lender, (c) any office, branch or affiliate designated by the applicable Issuing Bank, and (d) any successor Issuing Bank pursuant to the terms of this Agreement.

“ISP” means International Standby Practices ISP98, International Chamber of Commerce Publication No. 590, as from time to time amended, modified or supplemented.

“Joint Lead Arrangers” shall have the meaning given to such term in the preamble hereto.

“Joint Lead Bookrunners” shall have the meaning given to such term in the preamble hereto.

“Joint Lead Arrangers Fee Letter” means the letter agreement dated July 30, 2010, as amended by a letter agreement dated August 25, 2010, between the Borrower and the Joint Lead Arrangers.

“L/C Application” means an application form for Issuances of Standby L/Cs or Documentary L/Cs as shall at any time be in use by the applicable Issuing Bank, as the Issuing Bank shall request.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit, which extension of credit shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under Section 3.03.

“L/C Obligations” means at any time the sum of (a) the aggregate Face Amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications and any other document relating to any Letter of Credit, including, but not limited to, the applicable Issuing Bank’s standard form documents for letter of credit issuances.

“L/C Cap” means the cap upon L/C Obligations with respect to all Letters of Credit which shall be an amount equal to $20,000,000.

“L/C Cap for Standbys” means the cap upon L/C Obligations relating to Standby L/Cs, which shall be the lesser of (a) $20,000,000 or (b) twenty percent (20%) of the Borrowing Base Advance Cap then in effect.

“Lenders” shall initially mean the Lenders identified on the signature pages hereto and their successors and assigns. At such time as additional lending institutions are added to this Agreement, either through an amendment to this Agreement or through an Assignment and Acceptance in accordance with Section 11.07 hereof, the term “Lenders” shall mean the Lenders identified on the signature pages hereto and their successors and assigns and each such additional lending institution and its successors and assigns. References to the “Lenders” shall include BNP Paribas in its capacities as an Issuing Bank and the Swing Line Lender and each other Issuing Bank.

“Leverage Ratio” means a ratio of (i) all Obligations (including, without limitation, L/C Obligations) plus obligations under grain repo agreements which should be treated as liabilities on a balance sheet of the Borrower in accordance with GAAP to (ii) Equity.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” on Schedule 11.02, or such other office or offices as such Lender may from time to time notify the Borrower and Administrative Agent.

“Letters of Credit” means any letters of credit (whether Standby L/Cs or Documentary L/Cs) Issued by an Issuing Bank pursuant to Article III.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge, encumbrance, or lien, statutory or other, in respect of any property, or any preference, priority or other preferential arrangement of any kind or nature whatsoever having or intended to have similar effect (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing), or the filing of any financing statement under the Uniform Commercial Code or any comparable law.

“LME” means the London Metal Exchange.

“Loan” means any extension of credit by a Lender to the Borrower under Article II or Article III in the form of a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Notes, the Security Agreements, the Parent Guaranty, any subordination agreement with respect to Subordinated Debt, the L/C-Related Documents, the fee letters (including, without limitation, the Fee Letters) and all other documents delivered to Administrative Agent or any Lender in connection herewith.

“Loan Parties” means the Borrower, the Parent and the Mexican Sub.

“Long Position” shall mean the aggregate amount of any Product (measured in units relevant to such Product as determined by the Borrower consistent with past practice) which is either held in inventory by the Borrower or which the Borrower has contracted to purchase (whether by purchase of a contract on a commodities exchange or otherwise), or which the Borrower will receive on exchange or the notional amount of such units under an over-the-counter derivative contract including, without limitation, all Swap Contracts, whether or not intended to be settled by physical delivery, all option contracts representing the obligation of the Borrower to purchase such Product at the option of a third party, and all option contracts under which the Borrower has the right to purchase such Product at a price lower than the current market price as of the date of calculation of the Long Position, except as to any of the foregoing where the purchase price is a floating market price. Long Positions will be expressed as a positive number.

“Marketable Securities” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the U.S. government or by an instrumentality or agency of the U.S. government having the same credit rating as the U.S. government, (b) certificates of deposit with maturities of 90 days or less from the date of acquisition and overnight deposits of any Lender or of any commercial bank rated at least A-1 or the equivalent thereof by S&P, P-1 or the equivalent thereof by Moody’s or F-1 or the equivalent thereof by Fitch with capital and surplus of not less than $1,000,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States government, (d) commercial paper of a U.S. domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the U.S., by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A2 by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, income, condition (financial or otherwise) or prospects of the Borrower and the Mexican Sub taken as a whole; (b) a material adverse change in or effect on, or impairment of, the ability of the Borrower and the Mexican Sub, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, to perform their obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon or change in the legality, validity, binding effect or enforceability of any Loan Document or of the rights, benefits or remedies of the Administrative Agent or the Lenders under this Agreement or the other Loan Documents.

“Material Subsidiary” means, with respect to the Parent, any Subsidiary of the Parent that has Parent Unrestricted Liquidity or assets as of the end of the then most recently ended fiscal quarter or net income for the fiscal quarter then most recently ended equal to or greater than 5% of Parent Unrestricted Liquidity or the Parent’s consolidated assets at such date or 5% of the Parent’s consolidated net income for such period, provided that if Subsidiaries that are not Material Subsidiaries have in the aggregate Parent Unrestricted Liquidity, assets or net income equal to or greater than 10% of the Parent Unrestricted Liquidity, the consolidated assets of the Parent or the Parent’s consolidated net income at such date or for such period, then the Parent shall designate one or more such Subsidiaries as Material Subsidiaries such that after giving effect thereto, the Subsidiaries of the Parent that are not Material Subsidiaries have in the aggregate less than 10% of Parent Unrestricted Liquidity, the Parent’s consolidated assets and the Parent’s consolidated net income at such date and for such period.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“Maximum Rate” shall have the meaning given to such term in Section 2.07(d).

“Mexican Sub” means INTL Commodities Mexico S de RL de CV.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA and which is subject to Title IV of ERISA.

“Net Accounting Adjustment” means, with respect to the Borrower, the adjustment to the GAAP valuation of inventory and contracts for the purchase or sale of inventory made to reflect the market value of the applicable inventory or inventory under such contracts in accordance with the Borrower’s policy with respect to such adjustments as previously used by the Borrower.

“Net Cash Proceeds” means the cash proceeds (including, without limitation, payment under any promissory note, deferred payment obligation or receivable, as and when received) of an Asset Disposition remaining after deduction of all costs and expenses relating to such Asset Disposition including legal, accounting and other expert fees and taxes relating thereto.

“Net Position” shall mean the absolute value of the net of all Long Positions and Short Positions of the Borrower.

“Net Position Report” means a certificate, executed by a Responsible Officer of the Borrower and substantially in the form of Exhibit F hereto.

“Nominated Persons” shall have the meaning given to such term in the UCC.

“Non-Consenting Lender” shall have the meaning given to such term in Section 11.01(e).

“Non-Defaulting Lenders” means all Lenders other than Defaulting Lenders.

“Notes” means the promissory notes executed by the Borrower in favor of a Lender pursuant to Section 2.02(b), substantially in the form of Exhibit A hereto. A Note will be issued (upon request) by the Borrower to each entity that becomes a Lender hereunder from time to time, but will not be issued to Participants of a Lender.

“Notice of Borrowing” means the applicable notice in substantially the form of Exhibit B-1.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B-2.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means (a) the unpaid principal amount of, and interest (including interest accruing after the maturity of the Loans and L/C Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and L/C Obligations, and all other advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to any Lender, or any affiliate of any Lender, Administrative Agent, or any Indemnitee, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Loan Documents) or otherwise and including without limitation overdraft costs arising as a result of transfers of funds made through the automated clearinghouse system and all obligations of the Borrower under Revolving Loans and Swing Line Loans and all obligations of the Borrower arising from Letters of Credit, excluding any of the foregoing referred to in clause (b) hereof, and (b) all indebtedness, liabilities and obligations owing by Borrower to any Swap Bank under a Swap Contract, whether due or to become due, absolute or contingent, or now existing or hereafter arising. For purposes of determining the amount of the Borrower’s Obligations under a Swap Contract, the amount of such Obligation shall be an amount equal to the Close-out Amount with respect to such Swap Contract.

“OFAC” shall have the meaning given to such term in Section 6.19(b)(v).

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any general partnership, the partnership agreement, (c) for any limited liability company, the articles of organization and all other documents or filings as may be required by the Secretary of State (or other applicable governmental agency) in the state of such limited liability company’s formation and its operating or limited liability company agreement, (d) for any limited partnership, its certificate of limited partnership and limited partnership agreement, and (e) for any other Person, the other organizational or governing documents of such Person and, in each case, any other organizational or governing documents, as applicable.

“Original Credit Agreement” has the meaning given to such term in the Recitals hereto.

“Other Taxes” has the meaning specified in Section 4.01(b).

“Parent” means International Assets Holding Corporation, a Delaware corporation.

“Parent Equity” means with respect to the Parent consolidated assets less consolidated liabilities, determined in accordance with GAAP, less:

(a) net amounts due from employees, owners and Affiliates (calculated as the sum of the positive net amounts due from each such Person without offset for amounts due to any other Person),

(b) all goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof and other similar intangibles, and

(c) any balance sheet items not included in clause (b) above which are treated as intangibles in conformity with GAAP, and adjusted to reflect the Net Accounting Adjustment, provided that the term “Net Account Adjustment” shall for purposes of this definition be modified by substituting “Parent” for “Borrower” each place it appears.

“Parent Guarantee” means the Amended and Restated Parent Guarantee dated as of the date hereof duly executed by the Parent and delivered to the Administrative Agent, for the benefit of the Guaranteed Parties (as defined therein).

“Parent Subordination Agreement” means a subordination agreement dated as of the date hereof duly executed by the Parent and delivered to the Administrative Agent.

“Parent Unrestricted Liquidity” means with respect to the Parent and its consolidated Subsidiaries, on a consolidated basis, the sum of (a) (i) cash and equivalents (excluding segregated funds), (ii) deposits and receivables due from broker-dealers, clearing organizations and counterparties, (iii) income tax receivables, (iv) financial instruments owned (at fair market value) and (v) physical commodities inventory (at lower of cost or market value) minus (b) the sum of (i) accounts payable and accrued liabilities, (ii) payables due broker dealers, clearing organizations and counterparties, (iii) income tax payable, (iv) financial instruments sold not yet purchased (at fair market value), (v) net level three assets (as defined by FASB Statement 157), (vi) physical commodities in process and (vii) the outstanding principal amount of all indebtedness plus (c) the cumulative after tax mark-to-market adjustment as disclosed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in IAAC’s applicable Form 10-Q or 10-K filings with the United States Securities and Exchange Commission.

“Parent Working Capital” means the excess of current assets over current liabilities of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and adjusted to reflect the Net Accounting Adjustment.

“Participant” has the meaning given to such term in Section 11.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (as amended).

“PBGC” means the Pension Benefit Guaranty Corporation, or any entity succeeding to any of its principal functions under ERISA.

“Pension Protection Act” means the Pension Protection Act of 2006.

“Permitted Financial Management Liens” means Liens on Eligible Cash and Marketable Securities Collateral of a bank or financial institution which holds such Eligible Cash and Marketable Securities Collateral, provided that such Liens arise out of (i) amounts due to such bank or financial institution, in respect of customary fees and expenses for the routine maintenance and operation of the account which holds such Eligible Cash and Marketable Securities Collateral, (ii) the face amount of any checks which have been credited to such account, but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting such account.

“Permitted Leases” means leases permitted under Section 8.15(a).

“Permitted Liens” has the meaning specified in Section 8.01.

“Permitted Receivables Sales Transactions” means transactions under which the Borrower sells Accounts on a non-recourse basis or with customary recourse in connection with accounts receivable sales (which shall not include recourse based upon credit risk of the debtor), provided, that (i) the purchase price is paid to the Borrower in cash directly to a Bank Deposit Account, (ii) the discount rate applicable to the transaction is commercially reasonable, and (iii) the aggregate amount of all Accounts sold under such transactions shall not exceed $6,000,000 at any one time outstanding.

“Permitted Repos” means repurchase transactions with respect to Grain entered into by the Borrower in the ordinary course of business with non-Affiliates so long as the obligations of the counterparty are valid, enforceable and in full force and effect.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Precious Metals” means gold, silver, platinum, palladium, cobalt, ruthenium, iridium, rhodium, rhenium and osmium.

“Product” means (a) Base Metals and Precious Metals and (b) Grain.

“Properties” shall have the meaning given to such term in Section 6.12(a).

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Committed Line Portion divided by the Committed Line, provided that after the Committed Line has terminated, Pro Rata Share shall be calculated by reference to each Lender’s total Effective Amount divided by the combined total Effective Amount of all the Lenders.

“Refunded Swing Line Loan” has the meaning given to it in Section 2.13(f).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under ERISA

“Required Lenders” means at any time Lenders whose Committed Line Portions constitute at least sixty-six and two thirds percent of the Committed Line, provided, that after termination of the Committed Line, Required Lenders means Lenders holding at least sixty-six and two thirds percent of the total Effective Amount, provided that if any Lender shall be a Defaulting Lender at such time, then such Defaulting Lender’s Committed Line Portion and portion of the Effective Amount shall be excluded from the determination of Required Lenders for so long as such Lender is a Defaulting Lender.

“Requirement of Law” or “Law” means as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means those persons named on the Responsible Officer List.

“Responsible Officer List” means the list of the Borrower’s and the Parent’s Responsible Officers furnished to Administrative Agent hereunder as it may be modified from time to time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property or obligations of the Borrower or the Mexican Sub) with respect to any Capital Stock of the Borrower or the Mexican Sub, or any payment (whether in cash, securities or other property or obligations) on account of, or setting aside any assets for (a) any sinking fund or similar deposit or fund for such dividend or distribution or (b) the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock, whether now or hereafter outstanding, or any other distribution made in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or the Mexican Sub, or (c) entering into any derivative or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or the Mexican Sub to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock.

“Revolving Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, or any successor to its rating agency business.

“Security Agreements” means the Borrower’s NY Security Agreement, the Borrower’s UK Security Agreements, the Borrower’s Singapore Pledge Agreement, the Borrower’s Canadian Security Agreement, the Deposit Account Control Agreements, and all Hedging Assignments.

“Sharing Event” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Short Position” shall mean the aggregate amount of any Product (measured in units relevant to such Product as determined by the Borrower consistent with past practice) which the Borrower has contracted to sell (whether by sale of a contract on a commodities exchange or otherwise) or deliver on exchange or the notional amount of such units under an over-the-counter derivative contract including, without limitation, all Swap Contracts, whether or not intended to be settled by physical delivery, all option contracts representing the obligation of the Borrower to sell such Products at the option of a third party and all option contracts under which the Borrower has the right to sell such Products at a price higher than the current market price as of the date of calculation of the Short Position, except as to any of the foregoing where the sales price is a floating market price. Short Positions shall be expressed as a negative number.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Specified Letters of Credit” means Letters of Credit, in an aggregate Face Amount not to exceed $2,000,000 at any time, which are issued before the date that is fifteen (15) days prior to the Expiration Date and have an expiry date after the Expiration Date.

“Standby L/C” means a Letter of Credit which is issued as credit support for a financial obligation of the Borrower to the beneficiary and which is intended to be drawn upon by the related beneficiary only in the event that the original financial obligation remains unpaid when due, which Letter of Credit shall have a tenor not to exceed three hundred and sixty-four (364) days, or such longer period approved by the Lenders, from its date of issuance.

“Subordinated Debt” means Indebtedness of the Borrower which has been reported to the Lenders and which has been subordinated to the Obligations pursuant to a Subordination Agreement substantially in the form attached hereto as Exhibit H.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to the Mexican Sub.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Banks” means BNP Paribas and its Affiliates in their capacity as a party to a Swap Contract, and any other Lender or Affiliate approved by the Required Lenders which has signed and become a party to the Intercreditor Agreement; provided, in each case, so long as such person shall be a Lender or an Affiliate of a Lender hereunder and a party to the Intercreditor Agreement and/or shall be entitled to the benefit of the Security Agreements.

“Swap Contract” means any agreement entered into with any Swap Bank, whether or not in writing, that is (i) an interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement, option or other similar agreement or arrangement, (ii) a foreign exchange contract, currency swap agreement, commodity swap agreement, cap, collar, floor, option, or other similar agreement or arrangement designed to protect against or to require payments based upon fluctuations in currency, commodity or other asset values, (iii) any other contract or agreement relating to purchase or sale of any assets, goods, currencies, services or commodities, or any option relating thereto, (iv) any combination of any of the foregoing and (v) unless the context otherwise requires, any master agreement relating to or governing any of the foregoing.

“Swing Line Committed Line” means $5,000,000.

“Swing Line Lender” means (a) BNP Paribas, in its capacity as lender of Swing Line Loans hereunder, (b) subject to the agreement of the Borrower, the Administrative Agent and such other Lender, any other Lender, and (c) any office, branch or affiliate designated by the applicable Swing Line Lender.

“Swing Line Loans” has the meaning given to such term in Section 2.13(a).

“Taxes” has the meaning specified in Section 4.01(a).

“Tier I Account” means (i) an Eligible Account Receivable owing by a Tier I Account Party described under clause (i) of the definition of Tier I Account Party or (ii) an Eligible Account Receivable with a Tier I Account Party described under clause (ii) of the definition of Tier I Account Party, but only to the extent that it is supported by Acceptable Investment Grade Credit Enhancement.

“Tier I Account Party” means (i) any Account Debtor that is rated Investment Grade, provided that the Credit Limit for such Account Debtor shall not exceed $6,000,000 or (ii) any other Account Debtor whose Accounts are supported in whole or in part by Acceptable Investment Grade Credit Enhancement with a Credit Limit approved by the Required Lenders. The Tier I Account Parties and maximum credit limits for such Tier 1 Account Parties as of the Closing Date are as set forth on Schedule A. Schedule A shall be deemed amended without further action immediately upon the Required Lenders’ notice to the Borrower in writing of any revisions thereto.

“Tier II Account” means an Eligible Account Receivable that is not a Tier I Account and is owing by a Tier II Account Party, provided, that the aggregate amount of all Tier II Accounts owing from any one Account Debtor that are included in the Borrowing Base Advance Cap (before giving effect to the applicable advance rates) shall not exceed $4,000,000 at any time and the aggregate amount of all Tier II Accounts that are included in the Borrowing Base Advance Cap (before giving effect to the applicable advance rates) shall not exceed $25,000,000 at any time, provided further that the Borrower shall not include in the Borrowing Base Advance Cap, Tier II Accounts (before giving effect to the applicable advance rate) owing from Tier II Account Parties described under clause (ii) of the definition thereof, in an amount that exceeds $200,000 for any such Tier II Account Party and $2,000,000 in the aggregate for all such Tier II Account Parties.

“Tier II Account Party” means (i) any Account Debtor (other than a Tier I Account Party) which is approved by the Required Lenders as a Tier II Account Party with a Credit Limit as approved by the Required Lenders or (ii) any other Account Debtor (other than a Tier I Account Party). The Tier II Account Parties referred to in clause (i) above as of the Closing Date are as set forth on Schedule A. Schedule A shall be deemed amended without further action immediately upon the Required Lenders’ notice to the Borrower in writing of any revisions thereto.

“Transferee” shall have the meaning given to such term in Section 11.08.

“Type” means the type of a Loan hereunder, either a Base Rate Loan or a Eurodollar Rate Loan, or, if used in respect of a Letter of Credit, either a Standby L/C or Documentary L/C.

“UAE” means the United Arab Emirates.

“UCP” has the meaning specified in Section 3.09.

“UK” means United Kingdom of Great Britain and Northern Ireland.

“Unhedgeable Metals” means all metals other than Hedgeable Metals.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as now or hereafter in effect in the State of New York provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s security interest in any assets of the Borrower is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term ‘Uniform Commercial Code’ means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” and “U.S.” each means the United States of America.

“United States Dollars” and “U.S.$” each mean lawful money of the United States.

“Working Capital” means with respect to the Borrower and the Mexican Sub (i) the excess of Current Assets (excluding all net amounts due from employees, owners and Affiliates) (calculated as the sum of the positive net amounts due from each such Person without offset for amounts due to any other Person), except any such amount due from employees, owners or Affiliates the payment of which is fully and unconditionally guaranteed by the Parent to the Borrower, over Current Liabilities, adjusted to reflect the Net Accounting Adjustment.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)	(i)	The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

	(ii)	The term “including” is not limiting and means “including without limitation.”

(iii)	In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) Initially capitalized terms that are not defined herein but are defined in the UCC shall have the meanings ascribed to such terms in the applicable UCC.

(f) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(g) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(h) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, the Lenders, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or Administrative Agent merely because of Administrative Agent’s or Lenders’ involvement in their preparation.

(i) Unless otherwise indicated, references to “$” shall mean United States Dollars.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower or the Parent, as the case may be.

(c) Financial statements and other information furnished to the Lenders pursuant to Section 7.01 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any Accounting Changes (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Borrower and the Mexican Sub shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrower and the Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) the Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by the Borrower and the Mexican Sub; (b) changes in accounting principles recommended by the Borrower’s certified public accountants; and (c) changes in carrying value of any of the Borrower’s or the Mexican Sub’s assets, liabilities or equity accounts resulting from any adjustments in excess of $50,000 in the aggregate.

ARTICLE II

THE CREDITS

2.01 Amounts and Terms of Committed Line.

(a) (i) Each Lender severally agrees, on and subject to the terms and conditions set forth herein, to make Loans from time to time in United States Dollars to the Borrower (each such loan, a “Revolving Loan”) on any Business Day during the period from the Closing Date to the date that is one Business Day prior to the Expiration Date, in an aggregate principal amount not to exceed at any time outstanding the excess of such Lender’s Committed Line Portion over such Lender’s Pro Rata Share of all L/C Obligations and Swing Line Loans outstanding; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Aggregate Amount shall not at any time exceed the Borrowing Base Advance Cap.

(ii) From the Closing Date until one Business Day prior to the Expiration Date, Revolving Loans may be borrowed, repaid and prepaid (in whole or in part) and reborrowed, all in accordance with and subject to the terms and conditions hereof.

(b) On the Closing Date, contemporaneously with the effectiveness of this Agreement, the Borrower shall repay all Revolving Loans outstanding under the Original Credit Agreement (including, without limitation, Revolving Loans made by Brown Brothers Harriman & Co.) and reborrow Revolving Loans from each Lender in amounts as are necessary such that after giving effect thereto, outstanding Revolving Loans shall be held by each Lender in accordance with its Pro Rata Share. The Borrower shall also pay at such time all interest, fees, costs and expenses outstanding in connection with such repaid Revolving Loans and amounts payable pursuant to Section 4.04. All repayments and reborrowings under this Section 2.01(b) shall be retained or made, as applicable, by Brown Brothers Harriman & Co. and the applicable Lenders, and shall not be subject to the pro rata sharing provisions set forth in this Agreement or any of the other Loan Documents.

2.02 Loan Accounts.

(a) The Loans made by each Lender and the Letters of Credit Issued by each Issuing Bank shall be evidenced by one or more accounts or records maintained by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent shall be rebuttable presumptive evidence of the amount of the Loans made by the Lenders to the Borrower and the Letters of Credit Issued for the account of the Borrower hereunder, and the interest and payments thereon. Any failure to so record or any error in so doing shall not, however, limit or otherwise affect the Obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b) Upon the request of any Lender made through Administrative Agent at any time, the Loans made by such Lender may be evidenced by one or more Notes. Each such Lender may endorse on the schedules annexed to its Note(s) or note in its records the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Lender is irrevocably authorized by the Borrower to so endorse its Note(s) or note in its records, or both, and each Lender’s record shall be rebuttable presumptive evidence of the information set forth therein; provided, however, that the failure of a Lender to make, or an error in making, any such endorsement or such a notation in its records with respect to any Loan shall not limit or otherwise affect the Obligations of the Borrower hereunder or under any such Note to such Lender.

2.03 Procedure for Borrowing.

(a) Each Borrowing of Revolving Loans consisting only of Base Rate Loans shall be made upon the Borrower’s irrevocable written notice delivered to the Administrative Agent and ABN AMRO Bank N.V. in the form of a Notice of Borrowing (Revolving Loan), which notice must be received by Administrative Agent prior to 10:00 a.m. (New York City time) on the Borrowing Date specifying the amount of the Borrowing. Each Borrowing of Revolving Loans that includes any Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (Revolving Loan) (which notice must be received by Administrative Agent prior to 1:00 p.m. (New York City time) three (3) Business Days prior to the requested Borrowing Date), specifying the amount of the Borrowing and the duration of the requested Interest Period and any other information required thereby. Each Notice of Borrowing (Revolving Loan) shall be by facsimile or other form of notice which the Administrative Agent may agree in writing to accept from time to time. Each Revolving Loan that is a (i) Eurodollar Rate Loan must have a Eurodollar Effective Amount of at least $5,000,000.00 or a whole multiple of $1,000,000 in excess thereof and (ii) Base Rate Loan must be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing (Revolving Loan) and of the amount of such Lender’s Pro Rata Share of that Borrowing.

(c) Each Lender shall make the amount of its Pro Rata Share of each Borrowing available to Administrative Agent for the account of the Borrower at Administrative Agent’s Payment Office by 3:00 p.m. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to Administrative Agent. The proceeds of such Loan will be made available to the Borrower by the Administrative Agent by crediting the operating account of the Borrower maintained with Bank of America, or such other account of the Borrower at a bank in the United States as the Borrower may designate, with the aggregate of the amounts made available by the Administrative Agent.

(d) Unless the Required Lenders otherwise agree, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan made as a Eurodollar Rate Loan.

2.03A Conversion and Continuation Elections.

(a) The Borrower may, upon irrevocable written notice to Administrative Agent in accordance with Section 2.03A(b):

(i)	elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any Eurodollar Rate Loan, to convert any such Loans into Loans of any other Type (provided, however, the Eurodollar Effective Amount of each Eurodollar Rate Loan must be at least $5,000,000.00 or a whole multiple of $1,000,000 in excess thereof); or

(ii)	elect, as of the last day of the applicable Interest Period, to continue any Revolving Loans having Interest Periods expiring on such day (provided, however, the Eurodollar Effective Amount of each Eurodollar Rate Loan must be at least $5,000,000.00 or a whole multiple of $1,000,000 in excess thereof).

(b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by Administrative Agent not later than 10:00 a.m. (New York City time) on the Conversion/Continuation Date if the Loans are to be converted into Base Rate Loans and 1:00 p.m. (New York City time) three (3) Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans, specifying:

(i)	the proposed Conversion/Continuation Date;

(ii)	the aggregate amount of Loans to be converted or continued;

(iii)	the Type of Loans resulting from the proposed conversion or continuation; and

(iv)	other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Borrower has failed to timely select a new Interest Period to be applicable to its Eurodollar Rate Loans, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans, with respect to which the notice was given, held by each Lender. The Administrative Agent will promptly notify, in writing, each Lender of the amount of such Lender’s Pro Rata Share of that Conversion/Continuation.

(e) Unless the Required Lenders otherwise agree, during the existence of a Default or Event of Default, the Borrower may not elect to have a Loan converted into or continued or otherwise bear interest as a Eurodollar Rate Loan.

(f) After giving effect to any Borrowing, conversion or continuation of Loans, there may not be more than ten (10) Interest Periods in effect.

2.04 Optional Prepayments. (a) The Borrower may, at any time or from time to time, upon the Borrower’s irrevocable written notice to Administrative Agent received prior to 12:00 p.m. noon (New York City time) on the date of prepayment or, in the case of Revolving Loans which are Eurodollar Rate Loans, prior to 12:00 p.m. noon (New York City time) at least three Business Days prior to the proposed prepayment date, prepay Loans in whole or in part; provided that, in the event that Eurodollar Rate Loans are prepaid or converted on any day other than the last day of an Interest Period for such Loans, the Borrower shall also be required to pay additional amounts as provided in Section 4.04 hereof. Each such prepayment shall be in a minimum principal amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) The Administrative Agent will promptly notify (i) each Lender of its receipt of any prepayment of Revolving Loans and of such Lender’s Pro Rata Share (and after the occurrence of a Sharing Event, its Adjusted Pro Rata Share) of such prepayment and (ii) the Swing Line Lender of its receipt of any prepayment of Swing Line Loans. Prepayments of Loans received from the Borrower shall be applied first to Swing Line Loans and then to Revolving Loans. Prepayments of Revolving Loans received from the Borrower shall be allocated among the Lenders according to each Lender’s Pro Rata Share (and after the occurrence of a Sharing Event, its Adjusted Pro Rata Share) and the Administrative Agent shall promptly apply such payments to Revolving Loans in such order that those Loans outstanding the longest shall be repaid first.

2.05 Mandatory Prepayments of Loans.

(a) If at any time the Aggregate Amount exceeds the Borrowing Base Advance Cap (including, in the event of a reduction of the Committed Line contemplated in Section 2.05A), the Borrower shall within one (1) Business Day thereof and without notice or demand (i) first, repay the Loans in an amount equal to such excess amount, and (ii) second, Cash Collateralize Letters of Credit to the extent of the remaining excess amount.

(b) At such time that the sum of all Net Cash Proceeds (including, without limitation, any insurance proceeds) of all Asset Dispositions after the Closing Date received by the Borrower and the Mexican Sub exceeds $100,000 in any fiscal year, then any Net Cash Proceeds received above such amount (“Excess Proceeds”) shall be subject to this Section 2.05(b). The Borrower shall, immediately upon receipt of such Excess Proceeds, first prepay the Loans and second, only if any Event of Default shall have occurred and be continuing, Cash Collateralize Letters of Credit, in an amount equal to such Excess Proceeds. Notwithstanding the foregoing, Net Cash Proceeds of Asset Disposition shall not be required to be applied to such prepayment and Cash Collateralization to the extent such Net Cash Proceeds are used by the Borrower or such Subsidiary within 180 days following the date of receipt of such Net Cash Proceeds to acquire replacements for the assets subject to such Asset Disposition to be used in the business of the Borrower or such Subsidiary. 100% of the amount of such Net Cash Proceeds not so used during such 180 day period shall be applied toward the prepayment of the Loans and Cash Collateralization of Letters of Credit on the earlier of (x) the date 180 days after receipt of such Net Cash Proceeds, or (y) the date the Borrower shall determine not to acquire replacement assets with such Net Cash Proceeds. All Net Cash Proceeds of Asset Dispositions received by the Borrower from time to time which are or may be required to be applied at a later date to prepayment of the Loans and such Cash Collateralization shall be paid by the Borrower to the Agent and held as Cash Collateral until such time as such Net Cash Proceeds are applied to prepay the Loans or applied to such Cash Collateralization or used to acquire replacement assets as provided above in this Section 2.05(b), provided, however, that upon the occurrence of and during the continuance of any Event of Default, such Cash Collateral shall not be used to acquire replacement assets but shall only be applied to payment of the Obligations.

(c) If on any date the Effective Amount of L/C Obligations relating to Letters of Credit exceeds the L/C Cap or the Effective Amount of L/C Obligations relating to Standby L/Cs exceeds the L/C Cap for Standbys, the Borrower shall Cash Collateralize on such date the outstanding Letters of Credit or Standby L/Cs, as applicable, in an amount equal to 105% of the excess above each such cap. If at any time such excess shall be reduced or eliminated and no Default or Event of Default shall have occurred and be continuing, such Cash Collateral or portion thereof which is no longer necessary to comply with the preceding sentence shall be released to the Borrower. On the Expiration Date, Borrower shall Cash Collateralize all then outstanding Letters of Credit in the manner described in and to be applied as set forth in Section 9.03 whether or not Section 9.03 is otherwise applicable at such time.

(d) Mandatory prepayments of Loans received from the Borrower shall be applied first to Swing Line Loans and then to Revolving Loans. The Borrower shall be required in connection with each prepayment to pay additional amounts as provided in Section 4.04 hereof. Payments allocated to Revolving Loans shall be allocated among the Lenders according to each Lender’s Pro Rata Share (and after the occurrence of a Sharing Event, its Adjusted Pro Rata Share) and the Administrative Agent shall promptly apply such payments to Revolving Loans in such order such that those Revolving Loans outstanding the longest shall be repaid first.

2.05A Termination or Reduction of Commitment. The Borrower shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Committed Line or, from time to time, to reduce the amount of the Committed Line; provided, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Aggregate Amount would exceed the Committed Line then in effect. Any such reduction shall be pro rata among the Committed Line Portions, shall be in an amount equal to $5,000,000 or an integral multiple of $500,000 in excess thereof, and shall reduce permanently the Committed Line and Committed Line Portions then in effect.

2.06 Repayment. The Borrower shall repay the principal amount of each Revolving Loan to Administrative Agent on behalf of the Lenders, on the Advance Maturity Date for such Loan. The Borrower unconditionally promises to pay to the Administrative Agent for the account of the applicable Lender the then unpaid principal amount of each Loan, each L/C Obligation and all other Obligations owing to such Lender on the Expiration Date (or such earlier date as set forth in the preceding sentence or when such other Obligations are payable in accordance with this Agreement).

2.07 Interest.

(a) Each Revolving Loan (including, without limitation, a Revolving Loan made as a result of a drawing under a Letter of Credit) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a floating rate per annum equal to the Base Rate plus the Applicable Margin at all times such Loan is a Base Rate Loan or at the Eurodollar Rate for each Interest Period plus the Applicable Margin at all times such Loan is an Eurodollar Rate Loan.

(b) Interest on each Revolving Loan shall be paid in arrears on each Interest Payment Date, except as provided in Section 2.07(c).

(c) If all or a portion of the principal amount of any Loan or reimbursement obligation with respect to drawings under Letters of Credit shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and such reimbursement obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (i)(A) in the case of a Loan, the greater of (x) the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.07 and (y) the rate per annum applicable to Base Rate Loans under this Agreement and (B) in the case of such a reimbursement obligation, the rate per annum applicable to Base Rate Loans under this Agreement plus (ii) 2% (the “Default Rate”) from the date of such non-payment until such overdue principal is paid in full (as well after as before judgment). If all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue interest or other amount shall bear interest at a rate per annum equal to (i) the rate per annum applicable to Base Rate Loans under this Agreement plus (ii) 2% from the date of such non-payment until such overdue interest or other amount is paid in full (after as well as before judgment). Interest calculated under this Section 2.07(c) shall be payable upon demand.

(d) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

2.08 Fees.

(a) In addition to certain fees described in Section 3.08, the Borrower shall pay the Administrative Agent for the account of the Lenders an upfront closing fee in an amount equal to one half of one percent (0.50%) flat on the Committed Line Portion as of the Closing Date of each Lender, payable on the Closing Date.

(b) The Borrower shall also pay to the Administrative Agent for the account of each Lender, a commitment fee for the period from and including the Closing Date to but not including the Expiration Date, computed at a rate equal to 0.75% per annum on the average daily amount equal to the Committed Line Portion of such Lender minus such Lender’s Pro Rata Share of the Aggregate Amount (excluding the Effective Amount of Swing Line Loans) during the period for which payment is made, payable quarterly in arrears on the last Business Day of each calendar quarter (or, if such day is not a Business Day, the next succeeding Business Day) and the Expiration Date, commencing on the first of such dates to occur after the Closing Date.

(c) All fees shall be fully earned when paid and shall be nonrefundable.

2.09 Computation of Interest and Fees.

(a) All computations of interest and fees (other than fees due and payable at closing) shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to but excluding the last day thereof, except as otherwise provided in Section 3.08.

(b) Each determination of an interest rate by Administrative Agent shall be conclusive and binding on the Borrower and the Lenders (absent manifest error). The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of the Eurodollar Rate for any Eurodollar Rate Loans outstanding. Any change in the Base Rate due to a change in any of the rates referred to in the definition thereof shall be effective as of 12:01 a.m. (New York City time) on the day such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

2.10 Payments by the Borrower.

(a) All payments to be made by the Borrower shall be made without set-off, recoupment, deduction or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to Administrative Agent for the account of the Lenders at Administrative Agent’s Payment Office, and shall be made in United States Dollars and in immediately available funds, no later than 3:00 p.m. (New York City time) on the date specified herein. Subject to Section 2.15, except as otherwise expressly provided herein, Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or after the occurrence of a Sharing Event, its Adjusted Pro Rata Share) of such payment in like funds as received. Any payment received by Administrative Agent later than 3:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. If and to the extent the Borrower makes a payment in full to Administrative Agent no later than 3:00 p.m. (New York City time) on any Business Day and Administrative Agent does not distribute to each Lender its Pro Rata Share (or after the occurrence of a Sharing Event, its Adjusted Pro Rata Share) of such payment in like funds as received on the same Business Day, Administrative Agent shall pay to each Lender on demand interest on such amount as should have been distributed to such Lender at the Federal Funds Rate for each day from the date such payment was received until the date such amount is distributed.

(b) Subject to the provisions set forth in the definition of “Interest Period”, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, Administrative Agent may assume that the Borrower has made such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to Administrative Agent, each Lender shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at a rate equal to the Federal Funds Rate or such higher overnight rate then in effect in accordance with banking industry rules or standard practices in New York, New York on interbank compensation, as determined by the Administrative Agent, for each day in the period from and including the date such amount is distributed to such Lender until (but not including) the date on which such Lender makes such amount immediately available to the Administrative Agent.

2.11 Payments by the Lenders to Administrative Agent. (a) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its Pro Rata Share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower, a corresponding amount. If and to the extent any Lender shall not have made such amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to the Borrower such amount, that Lender shall promptly, and in no event later than the Business Day following such Borrowing Date, make such amount available to Administrative Agent, together with interest at a rate equal to the daily average Federal Funds Rate or such higher overnight rate then in effect in accordance with banking industry rules or standard practices in New York, New York on interbank compensation, as determined by the Administrative Agent, for the period from and including the date the Administrative Agent shall have made such amount available to the Borrower until (but not including) the date on which such Lender makes such amount immediately available to the Administrative Agent. Such Lender also shall pay to the Administrative Agent any administrative, processing or similar fees charged in accordance with banking industry standard practices in New York, New York, as determined by the Administrative Agent. A notice by Administrative Agent submitted to any Lender with respect to amounts owing under this Section 2.11 shall be conclusive, absent manifest error. If such amount plus such interest is so made available, such payment to Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Borrowing Date, Administrative Agent will notify the Borrower of such failure to fund and, upon demand by Administrative Agent, the Borrower shall on the same day pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b) The failure by any Lender to make a payment required under this Agreement or any other Loan Document, whether on account of any Loan, Letter of Credit or otherwise, shall not affect the obligations of any other Lender under this Agreement or the other Loan Documents, and no Lender shall be responsible for the failure of any other Lender to comply with its obligations under this Agreement or any other Loan Document or be released from its obligations hereunder or thereunder as a result thereof.

2.12 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it or its participation in L/C Obligations any payment or collateral (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or after the occurrence of a Sharing Event, its Adjusted Pro Rata Share) such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them or provide the other Lenders with the benefits of such collateral or the proceeds thereof, as shall be necessary to cause such purchasing Lender to share the excess payment or collateral with each of them in accordance with the Pro Rata Shares or, after the occurrence of a Sharing Event, Adjusted Pro Rata Shares; provided, however, that if all or any portion of such excess payment or collateral is thereafter recovered from the purchasing Lender, such purchase or transfer of benefits of collateral, as applicable, shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor or transfer back the benefits of any such collateral, as the case may be, without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders in writing following any such purchases or repayments.

2.13 Swing Line Loans.

(a) (i) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans in United States Dollars (individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”) to the Borrower from time to time from the Closing Date to the date that is one Business Day prior to the Expiration Date in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Committed Line; provided that no such Swing Line Loan shall be made if, after giving effect thereto, the Aggregate Amount would exceed the Borrowing Base Advance Cap.

(ii) From and after the Closing Date until one Business Day prior to the Expiration Date, Swing Line Loans may be borrowed, repaid and prepaid (in whole or in part) and re-borrowed, all in accordance with and subject to the terms hereof.

(b) All Swing Line Loans shall be made as Base Rate Loans and shall bear interest at a floating rate per annum equal to the Base Rate plus the Applicable Margin plus 0.50%, which shall be paid to the Administrative Agent for the sole account of the Swing Line Lender monthly in arrears on the maturity date of such Swing Line Loan. Notwithstanding anything to the contrary contained in this Agreement, Swing Line Loans shall not be entitled to be converted into Eurodollar Rate Loans. The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender to the Borrower by crediting the operating account of the Borrower maintained with Bank of America with such proceeds.

(c) Swing Line Loans shall have a maturity of not more than five (5) Business Days or such earlier date upon which payment is demanded by the Required Lenders, provided that no Swing Line Loan shall mature later than the Expiration Date. The Borrower shall pay to the Administrative Agent for the sole account of the Swing Line Lender the principal amount of each Swing Line Loan on such maturity date. Swing Line Loans shall not be repaid with proceeds of other Swing Line Loans.

(d) The Borrower shall give the Swing Line Lender and the Administrative Agent irrevocable written notice of each Swing Line Loan borrowing (which notice must be received by the Swing Line Lender and the Administrative Agent prior to 10:00 a.m., New York City time) on the requested borrowing date specifying the amount of each requested Swing Line Loan.

(e) Swing Line Loans shall be in an amount equal to $500,000 or a whole multiple in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify the Swing Line Lender thereof. Subject to the terms and conditions of this Agreement, the Swing Line Lender shall make the applicable Swing Line Loan available to the Borrower prior to 4:00 p.m., New York City time, on the borrowing date requested by the Borrower in immediately available funds.

(f) If the Swing Line Lender shall not have received full repayment in cash of any Swing Line Loan on or before 11:00 a.m. on the day that is five (5) Business Days after the making of such Swing Line Loan, the Swing Line Lender may request on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), each Lender to make a Revolving Loan in an amount equal to such Lender’s Pro Rata Share of the outstanding amount of such Swing Line Loan (a “Refunded Swing Line Loan”). Unless any of the events described in Section 9.01(f) shall have occurred (in which event the procedures of Section 2.13(g) below shall apply), each Lender shall make the proceeds of its Revolving Loan available to the Swing Line Lender for the account of the Swing Line Lender at the Swing Line Lender’s Lending Office for Base Rate Loans prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made. The proceeds of such Revolving Loans shall be immediately applied to repay the Swing Line Loans.

(g) If prior to the making of any Revolving Loan pursuant to Section 2.13(f) above, one of the events described in Section 9.01(f) shall have occurred, each Lender shall, on the date such Revolving Loan was to have been made, purchase an undivided participating interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof by the Swing Line Lender, such other Lender shall own an undivided participating interest in such Swing Line Loan and the rights of the Swing Line Lender relating thereto.

(h) Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender shall distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender shall return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it in like funds as such payment is required to be returned by the Swing Line Lender plus its pro rata share of any interest required to be paid by the Swing Line Lender. If a Lender fails to pay any such amounts pursuant to the preceding sentence, it shall pay to the Swing Line Lender interest thereon and fees at the applicable rate and in the amounts set forth in Section 3.03(c).

(i) Each Lender’s obligation to make Revolving Loans referred to in clause Section 2.13(f) above and to purchase participating interests pursuant to Section 2.13(g) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default, a Material Adverse Effect or a Guarantor Material Adverse Effect; (iii) any failure to satisfy any condition precedent set forth in Section 5.02; (iv) any breach of this Agreement by the Borrower or any Lender; (v) any reduction or termination of the Committed Line Portions; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, if the Borrower shall make any repayment of a Swing Line Loan after 11:00 a.m. on the fifth Business Day following the making of such Swing Line Loan and the Swing Line Lender shall have requested from the Lenders on behalf of such Borrower Refunded Swing Line Loans in accordance with Section 2.13(f) on account of such Swing Line Loan, such repayment shall be applied in the following order: first to any other Swing Line Loans of the Borrower outstanding at such time and second, to any outstanding Base Rate Loans of the Borrower (other than any Base Rate Loans made on the same day such repayment is made). If the amount of such repayment is greater than the outstanding amount of such Swing Line Loans and Base Rate Loans at the time of such repayment is made (other than any Base Rate Loans made on the same day such repayment is made), no Event of Default shall have occurred and be continuing and no payment of any Obligation under this Agreement is then due, the Administrative Agent shall promptly remit the excess to the Borrower.

(j) If requested by the Swing Line Lender, the Borrower shall execute and deliver to the Swing Line Lender a promissory note in a principal amount equal to the Swing Line Committed Line in form and substance acceptable to the Swing Line Lender.

2.14 INTENTIONALLY OMITTED.

2.15 Defaulting Lenders.

(a) Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then the Swing Line Lender may, in its sole discretion, require such Defaulting Lender or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit Cash Collateral with the Administrative Agent in an aggregate amount equal to such Defaulting Lender’s participations in any requested or outstanding Swing Line Loans, and each Defaulting Lender and the Borrower hereby grants a first priority security interest in such Cash Collateral in favor of the Administrative Agent, for the sole benefit of the Swing Line Lender. In the event that such Defaulting Lender fails to deposit Cash Collateral as required hereby and the Borrower is required to do so, the Borrower may, at any time thereafter, upon five (5) Business Days prior written notice to such Defaulting Lender, require that such Defaulting Lender terminate its Committed Line Portion and any obligations hereunder and under the other Loan Documents and transfer all of its Credit Extensions and participations therein in accordance with Section 11.07 (subject to the prior written consent of such Lenders, the Administrative Agent, the Issuing Banks and the Swing Line Lender) to one or more of the existing Lenders or to one or more new Lenders, if such assignee Lenders can be found by the Borrower.

(b) Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then each Issuing Bank may, in its sole discretion, require such Defaulting Lender or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit Cash Collateral with the Administrative Agent in an aggregate amount equal to such Defaulting Lender’s participations in any requested or outstanding Letters of Credit, and each Defaulting Lender and the Borrower hereby grants, a first priority security interest in such Cash Collateral in favor of the Administrative Agent, for the sole benefit of the applicable Issuing Bank. In the event that such Defaulting Lender fails to deposit Cash Collateral as required hereby and the Borrower is required to do so, the Borrower may, at any time thereafter, upon five (5) Business Days prior written notice to such Defaulting Lender, require that such Defaulting Lender terminate its Committed Line Portion and any obligations hereunder and under the other Loan Documents and transfer all of its Credit Extensions and participations therein in accordance with Section 11.07 (subject to the prior written consent of such Lenders, the Administrative Agent, the Issuing Banks and the Swing Line Lender) to one or more of the existing Lenders or to one or more new Lenders, if such assignee Lenders can be found by the Borrower.

(c) Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender:

(i) Fees pursuant to Section 2.08(b) shall cease to accrue on such Defaulting Lender’s unused Committed Line Portion until such time as such Lender is no longer a Defaulting Lender, at which time fees pursuant to Section 2.08(b) shall resume to accrue and be payable in accordance with Section 2.08(b).

(ii) With respect to any obligations of the Defaulting Lender (including, without limitation, any L/C Obligation, Swing Line Loan, or participation in Swing Line Loan or L/C Obligation that exists at the time a Lender becomes a Defaulting Lender or thereafter):

(A) such Defaulting Lender’s obligations, including, without limitation, L/C Obligations, Swing Line Loans, and participations in L/C Obligations and Swing Line Loans (the “Defaulting Lender’s Exposure”), shall automatically be reallocated (without further action of any party) among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to any Defaulting Lender’s Pro Rata Share) but only to the extent that each Non-Defaulting Lenders’ unused Committed Line Portion is greater than zero;

(B) if the reallocation described in paragraph (A) above cannot, or can only partially, be effected, then the Borrower shall within one (1) Business Day following notice by the Administrative Agent (1) deliver to the Administrative Agent Cash Collateral for such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to paragraph (A) above) as otherwise provided in this Agreement for so long as such L/C Obligations are outstanding and (2) immediately repay each Swing Line Loan for so long as such Swing Line Loan is outstanding;

(C) if the Borrower shall deliver to the Administrative Agent Cash Collateral for any portion of such Defaulting Lender’s participations in L/C Obligations pursuant to Section 2.15(b) then the Borrower shall not be required to pay any fees for the benefit of such Defaulting Lender pursuant to Section 3.08(a) of this Agreement with respect to the portion of such Defaulting Lender’s Pro Rata Share of outstanding Letters of Credit equal to such Cash Collateral during the period such Cash Collateral is held by the Administrative Agent;

(D) to the extent the Defaulting Lender’s Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (A) above, the fees payable to the Lenders pursuant to Sections 2.08(a) and 3.08(a) and (b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Committed Line Portions (disregarding the Committed Line Portions of any Defaulting Lender);

(E) if any Defaulting Lender’s Exposure is not Cash Collateralized, reallocated or prepaid pursuant to this Section 2.15, then, without prejudice to any rights or remedies of any Issuing Lender, the Swing Line Lender or any Lender hereunder, all fees payable to the Lenders pursuant to Sections 2.08(a) and 3.08(a) and (b) with respect to such Defaulting Lender’s Exposure that is not Cash Collateralized, reallocated or prepaid shall be payable to the Issuing Lenders or the Swing Line Lender, as applicable, until such Defaulting Lender’s Exposure is fully Cash Collateralized as set forth in this Section 2.15, reallocated and/or prepaid;

(F) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and subject to any applicable Requirements of Law, and be applied:

(1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder,

(2) second, to the payment pro rata of any amounts owing by such Defaulting Lender to the Issuing Lenders and/or the Swing Line Lender hereunder,

(3) third, to the payment pro rata to (x) the funding of Cash Collateralization, as set forth in this Section 2.15, of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund Cash Collateral for its portion thereof as required by this Agreement, pro rata among such Letters of Credit, as determined by the Administrative Agent or the Issuing Lenders, and (y) the repayment of any uncovered portion of any outstanding Swing Line Loans,

(4) fourth, if so determined by the Administrative Agent, the Issuing Lenders or the Swing Line Lender held in such account as Cash Collateral for future funding obligations of any Defaulting Lender under this Agreement,

(5) fifth, to the payment of any amounts owing to the Non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement,

(6) sixth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and

(7) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided, however, that if such payment is (x) a payment of the principal amount of any Loans or unreimbursed amount with respect to drawings under Letters of Credit which a Defaulting Lender has not funded in accordance with its participation obligations hereunder and (y) made at a time when the conditions set forth in Section 5.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and unreimbursed amounts with respect to drawings under Letters of Credit owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or unreimbursed amounts with respect to such drawings owed to, any Defaulting Lender;

(d) Each Defaulting Lender shall indemnify the Borrower, the Administrative Agent, the Issuing Lenders, the Swing Line Lender and each Non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and, in the case of the Administrative Agent, the Issuing Lenders, the Swing Line Lender or any Non-Defaulting Lender, funds (if any) advanced by the Administrative Agent, the Issuing Lenders, the Swing Line Lender or by any Non-Defaulting Lender, on account of such Defaulting Lender’s failure to timely fund its applicable Committed Line Portion of a Loan or to otherwise perform its obligations under the Loan Documents.

(e) So long as any Lender is a Defaulting Lender, (i) no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied in its sole discretion that the related exposure will be 100% covered by the Committed Line Portions of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.15(b), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 3.03 (and Defaulting Lenders shall not participate therein) and (ii) the Swing Line Lender shall not be required to advance any Swing Line Loan, unless it is satisfied that the related exposure will be 100% covered by the Committed Line Portions of the non-Defaulting Lenders.

(f) In the event that the Administrative Agent, the Borrower, each Issuing Bank and the Swing Line Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations, Swing Line Loans, participations in Swing Line Loans, or participations in L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Committed Line Portion and on such date such Lender shall purchase at par such of the Loans, Committed Line Portion and/or L/C Obligations or participations therein of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share thereof.

(g) At any time during a Default Period, the Borrower may, upon three (3) Business Days prior notice to the applicable Defaulting Lender (so long as such Default Period remains in effect at the end of such notice period), require such Defaulting Lender to assign all right, title and interest that it may have in, and its participations in, all Loans, Letters of Credit and any other Obligations of the Borrower under this Agreement and the Loan Documents to another Lender (if another Lender will consent to purchase such right, title and interest and participations) or an Eligible Assignee in accordance with and subject to the terms of Section 11.07 of this Agreement, if such Eligible Assignee can be found by the Borrower, for a purchase price equal to 100% of the principal amount and Face Amount of such Obligations plus the amount of any interest and fees accrued and owing to such Defaulting Lender as of the date of such assignment plus any amount payable under Section 4.04.

ARTICLE III

THE LETTERS OF CREDIT

3.01 Letters of Credit.

(a) Subject to the limitations set forth in Section 3.01(b) below and on the terms and conditions set forth herein, (i) each Issuing Bank agrees, from time to time on any Business Day during the period from the Closing Date to the date that is one Business Day prior to the Expiration Date, to Issue Letters of Credit for the account of the Borrower; and (ii) each of the Lenders will be deemed to have approved such Issuance, including, without limitation, any amendment or renewal, and shall participate in Letters of Credit Issued for the account of the Borrower. The applicable Issuing Bank shall promptly notify the Administrative Agent as to the Issuance of such Letter of Credit. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower’s ability to request that the Issuing Banks Issue Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, request that the Issuing Banks Issue Letters of Credit or replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b) No Issuing Bank shall Issue any Letter of Credit if:

(i)	any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance or provision of such Type of Letters of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(ii)	such Issuing Bank has received written notice from any Lender, Administrative Agent or the Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii)	(x) the expiry date of such Letter of Credit would occur after the earlier of (a) the expiry date set forth herein for a Letter of Credit of such Type, (b) except in respect of Specified Letters of Credit, the Expiration Date, or (c) in respect of Specified Letters of Credit, the date which is 120 days after the Expiration Date, or (y) the amount of such Letter of Credit would cause the outstanding L/C Obligations to exceed the L/C Cap or the outstanding L/C Obligations with respect to Standby L/Cs to exceed the L/C Cap for Standbys;

(iv)	such requested Letter of Credit is not in form and substance acceptable to such Issuing Bank, or the Issuance and/or provision of such requested Letter of Credit shall violate any applicable policies of such Issuing Bank;

(v)	such Letter of Credit is for the purpose of supporting the Issuance of any letter of credit by any other Person;

(vi)	such Letter of Credit is denominated in a currency other than United States Dollars;

(vii)	(x) the amount of such requested Letter of Credit, plus the Aggregate Amount (before giving effect to such requested Letter of Credit) exceeds the Borrowing Base Advance Cap or (y) any Lender’s Pro Rata Share of such requested Letter of Credit, plus such Lender’s outstanding Loans and its Pro Rata Share of all L/C Obligations and Swing Line Loans outstanding, shall exceed such Lender’s Committed Line Portion; or

(viii)	such Letter of Credit does not state a maximum liability thereunder.

3.02 Issuance, Amendment and Renewal of Letters of Credit

(a) Each Letter of Credit which is Issued hereunder shall be Issued upon the irrevocable written request of the Borrower pursuant to a Notice of Borrowing (Letters of Credit) substantially in the applicable form attached hereto as Exhibit B-1 (together with such other certificates, documents and other papers and information as the applicable Issuing Bank may request) received by the applicable Issuing Bank and the Administrative Agent by no later than 3:00 p.m. (New York City time) on the Business Day preceding the proposed date of Issuance. Each such Notice of Borrowing (Letters of Credit) shall be delivered by facsimile or other form of notice which such Issuing Bank may agree in writing to accept from time to time, and, if required by the Issuing Bank, shall be accompanied by its form of L/C Application, and shall specify in form and detail satisfactory to the applicable Issuing Bank and Administrative Agent: (i) the proposed date of Issuance of the Letter of Credit (which shall be a Business Day); (ii) the Face Amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing or demand for payment thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) whether the Letter of Credit is a Standby L/C or a Documentary L/C; (viii) the delivery instructions for the Letter of Credit; (ix) the purpose of the Letter of Credit and (x) such other matters as the applicable Issuing Bank may require. The applicable Issuing Bank shall promptly notify the Administrative Agent and each other Lender by telecopier or electronic mail upon receipt of such Notice of Borrowing (Letter of Credit).

(b) From time to time while a Letter of Credit is outstanding and prior to the Expiration Date, subject to the terms and conditions set forth herein with respect to Issuance of Letters of Credit, the applicable Issuing Bank will, upon the written request of the Borrower pursuant to a Notice of Borrowing (Letters of Credit) received by the applicable Issuing Bank and the Administrative Agent prior to 3:00 p.m. (New York City time) on the Business Day preceding the proposed date of amendment or extension, amend or extend any Letter of Credit issued by it. Each such Notice of Borrowing (Letters of Credit) shall be delivered by facsimile or other form of notice which such Issuing Bank may agree in writing to accept from time to time and, if required by the Issuing Bank, shall be accompanied by its L/C Application (together with such other certificates, documents and other papers and information as the applicable Issuing Bank may request) and shall specify in form and detail satisfactory to the applicable Issuing Bank and Administrative Agent: (i) the Letter of Credit to be amended or extended; (ii) the proposed date of amendment or extension of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment or period of extension; (iv) the delivery instructions or other action for such amendment or extension; and (v) such other matters as the applicable Issuing Bank may require.

(c) (i) Upon receipt of a Notice of Borrowing (Letters of Credit) by an Issuing Bank, such Issuing Bank will confirm with the Administrative Agent (by telephone and in writing) that the Administrative Agent has received a copy of such Notice of Borrowing (Letter of Credit) and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Subject to receipt by such Issuing Bank of confirmation from the Administrative Agent that the requested Letter of Credit, amendment or extension is permitted hereunder for Issuance, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower, enter into the applicable amendment, or effect the applicable extension, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices and subject to the other terms and conditions hereof.

(ii) Upon the issuance of any Letter of Credit or any amendment to an outstanding Letter of Credit, the Administrative Agent and the applicable Lenders shall be entitled to assume that the requests and certificates, documents and other papers and information requested by the Issuing Bank in connection therewith were completed and delivered to the satisfaction of the Issuing Bank.

(d) If any Issuing Bank shall issue, extend or amend any Letter of Credit without obtaining prior consent of the Administrative Agent (as provided in Section 3.02 (c) above), such Letter of Credit (i) shall for all purposes be deemed to have been issued by such Issuing Bank solely for its own account and risk and (ii) shall not be considered a Letter of Credit outstanding under this Agreement, and no Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment or extension, as the case may be, unless the Required Lenders expressly consent thereto; provided, however, that to be considered a Letter of Credit outstanding under this Agreement, the consent of all Lenders shall be required to the extent that any such issuance, amendment, or extension is not then permitted hereunder by reason of the provisions of Sections 3.01(b)(iii) or 3.01(b)(vii).

(e) No Letter of Credit shall be Issued which provides for automatic renewals.

(f) The applicable Issuing Bank will also deliver to Administrative Agent a true and complete copy of each Letter of Credit or amendment to or extension of a Letter of Credit Issued by it, in each case, within one (1) Business Day of such Issuance.

(g) Notwithstanding anything herein to the contrary, no Issuing Bank shall be obligated to issue any Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the aggregate outstanding L/C Obligations attributable to Letters of Credit issued by such Issuing Bank exceeds such Issuing Bank’s Issuance Cap.

(h) The amount of the L/C Obligations in respect of any Letter of Credit providing for a tolerance shall be determined by using the Face Amount of such Letter of Credit.

(i) Any Notice of Borrowing (Letters of Credit) received by the applicable Issuing Bank and the Administrative Agent after 3:00 pm (New York City time) on a Business Day shall be deemed received on the next succeeding Business Day and the requested Issuance shall be adjusted accordingly. Upon the effectiveness of any Letter of Credit or any amendment to or extension of an outstanding Letter of Credit, the Administrative Agent and the Lenders shall be entitled to assume that the applications and certificates, documents and other papers and information requested by the applicable Issuing Bank in connection therewith were completed and delivered to the satisfaction of such Issuing Bank.

(j) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

3.03 Risk Participations, Drawings and Reimbursements.

(a) Immediately upon the Issuance of each Letter of Credit Issued by the applicable Issuing Bank, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from, and hereby accepts and purchases from, such Issuing Bank and the Issuing Bank hereby grants to each Lender, on the terms and conditions hereinafter stated, for such Lender’s own account and risk, an undivided participation interest in such Issuing Bank’s obligations and rights under each Letter of Credit Issued by it and the amounts paid by such Issuing Bank thereunder or in connection therewith equal to such Lender’s Pro Rata Share.

(b) In the event of any request for a drawing under a Letter of Credit Issued by any Issuing Bank by the beneficiary or transferee thereof, such Issuing Bank will promptly notify the Borrower. Any notice given by an Issuing Bank or Administrative Agent pursuant to this Section 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The Borrower shall reimburse the applicable Issuing Bank prior to 5:00 p.m. (New York City time), on each date that any amount is paid by such Issuing Bank under any Letter of Credit (each such date, an “Honor Date”), in an amount equal to the amount so paid by such Issuing Bank plus any taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Bank. In the event the Borrower fails to reimburse the applicable Issuing Bank for the full amount of any drawing under any Letter of Credit, by 5:00 p.m. (New York City time) on the Honor Date, such Issuing Bank will promptly notify Administrative Agent and Administrative Agent will promptly notify each Lender thereof, and Borrower shall be deemed to have requested that Revolving Loans that are Base Rate Loans be made by the Lenders to be disbursed to such Issuing Bank not later than one (1) Business Day after the Honor Date under such Letter of Credit.

(c) Each Lender shall upon any notice pursuant to Section 3.03(b) make available to Administrative Agent for the account of the applicable Issuing Bank an amount in United States Dollars and in immediately available funds equal to its applicable Pro Rata Share of the amount of the drawing, whereupon the Lenders shall (subject to Section 3.03(d)) each be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in that amount on the Honor Date. If any Lender so notified fails to make available to Administrative Agent for the account of the applicable Issuing Bank the amount of such Lender’s Pro Rata Share of the amount of the drawing, by no later than 3:00 p.m. (New York City time) on the Honor Date, then such Lender shall also pay promptly to the Issuing Bank the product of (i) such amount times (ii) the daily average Federal Funds Rate as quoted by such Issuing Bank or such higher overnight rate then in effect in accordance with banking industry rules or standard practices in New York, New York on interbank compensation, as determined by the Administrative Agent, during the period referred to in the following clause (iii), times (iii) a fraction the numerator of which is the number of days that elapse during the period from and including the Honor Date to the date of such payment by such Lender to such Issuing Bank, and the denominator of which is 360, plus any administrative, processing or similar fees charged in accordance with banking industry standard practices in New York, New York, as determined by the Administrative Agent. If any such amount required to be paid by any Lender pursuant to this Section 3.03(c) is not in fact made available to the applicable Issuing Bank by such Lender within two (2) Business Days after the Administrative Agent’s notice to the Lenders under Section 3.03(b), the rate referred to in clause (ii) of the preceding sentence shall immediately increase by two percent (2%). A certificate of the applicable Issuing Bank submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 3.03.

(d) With respect to any unreimbursed drawing that is not converted into Revolving Loans in whole or in part for any reason (including an event of the type described in Sections 9.01(f) in respect of the Borrower), the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in United States Dollars, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Default Rate, and each Lender’s payment to the applicable Issuing Bank pursuant to Section 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing.

(e) Each Lender’s obligation in accordance with this Agreement to acquire and fund participations pursuant to this Section 3.03 and to make the Revolving Loans, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the relevant Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, deduction, recoupment, defense or other right which such Lender may have against the applicable Issuing Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default, a Material Adverse Effect or a Guarantor Material Adverse Effect; (iii) any failure to satisfy any condition precedent set forth in Section 5.02; (iv) any breach of this Agreement by the Borrower or any Lender; (v) any amendment or extension of any Letter of Credit permitted hereunder; (vi) any reduction or termination of the Committed Line Portions; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.04 Repayment of Participations

(a) Upon (and only upon) receipt by Administrative Agent for the account of any Issuing Bank of immediately available funds from the Borrower (i) in reimbursement of any payment made by such Issuing Bank under a Letter of Credit with respect to which any Lender has paid Administrative Agent for the account of such Issuing Bank for such Lender’s participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, Administrative Agent will pay to each Lender, in the same funds as those received by Administrative Agent for the account of such Issuing Bank, the amount of such Lender’s Pro Rata Share (or if a Sharing Event shall have occurred, its Adjusted Pro Rata Share) of such funds, and such Issuing Bank shall receive the amount of the Pro Rata Share (or if a Sharing Event shall have occurred, its Adjusted Pro Rata Share) of such funds of any Lender that did not so pay Administrative Agent for the account of such Issuing Bank.

(b) If Administrative Agent or any Issuing Bank is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to Administrative Agent for the account of such Issuing Bank pursuant to Section 3.04(a) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Lender shall, on demand of such Issuing Bank, forthwith return to Administrative Agent or such Issuing Bank the amount of its Pro Rata Share (or Adjusted Pro Rata Share, as applicable) of any amounts so returned by Administrative Agent or such Issuing Bank plus its share of interest thereon required to be paid by the Administrative Agent or the Issuing Bank. If a Lender fails to pay any such amounts pursuant to the preceding sentence, it shall pay to the Administrative Agent or the Issuing Bank interest thereon and fees at the rate and in the amounts set forth in Section 3.03(c).

3.05 Role of the Issuing Banks

(a) Each of the Issuing Banks and the Borrower agrees that, in paying any drawing under a Letter of Credit Issued by such Issuing Bank, such Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft or certificates expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) No Administrative Agent-Related Person nor any of the respective correspondents, Nominated Persons, participants, assignees, officers, directors, employees, agents or attorneys-in-fact of any Issuing Bank shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval or deemed approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Administrative Agent-Related Person, nor any of the respective correspondents, participants, assignees, officers, directors, employees, agents or attorneys-in-fact of any Issuing Bank shall be liable or responsible for any of the matters described in Section 3.06, except as expressly provided in Section 3.06.

3.06 Obligations Absolute

(a) The Obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse the applicable Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be unconditional and irrevocable, irrespective of the existence of any claim, counterclaim, set-off, defense, recoupment or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction or any lack of validity or enforceability of this Agreement or any L/C-Related Document, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances.

(b) The Borrower also agrees with the Lenders that neither the applicable Issuing Bank nor its Nominated Persons shall be responsible for, and the Borrower’s reimbursement obligations under Section 3.03(b) shall not be affected or reduced by, among other things, (i) acts or omissions of any other Person, including, without limitation, any beneficiary or transferee of any Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or rights or benefits thereof or proceeds thereunder in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the form, accuracy, falsification, legal effect, validity, sufficiency, or genuineness of documents or drafts, even if such documents or drafts should in fact prove to be in any or all respects in improper form, inaccurate, false, invalid, insufficient, fraudulent or forged; (iv) failure of any draft to bear any reference or adequate reference to any Letter of Credit, or failure of documents to accompany any draft, or failure of any Person to note the amount of any draft on the reverse of any Letter of Credit or to surrender or take up any Letter of Credit or to send forward documents apart from drafts as required by the terms of any Letter of Credit; each of which provisions, if contained in any Letter of Credit itself, it is agreed may be waived by such Issuing Bank; (v) compliance with any laws, customs and regulations which may be effective in countries of issuance, presentation under, negotiation and/or payment of any Letter of Credit or any ruling of any court or governmental authority or agency, or any control or restriction rightfully or wrongfully exercised by any government or group asserting or exercising governmental or paramount powers; (vi) the acceptance by such Issuing Bank as complying with the applicable Letter of Credit of any draft or document drawn, issued or presented under such Letter of Credit which is issued or purportedly issued by an agent, executor, trustee in bankruptcy, receiver or other representative of the party identified in such Letter of Credit as the party permitted to draw, issue or present such draft or document; (vii) any error, neglect, insolvency, failure of business or default of any of such Issuing Bank’s Nominated Persons; (viii) any delay, omission, interruption, loss in transit, or mutilation or other errors arising in (A) transmission, dispatch or delivery of any document or draft or proceeds thereof or (B) transmission, dispatch or delivery of any messages by mail, cable, telegraph, wireless or otherwise, whether or not they be in code; (ix) the description, weight, existence, character, quality, quantity, condition, packing, value or delivery of the property, services or performance purporting to be represented by documents or errors in translation or errors in interpretation of technical terms; (x) any difference in character, quality, quantity, condition or value of the property from that expressed in documents; (xi) the time, place, manner or order in which shipment is made; (xii) any partial or incomplete shipment or failure or omission to ship any or all of the property referred to in any Letter of Credit; (xiii) the character, adequacy, validity or genuineness of any insurance; (xiv) the solvency or responsibility of any insurer, or the acts or omissions, performance or standing of any insurer, or any other risk connected with insurance; (xv) any deviation from instructions, delay, default or fraud by the shipper or anyone else in connection with the property or the shipping thereof; (xvi) the solvency, responsibility, performance or standing of, or the acts or omissions of, any consignor, carrier, forwarder or consignee of any goods or any other Person; (xvii) any delay in arrival or failure to arrive of either the property or any of the documents relating thereto; (xviii) any delay in giving or failure to give notice of arrival or any other notice; (xix) any claim, breach of contract or dispute between the beneficiary, shippers or vendors and the Borrower; (xx) any waiver of any requirement in a Letter of Credit that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver which does not in fact materially prejudice the Borrower; (xxi) any payment made in respect of a draft or document presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if payment after such date is authorized by the Uniform Commercial Code, the UCP or the ISP, as applicable; or (xxii) without limiting the foregoing, any consequences arising (A) from the interruption of such Issuing Bank’s business, Acts of God, riots, civil commotions, insurrections, war, acts of terrorism, strikes, lockouts, or other causes beyond such Issuing Bank’s control, (B) from any act or omission by such Issuing Bank or any of its Nominated Persons, Affiliates or agents or any bank whose services are utilized for the purpose of giving effect to the Borrower’s instructions, in each case if not done or omitted with such Issuing Bank’s gross negligence or willful misconduct, or (C) from the failure of another bank to carry out instructions transmitted by such Issuing Bank, whether such other bank was selected by the Borrower, such Issuing Bank or any other Person; and none of the above shall affect, impair or prevent the vesting of any of such Issuing Bank’s rights or powers hereunder. If any Letter of Credit provides that payments are to be made by the applicable Issuing Bank’s Nominated Person, neither such Issuing Bank nor such Nominated Person shall be responsible for the failure of any of the documents specified in such Letter of Credit to come into such Issuing Bank’s possession or for any delay in connection therewith, and the Borrower’s obligations under this Agreement shall not be affected by such failure or delay in the receipt by such Issuing Bank of any such documents.

(c) In addition to the exculpatory provisions contained in the UCP, the ISP and/or the Uniform Commercial Code, as applicable, the applicable Issuing Bank and such Issuing Bank’s Nominated Persons shall not be responsible for, and the Borrower’s obligation to reimburse such Issuing Bank shall not be affected or reduced by, any action or inaction required or permitted under the Uniform Commercial Code, the UCP or the ISP, in each case as applicable.

(d) In furtherance and extension and not in limitation of the rights and benefits of the Administrative Agent-Related Persons, each Issuing Bank, the Lenders and Nominated Persons under the provisions set forth in this Section 3.06, the Borrower agrees that:

(i) any action taken by the applicable Issuing Bank or by any Nominated Person or any inaction or omission by such Issuing Bank or any Nominated Person under or in connection with any Letter of Credit or the relative drafts or documents, if not taken or omitted with gross negligence or willful misconduct, shall be binding on the Borrower and shall not put such Issuing Bank or such Issuing Bank’s Nominated Person under any resulting liability to the Borrower and shall not limit or reduce the Borrower’s reimbursement obligations under Section 3.03(b); and

(ii) the applicable Issuing Bank shall not be excused from liability to the Borrower to the extent, but only to the extent, of any direct damages (as opposed to special, indirect, punitive, consequential or exemplary, damages or claims, which are hereby waived by the Borrower), suffered by the Borrower which the Borrower proved were caused by such Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, provided that (i) such Issuing Bank may accept documents that appear on their face to be in order and substantially comply with the terms of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary and without any responsibility to make any inquiry as to the validity or accuracy thereof or any other inquiry, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit, (ii) such Issuing Bank shall have the right, in its sole discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit and (iii) this sentence shall establish the standard of care to be exercised by such Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the Borrower hereby waives, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

3.07 Cash Collateral Pledge

(a) Upon the request of Administrative Agent, if, other than in respect of Specified Letters of Credit (which are subject to Section 3.07(b) below), as of the date 15 Business Days prior to the Expiration Date, any Letters of Credit are partially or wholly undrawn and have expiry dates after the Expiration Date, the Borrower shall immediately Cash Collateralize the L/C Obligations in an amount equal to 105% of such L/C Obligations in the manner described in and to be applied as set forth in Section 9.03, whether or not Section 9.03 is otherwise applicable at such time.

(b) On the date that is fifteen (15) days prior to the Expiration Date, the Borrower shall immediately deposit in an account maintained by the Administrative Agent (which shall be under the full dominion and control of the Administrative Agent), as directed by the Administrative Agent, cash in an amount equal to 105% of the L/C Obligations in respect of all Specified Letters of Credit, as collateral for the Obligations. Notwithstanding anything to the contrary contained herein or in any other Loan Document (including, without limitation, the Intercreditor Agreement), cash collateral deposited with the Administrative Agent pursuant to this Section 3.07(b), (i) shall not be Eligible Cash and Marketable Securities Collateral and (ii) shall, upon a drawing under any Specified Letter of Credit or upon the occurrence and during the continuance of an Event of Default, be applied to (or, if applicable, shall continue to be held as cash collateral for) the L/C Obligations in respect of Specified Letters of Credit and, if after such application any such cash collateral shall remain, be applied in accordance with Section 9.05(b). The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, Administrative Agent, and the Swap Banks, a security interest in such Cash Collateral to secure all Obligations of the Borrower under this Agreement, the other Loan Documents and the Swap Contracts.

(c) Upon the occurrence of the circumstances described in Section 2.05 requiring the Borrower to Cash Collateralize Letters of Credit, then, the Borrower shall immediately Cash Collateralize the L/C Obligations pursuant to Section 2.05 in the manner described in and to be applied as set forth in Section 9.03, whether or not Section 9.03 is otherwise applicable at such time.

3.08 Letter of Credit Fees

(a) The Borrower shall pay to the Administrative Agent for the benefit of each of the Lenders purchasing a participation interest therein pursuant to Section 3.03(a) in accordance with their Pro Rata Shares, a letter of credit commission (the “L/C Commission”) in an amount equal to (i) a fee calculated at rate per annum equal to 2.75% multiplied by the average daily Face Amount of each outstanding Standby L/C during the period from and including the date of Issuance through and including the date of drawing of the entire amount or the expiry date or termination thereof payable monthly in arrears on the last day of each month and (ii) 0.25% flat per quarter or part thereof on the Face Amount of each Documentary L/C payable in advance upon the Issuance thereof, subject to a minimum Issuance fee of $750 with respect to each Letter of Credit.

(b) The Borrower shall pay to the Administrative Agent from time to time for the benefit of each of the Lenders in accordance with their Pro Rata Shares, a fee in the amount of 0.10% flat on the amount of each drawing under each Letter of Credit, subject to a minimum fee of $350 with respect to each such draw, payable upon each drawing.

(c) The Borrower shall pay to the applicable Issuing Bank from time to time for the amendment of any Letter of Credit for the sole account of such Issuing Bank, a fee in the amount of $250, payable on the date of each amendment.

(d) The Borrower shall pay to the applicable Issuing Bank for its own account a fronting fee in the amount of: (i) 0.0625% flat per quarter or part thereof on the Face Amount of each Documentary L/C issued by it payable in advance upon the issuance thereof, and (ii) 0.25% per annum on the average daily Face Amount of each Standby L/C issued by it during the period from and including the date of issuance thereof through and including the expiry date thereof payable monthly in arrears on the last day of each month.

(e) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the applicable Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under or otherwise administering any Letter of Credit (for the avoidance of doubt, such customary costs and expenses shall include any customary fees, costs and expenses charged by any correspondent bank of such Issuing Bank in connection therewith).

(f) The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Bank and the Lenders entitled thereto all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section.

(g) All fees shall be fully earned when paid and shall be nonrefundable.

3.09 Uniform Customs and Practice and International Standby Practices

Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower and expressly otherwise stated in the applicable Letter of Credit, when a Letter of Credit is issued, (a) the rules of the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (as amended from time to time, the “UCP”) or, if requested by the Borrower, the International Standby Practices ISP98, International Chamber of Commerce Publication No. 590 (as amended from time to time, “ISP”), shall apply to the Letters of Credit and (b) to the extent not inconsistent therewith, the Laws of the State of New York shall apply to the Letters of Credit.

3.10 References to Issuing Bank

Except as otherwise expressly set forth therein, all references to “the Issuing Bank” in the Loan Documents (other than this Agreement) shall be a reference to the Issuing Bank that Issued the applicable Letter of Credit or all Issuing Banks, as the context may require.

3.11 Application

To the extent that any provision of any L/C Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall prevail.

3.12 INTENTIONALLY OMITTED

3.13 Letter of Credit Utilization Reporting.

Within five (5) Business Days after the end of each calendar month, each Issuing Bank shall deliver a report to the Administrative Agent (a “Credit Utilization Summary”), setting forth, for each Letter of Credit issued or provided by such Issuing Bank, (i) the amount available to be drawn or utilized under such Letters of Credit as of the end of such calendar month and (ii) the amount of any drawings, payments or reductions of such Letters of Credit during such month, in each case, on an aggregate and per Letter of Credit basis. Upon receiving notice from the Borrower or the beneficiary under a Letter of Credit issued or provided by such Issuing Bank of a reduction or termination of any such Letter of Credit, each Issuing Bank shall notify the Administrative Agent thereof.

ARTICLE IV

TAXES AND YIELD PROTECTION

4.01 Taxes.

(a) Any and all payments by or on behalf of the Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (other than as a result of entering into this Agreement or the other Loan Documents, performing any obligations hereunder or thereunder, receiving any payments hereunder or thereunder or enforcing any rights hereunder or thereunder, which shall be included in Taxes) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent or such Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, intangibles or value added taxes, or recording or documentary taxes and any other excise or property taxes or charges or similar taxes or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, the Borrower shall also pay to Administrative Agent (for the account of itself or such Lender) or to such Lender, at the time interest is paid, such additional amounts that are necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) which the Administrative Agent or such Lender, as applicable, would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender, (ii) amounts payable under Section 4.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 4.01(d) shall be made within 30 days after the date the Lender or Administrative Agent makes a demand therefor.

(e) Each Lender (or Transferee) that is not a “United States person”, as defined under Section 7701(a)(30) of the Code (a “Foreign Lender”), shall deliver to the Borrower and the Administrative Agent two duly completed copies of either (i) Internal Revenue Service Form W-8BEN claiming eligibility of the Foreign Lender for benefits of an income tax treaty to which the United States is a party or (ii) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form. Each Lender (or Transferee) that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9, or any subsequent or substitute versions thereof or successors thereto, certifying that such Lender (or Transferee) is entitled to a complete exemption from U.S. Federal backup withholding tax on payments made pursuant to this Agreement. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of a Participant, on or before the date such participant becomes a Participant hereunder) and on or before the date, if any, such Lender changes its Lending Office unless each of the Lending Office prior to such designation and the new Lending Office are located within the United States. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Notwithstanding any other provision of this Section 4.01, a Lender shall not be required to deliver any form pursuant to this Section 4.01 that such Lender is not legally able to deliver. If requested by the Borrower, each Lender shall take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. If such Lender fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax imposed by the Code, without reduction. If any Governmental Authority asserts that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest, and all taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations, the termination of the Committed Line and the resignation or replacement of Administrative Agent.

4.02 Increased Costs and Reduced Return; Capital Adequacy.

(a) If the introduction of, adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)	does or shall subject any Lender to any Tax or increased Tax of any kind whatsoever with respect to this Agreement, any Note, any Eurodollar Rate Loan made by it, any Letter of Credit issued or participated in by it or any participation by it in any Swing Line Loan, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 4.01 and changes in the rate of tax on the overall net income of such Lender);

(ii)	does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate; or

(iii)	does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Rate Loans or issuing, providing and maintaining Letters of Credit or holding an interest in the Issuing Bank’s obligations thereunder or of holding a participation interest in Swing Line Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly, after receiving notice and the applicable certificate as specified in Section 4.02(c), pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable plus Taxes thereon.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any Requirement of Law regarding capital adequacy or with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of this Agreement, its obligations or Committed Line Portion hereunder or its obligations under Letters of Credit or participation therein to a level below that which such Lender or such Person would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy), then from time to time, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) If prior to the first day of any Interest Period:

(i) (A) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the relevant Eurodollar Rate for such Interest Period, or

(B) the Administrative Agent shall have received notice from Lenders whose Committed Line Portions constitute at least 50% of the Committed Line or, after the termination of the Committed Line, who hold at least 50% of the total Effective Amount (provided that Committed Line Portions of, and portions of the Effective Amount held by, Defaulting Lenders shall be excluded for purposes of making a determination of the requisite number of Lenders for this provision), that the relevant Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders, as soon as practicable thereafter.

(ii) If such notice is given with respect to the Eurodollar Rate applicable to Loans, (1) any such Eurodollar Rate Loan requested to be made on the first day of such Interest Period shall be made as a Base Rate Loan, (2) any Base Rate Loans that were to have been converted on the first day of such Interest Period to Eurodollar Rate Loans shall continue as Base Rate Loans and (3) any outstanding Eurodollar Rate Loans shall be converted to Base Rate Loans on the last day of the applicable Interest Period.

(iii) Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Rate Loans.

(iv) The Administrative Agent shall withdraw (1) any such notice pursuant to Section 4.02(c)(i)(A) if the Administrative Agent determines that the relevant circumstances have ceased to exist and (2) any such notice pursuant to Section 4.02(c)(i)(B) upon receipt of notice from the requisite Lenders that the relevant circumstances described in such Section 4.02(c)(i)(B) have ceased to exist.

(d) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans or to issue Letters of Credit as contemplated by this Agreement, (a) the agreement of such Lender hereunder to make Eurodollar Rate Loans or issue Letters of Credit, continue Eurodollar Rate Loans as such and, convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended for so long as such unlawfulness exists and (b) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by applicable law.

4.03 Matters Applicable to all Requests for Compensation; Mitigation.

(a) A certificate of Administrative Agent or any Lender claiming compensation under this Article IV and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) If requested by the Borrower, each Lender shall take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any obligation of the Borrower to pay additional amounts pursuant to Section 4.02.

4.04 Compensation. The Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender) that such Lender determines is attributable to:

(a) any payment, mandatory or optional prepayment or conversion (including, without limitation, a conversion pursuant to Section 4.02(d)) of a Eurodollar Rate Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Article IX hereof) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 5.01 hereof to be satisfied) to (i) borrow or continue a Eurodollar Rate Loan or convert a Loan into a Eurodollar Rate Loan, on the date for such borrowing, conversion or continuation specified in the relevant Notice of Borrowing (Revolving Loan) or Notice of Continuation/Conversion, as applicable, given pursuant to Section 2.03 or 2.03A, as applicable, hereof, or (ii) prepay a Eurodollar Rate Loan on the date for such prepayment specified in the relevant notice of prepayment given pursuant to Section 2.04 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid or converted or not borrowed, converted or continued for the period from the date of such payment, prepayment, or conversion to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue the Interest Period for such Loan that would have commenced on the date specified for such borrowing, continuation or conversion) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for United States Dollar deposits of leading lenders in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

4.05 Survival. The agreements and Obligations of the Borrower in this Article IV shall survive the payment of all Obligations and the termination of the Committed Line.

ARTICLE V

CONDITIONS PRECEDENT

5.01 Conditions to Effectiveness. The amendment and restatement of the Original Credit Agreement by this Agreement, the agreement of each Lender to make the initial Loans (including Loans pursuant to Section 2.01(c)) and the obligation of the Issuing Banks to Issue the initial Letters of Credit shall be subject to the satisfaction, immediately prior to or concurrently with the making of such Loans or the Issuance of such Letters of Credit, of the following conditions precedent in form and substance satisfactory to the Lenders:

(a) Loan Documents. The Administrative Agent shall have received:

(i)	this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender;

(ii)	for the account of each Lender requesting the same, a Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower;

(iii)	the Security Agreements (other than the Borrower’s Canadian Security Agreement), executed and delivered by a duly authorized officer of the Borrower with a counterpart or conformed copy for each Lender;

(iv)	the Parent Guarantee and the Parent Subordination Agreement, executed and delivered by a duly authorized officer of the Parent, with a counterpart or conformed copy of each for each Lender;

(v)	the Intercreditor Agreement, executed and delivered by a duly authorized officer of the Borrower, each Lender and the Swap Banks;

(vi)	the Fee Letters executed and delivered by a duly authorized officer of the Borrower;

(vii)	each of the other Loan Documents required by the Administrative Agent and the Lenders, executed and delivered by a duly authorized officer of the parties thereto, with a counterpart or conformed copy for each Lender; and

(viii)	the Agency Transfer Agreement, executed and delivered by a duly authorized officer of each Person that is a party to the Original Credit Agreement on the Closing Date and BNP Paribas as successor Administrative Agent, with a counterpart for each Lender.

(b) Secretary’s Certificates, etc. The Administrative Agent shall have received, (i) with a counterpart for each Lender, certificates of the Borrower and the Parent, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of such Person and (ii) the Responsible Officer List certified by an officer on such list as of the Closing Date;.

(c) Borrowing Base Report. The Administrative Agent shall have received, with a counterpart for each Lender, a fully completed Borrowing Base Collateral Position Report showing the Borrowing Base Advance Cap as of a date not earlier than 7 Business Days before the Closing Date, executed by a Responsible Officer of the Borrower, provided that the Borrowing Base Collateral Position Report most recently delivered pursuant to the Original Credit Agreement shall be deemed to have been delivered in compliance with and shall be deemed to satisfy the condition precedent under this paragraph.

(d) Resolutions. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions or other action, in form and substance satisfactory to the Administrative Agent, of the directors of each of the Borrower and the Parent authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents, (ii) the borrowings and Credit Extensions contemplated hereunder and (iii) the granting by the Borrower of the Liens created pursuant to the Security Agreements, certified by a Responsible Officer of such Person as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 5.01(b), shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions or other action thereby certified have not been amended, modified, revoked or rescinded.

(e) Incumbency Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, certificates of the Borrower and the Parent, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower and Parent, respectively, which certificate shall be included in the certificate delivered in respect of such Person pursuant to Section 5.01(b), shall be satisfactory in form and substance to the Administrative Agent, and shall be executed by a Responsible Officer of such Person.

(f) Organization Documents. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the Organization Documents of the Borrower and the Parent, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer of such Person, and each of the foregoing certifications shall be included in the certificate delivered in respect of such Person pursuant to Section 5.01(b) and shall be in form and substance satisfactory to the Administrative Agent.

(g) Good Standing Certificates. The Administrative Agent shall have received, with a copy for each Lender, certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each of the Borrower and the Parent (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person.

(h) Consents, Licenses and Approvals, etc. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer, (i) either (x) attaching copies of all Consents (each such Consent to be in form and substance acceptable to the Administrative Agent), and stating that such Consents are in full force and effect or (y) stating that no such Consents are so required and (ii) stating that the Borrower is in compliance with all Requirements of Law.

(i) Compliance Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a compliance certificate (substantially in the form of Exhibit C hereto) dated as of the Closing Date, signed by a Responsible Officer of the Borrower stating, among other things, to the best of such officer’s knowledge that:

(A) The representations and warranties contained in Article VI are true and correct in all material respects on and as of such date, as though made on and as of such date, except for those representations and warranties that by their terms were made as of a specified date, which shall be true and correct in all material respects on and as of such date;

(B) No Default or Event of Default exists; and

(C) There has occurred no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect or a Guarantor Material Adverse Effect,

provided that the Compliance Certificate most recently delivered pursuant to the Original Credit Agreement shall be deemed to have been delivered in compliance with and shall be deemed to satisfy the condition precedent under this paragraph.

(j) Fees and Expenses. (i) The Administrative Agent, Joint Lead Arrangers and Lenders shall have received the fees to be received on the Closing Date referred to herein and in the Fee Letters.

(ii) The Borrower shall have paid all fees and expenses of counsel to the Administrative Agent.

(iii) The Borrower shall have paid all other expenses payable by it hereunder.

(k) Legal Opinion. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Shutts & Bowen LLP, U.S. counsel to the Borrower and the Parent, substantially in the form of Exhibit I and Rajah & Tann, special Singapore counsel to the Borrower, substantially in the form of Exhibit K. Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Lenders may reasonably require.

(l) Actions to Perfect Liens. The Administrative Agent shall have received:

(i)	evidence in form and substance satisfactory to it that all financing statements on form UCC-1 have been filed in the appropriate jurisdictions in the United States, and

(ii)	the duly executed Deposit Account Control Agreement with Bank of America, N.A., with respect to Eligible Cash and Marketable Securities Collateral and duly executed Hedging Assignments with respect to each Approved Brokerage Account as to which the Eligible Net Liquidity in Brokerage Accounts will be included in the Borrowing Base Advance Cap under paragraph (b)(ii) of the definition thereof, in form and substance satisfactory to the Administrative Agent, which in each case is necessary or, in the opinion of the Administrative Agent or Required Lenders, desirable to perfect the Liens created by the Borrower’s NY Security Agreement.

(m) Lien Searches; Termination Statements. (i) The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax Lien filings which may have been filed in the jurisdiction of organization of the Borrower with respect to personal property of the Borrower, and the results of such search shall be satisfactory to the Administrative Agent and the Lenders.

(ii) The Administrative Agent shall have received file stamped acknowledgment copies (in form and substance satisfactory to it in its sole discretion) of any UCC termination statements, as it shall deem necessary after review of the lien searches obtained pursuant to Section 5.01(m)(i).

(n) Insurance. The Administrative Agent and the Lenders shall have received evidence in form and substance satisfactory to the Lenders that all of the requirements with respect to the Borrower of Section 7.06 hereof and Section 3(g) of the Borrower’s NY Security Agreement shall have been satisfied.

(o) Due Diligence. The Administrative Agent and its counsel and the Lenders shall be satisfied (in their sole discretion) with the results of their due diligence review of the Loan Parties.

(p) Perfection Certificate. The Administrative Agent shall have received from the Borrower a completed perfection certificate (in the form attached to the Borrower’s NY Security Agreement), executed by a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent.

(q) Request to Honor Oral and Electronic Instructions. The Administrative Agent shall have received from the Borrower a completed request to honor oral and electronic instructions, executed by a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent.

(r) INTENTIONALLY OMITTED.

(s) INTENTIONALLY OMITTED.

(t) Financial Statement. The Administrative Agent shall have received the financial statements referred to in Section 6.11(a) and (b).

(u) Intentionally Omitted.

(v) Agency Transfer Agreement. The Agency Transfer Agreement shall have become effective in accordance with the terms thereof.

(w) BBH. All Loans under the Original Credit Agreement made by Brown Brothers Harriman & Co. and all other amounts payable to Brown Brothers Harriman & Co. thereunder shall have been paid in full and Brown Brothers Harriman & Co. shall have executed a letter confirming that upon such payment, it ceased to be a party to or to have any rights under the Original Credit Agreement or the Loan Documents (as defined therein), all of which can be amended or modified without its consent or approval.

(x) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as any of them shall reasonably request.

5.02 Conditions to Each Credit Extension.

The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan, if any) and the agreement of each Issuing Bank to Issue or provide any Letter of Credit (including, without limitation, the initial Letter of Credit, if any) shall be subject to the satisfaction of the following conditions precedent:

(a) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.03(a) or Section 3.02, as the case may be.

(b) Representations and Warranties. Each of the representations and warranties made by the Borrower and the Parent, respectively, in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for those representations and warranties that by their terms were made as of a specified date which shall be true and correct in all material respects on and as of such date.

(c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Credit Extensions requested to be made on such date.

(d) Borrowing Availability. After giving effect to such Credit Extension requested to be made on such date, the Aggregate Amount shall not exceed the Borrowing Base Advance Cap.

(e) Borrowing Base Collateral Position Report. The Administrative Agent shall have timely received a Borrowing Base Collateral Position Report for the most recent period for which such Borrowing Base Collateral Position Report is required to be delivered in accordance with Section 7.02(b) and, if there are no outstanding Credit Extensions on the date of such Notice of Borrowing referred to in Section 5.02(a), a Borrowing Base Collateral Position Report as of a date not more than five (5) Business Days prior to the date of such Notice of Borrowing.

(f) No Legal Bar. There shall not be any order, judgment or decree of any Governmental Authority or arbitrator that by its terms purports to enjoin or restrain any Lender from making any Loan or Issuing any Letter of Credit, or any Law applicable to such Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Lender that prohibits, or requests that such Lender refrain from, making such Loan or Issuing any Letter of Credit.

(g) No Material Adverse Effect. Since June 30, 2010, there shall have been no Material Adverse Effect or Guarantor Material Adverse Effect.

Each borrowing hereunder by the Borrower and each request by the Borrower for the Issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.02 have been satisfied.

5.03 Lenders Consent and Approval.

For purposes of determining compliance with the conditions specified in this Article V, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required hereunder to be consented to or approved or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date or proposed date of any Loan or Issuance of any Letter of Credit, specifying its objection thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and make the Loans and provide or participate in other Credit Extensions, the Borrower represents and warrants to Administrative Agent and each Lender that:

6.01 Existence and Power. Each of the Parent, its Material Subsidiaries, the Borrower and the Mexican Sub:

(a) is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b) has the corporate, limited liability company or partnership, as applicable, power and authority, the legal right and all governmental licenses, authorizations, consents and approvals that are necessary (i) to own its assets, lease the property it operates as lessee, carry on its business in which it is currently engaged, (ii) to execute, deliver, and perform its respective Obligations under, the Loan Documents to which it is a party and (iii) to borrow Loans and obtain Letters of Credit;

(c) is duly qualified as a foreign corporation, and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; provided that the Borrower does not have a place of business in Singapore and is not registered as a foreign company in Singapore under Part XI of the Companies Act, Chapter 50 of Singapore and such registration is not required in connection with the conduct of its business or the validity, perfection or priority of the Borrower’s Singapore Pledge Agreement; and

(d) is in compliance with all Requirements of Law.

6.02 Authorization; No Contravention. The execution, delivery and performance by the Parent and the Borrower of this Agreement and each other Loan Document to which the Parent and the Borrower is party, have been duly authorized by its board of directors, and if necessary, shareholder action, and do not and will not:

(a) contravene the terms of the Organization Documents of the Parent or the Borrower;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Parent or the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority, to which such Person or its property is subject; or

(c) violate any Requirement of Law;

and each of the Parent and the Borrower has taken all other necessary action to authorize the borrowings of Loans and Issuance of Letters of Credit on the terms and conditions of this Agreement.

6.03 Governmental Authorization, etc. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or validity of, or enforcement against, any Loan Party, of this Agreement or any other Loan Document or in connection with the Loans or Letters of Credit, the granting of Liens under the Security Agreements or the exercise of remedies by the Administrative Agent and the Lenders.

6.04 Binding Effect. This Agreement and each other Loan Document to which the any Loan Party is a party have been duly executed and delivered by or on behalf of such Loan Party and constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, subject to the effects of applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

6.05 Litigation. Except as specifically disclosed on Schedule 6.05, there are no actions, suits or proceedings, pending, or to the knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, Parent, the Mexican Sub or any Material Subsidiary or any of their respective properties or revenues (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (ii) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or a Guarantor Material Adverse Effect; and no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06 No Default. No Default or Event of Default exists or would exist after giving effect to the incurrence of any Obligations by the Borrower. As of the Closing Date, no Loan Party or any of the Material Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or a Guarantor Material Adverse Effect.

6.07 Employee Matters; ERISA Compliance. Except as specifically disclosed in Schedule 6.07:

(a) No Loan Party or any Material Subsidiary is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against any of the Loan Parties or any of the Material Subsidiaries, before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened; (ii) no strike, labor dispute, slowdown or stoppage is pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of the Material Subsidiaries; and (iii) no union representation question existing with respect to the employees of any Loan Party or any of the Material Subsidiaries and no union organizing activities are taking place with respect to any thereof.

(b) INTENTIONALLY OMITTED.

(c) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA (or Section 304 of ERISA, as amended by the Pension Protection Act)) has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan, and each Plan (including, to the actual knowledge of Parent or the Borrower, a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan, except for instances of non-compliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen during such six-year period or is reasonably expected to arise. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. None of the Loan Parties or any Commonly Controlled Entity have had a complete or partial withdrawal from any Multiemployer Plan, and none of the Loan Parties would become subject to any liability under ERISA if a Loan Party or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the actual knowledge of Parent or the Borrower, no such Multiemployer Plan is in ERISA Reorganization, ERISA Insolvency or terminating or is reasonably expected to be in ERISA Reorganization, ERISA Insolvency or be terminated. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of each Loan Party and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are employee welfare benefit plans (as defined in Section 3(1) of ERISA) other than such liability disclosed in the financial statements of Parent and the Borrower does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits. None of the Loan Parties or any Commonly Controlled Entity has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject any Loan Party to liability under ERISA and/or Section 4975 of the Code. There is no other circumstance which may give rise to a liability in relation to any Plan that could reasonably be expected to have a Material Adverse Effect. None of the assets of the Borrower constitute “plan assets” for purposes of Section 406 of ERISA and/or Section 4975 of the Code, or for purposes of any other applicable statute, regulation or other rule which is materially similar to Section 406 of ERISA or Section 4975 of the Code.

6.08 Use of Proceeds; Margin Regulations. (a) The proceeds of the Loans and the Issuance of Letters of Credit are to be used solely to finance the Borrower’s purchase, storage and sale of Products, other products approved from time to time by the Administrative Agent and the Required Lenders and for related hedging and working capital requirements related to the foregoing and to fund payments due to any Swap Bank under a Swap Contract.

(b) No part of the proceeds of any Credit Extension will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U or T, respectively, of the FRB or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations of the FRB. No Loan Party or any of the Material Subsidiaries is engaged principally, or as one or more of its important activities, in the business of extending credit for the purpose of purchasing any “margin stock” as defined in Regulation U or T of the FRB. If requested by any Lender or the Administrative Agent, the Borrower shall furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

6.09 Title to Properties. The Loan Parties and the Material Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all of its real property and good and marketable title to, or a valid leasehold interest in, all its other property, except where the failure to have such title or leasehold interests could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or Guarantor Material Adverse Effect. As of the Closing Date, no property of the Borrower or the Mexican Sub is subject to any Liens, other than Permitted Liens. Schedule 6.09 accurately lists: (i) all of the real property and leasehold interests in real property of the Borrower and the Mexican Sub; and (ii) all locations where inventory of the Borrower is held on the Closing Date or expected to be held after the Closing Date.

6.10 Taxes. The Loan Parties and the Material Subsidiaries have timely filed all Federal and other (including, without limitation, non-U.S.) tax returns and reports required to be filed, and timely have paid all Federal and other (including, without limitation, non-U.S.) income, franchise and other taxes, assessments, fees and other governmental charges shown thereon to be due and payable, and have paid all income, franchise and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets as due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained on the books and records of the Parent, the Borrower or applicable Subsidiary in accordance with GAAP and except where such failures to file or pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no proposed tax assessment against any Loan Party or Material Subsidiary, or any Subsidiary included in the Parent’s consolidated tax return. The Borrower has complied in all material respects with all applicable Laws relating to the withholding and payment of taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws. As of the Closing Date, no tax return of the Parent, the Borrower, any Material Subsidiary or any of their Subsidiaries included in the Parent’s consolidated tax return is being audited by any Governmental Authority. None of the Parent, the Borrower or any Material Subsidiary or any of their Subsidiaries included in the Parent’s consolidated tax return has (i) as of the Closing Date, executed or filed with any Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any federal, state, local or foreign taxes or other imposition; or (ii) any obligation under any written tax-sharing agreement. None of the Parent, the Borrower, any Material Subsidiary or any of their Subsidiaries included in the Parent’s consolidated tax return has taken any reporting position for which it does not have a reasonable basis or anticipates any further material tax liability with respect to its taxable years that have not been closed, taken as a whole.

There are no Liens for Taxes against the Collateral and no claim is being asserted with respect to Taxes which could result in such Liens.

6.11 Financial Condition.

(a) (i) The consolidated balance sheet of the Parent and its consolidated Subsidiaries at September 30, 2009 and the related consolidated statements of income and of cash flows for the year ended on such date, reported on by Rothstein, Kass & Company, PC, copies of which have heretofore been furnished to the Administrative Agent and the Lenders, are complete and correct in all material respects and present fairly the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).

(ii) The consolidated balance sheet of the Borrower and its consolidated Subsidiaries at September 30, 2009 and the related consolidated statements of income and of cash flows for the year ended on such date, reported on by Rothstein, Kass & Company, PC, copies of which have heretofore been furnished to the Administrative Agent and the Lenders, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein).

(b) (i) The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at July 31, 2010 and the related unaudited consolidated statements of income for the period ended on such date, certified by a Responsible Officer of the Borrower, copies of which have heretofore been furnished to the Administrative Agent and the Lenders, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations for the period then ended (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP (except for the absence of footnote disclosures) applied consistently throughout the periods involved (except as approved by such Responsible Officer of the Borrower and as disclosed therein) and reflect the Net Accounting Adjustment.

(ii) The unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at June 30, 2010 and the related unaudited consolidated statements of income and of cash flows for the fiscal quarter ended on such date, certified by a Responsible Officer of the Parent, copies of which have heretofore been furnished to the Administrative Agent and the Lenders, are complete and correct in all material respects and present fairly the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP (except for the absence of footnote disclosures) applied consistently throughout the periods involved (except as approved by such Responsible Officer of the Parent and as disclosed therein).

(c) Except as set forth on Schedule 5.01, no Loan Party or any Material Subsidiary had, as of the Closing Date, any Contingent Obligation for taxes that is material, or any material long-term lease or unusual forward or long-term commitment, including, without limitation, any Swap Contract or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto.

(d) During the period from September 30, 2009 to and including the Closing Date there has been no sale, transfer or other disposition by any Loan Party or any Material Subsidiary of any material part of its respective business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of such Loan Party or any Material Subsidiary at December 31, 2009, other than those sales, transfers, dispositions and acquisitions listed on Schedule 5.01.

(e) Since September 30, 2009, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect or a Guarantor Material Adverse Effect.

6.12 Environmental Matters. Except as set forth on Schedule 6.12:

(a) The facilities and properties owned or operated by each Loan Party and the Material Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in material amounts or concentrations which (i) constitute or constituted a violation of or (ii) could give rise to liability under, any Environmental Law.

(b) The Loan Parties and the Material Subsidiaries, the Properties and all operations at the Properties are in compliance, and have, for the duration of their ownership or operation by the applicable Loan Party or Material Subsidiary, been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Loan Party or Material Subsidiary (the “Business”). All material Environmental Permits necessary in connection with the ownership and operation of the Business of each Loan Party and its Material Subsidiaries have been obtained and are in full force and effect.

(c) No Loan Party nor any Material Subsidiary has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does any Loan Party or any Material Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party or any Material Subsidiary, threatened, under any Environmental Law to which any Loan Party or any Material Subsidiary is or will be named as a party with respect to the Properties or the Business, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or a Guarantor Material Adverse Effect or result in loss, cost, liability or expense in excess of $100,000, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or, to the knowledge of any Loan Party or any Material Subsidiary, threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Loan Party or any Material Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.13 Regulated Entities. Neither any Loan Party nor any Material Subsidiary, nor any Person controlling any Loan Party, or any of the Material Subsidiaries, is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness or grant Liens on its assets.

6.14 No Burdensome Restrictions. Neither any Loan Party nor any of the Material Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect or a Guarantor Material Adverse Effect.

6.15 Copyrights, Patents, Trademarks and Licenses, etc. The Loan Parties and the Material Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, technology, know-how, contractual franchises, authorizations, processes, and other rights that are reasonably necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted (“Intellectual Property”), without conflict with the rights of any other Person. No litigation or claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party or any Material Subsidiary know of any valid basis for any such claim. The use of such Intellectual Property by the Loan Parties and the Material Subsidiaries does not infringe on the rights of any Person.

6.16 Subsidiaries. The Borrower has no Subsidiaries other than the Mexican Sub and has no investments in Capital Stock of any other Person other than the Mexican Sub.

6.17 Insurance. (a) Except as specifically disclosed in Part A of Schedule 6.17, the properties of the Parent, the Borrower and the Mexican Sub are insured with financially sound and reputable insurance companies not Affiliates of the Parent or the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent, the Borrower or such Subsidiary operates and, in the case of the Borrower, as required under Section 3(g) of the Borrower’s NY Security Agreement.

(b) Set forth in Part B of Schedule 6.17 is an accurate and complete list and description (including deductibles or other retention amounts) of all insurance maintained (i) by the Borrower and (ii) by carriers and custodians of the Borrower’s inventory or other property, for the benefit of the Borrower.

6.18 Full Disclosure. All factual information, reports and other papers and data with respect to the Loan Parties and their Subsidiaries furnished, and all factual statements and representations made, to the Administrative Agent or the Lenders by any Loan Party, or on behalf of any Loan Party or its Subsidiaries, were, at the time the same were so furnished or made, when taken together with all such other factual information, reports and other papers and data previously so furnished in connection with this Agreement and the Credit Extensions hereunder and all such other factual statements and representations previously so made in connection with this Agreement and the Credit Extensions hereunder, complete and correct in all material respects, to the extent necessary to give the Administrative Agent and the Lenders true and accurate knowledge of the subject matter thereof in all material respects, and did not as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made.

6.19 AML Laws.

(a) None of the Loan Parties are and to their knowledge none of their respective Affiliates are in violation of any Requirement of Law relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (as amended, the “Executive Order”), and the Patriot Act.

(b) No Loan Party is and to its knowledge no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions is any of the following:

(i)	a Person that is listed in the annex to, or is otherwise subject to the provisions of the Executive Order or any other applicable OFAC regulations;

(ii)	a Person owned or controlled by, or acting on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulations;

(iii)	a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable AML Law;

(iv)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or other applicable OFAC regulations; or

(v)	a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website, currently available at www.treas.gov/offices/ enforcement/ofac/ or any replacement website or other replacement official publication of such list.

(c) None of the Loan Parties are and to their knowledge no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph 6.19(b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law.

6.20 Security Agreements. The provisions of each Security Agreement are effective to create in favor of the Administrative Agent for the ratable benefit of itself, the Lenders and the Swap Banks a legal, valid and enforceable Lien in all right, title and interest of the Borrower in the Collateral as described therein.

(b) When proper financing statements have been filed in the offices in the jurisdictions listed on Schedule 6.20, the Borrower’s NY Security Agreement shall constitute an Agent’s First Lien on all right, title and interest in the “Collateral” described therein, which can be perfected by such filing, subject to the existence of Liens permitted under Section 8.01, but in the case of Collateral included in the Borrowing Base Advance Cap, subject only to Liens permitted under Section 8.01(b)(ii), (d) and (k) and, so long as they are subordinate to the Agent’s First Lien, Liens permitted under Section 8.01(a)(ii) and (c).

6.21 Solvency.

As of the date hereof, the Closing Date, and each other date of determination, after giving effect to Loans and Letters of Credit to be made, issued or provided on or prior to such date, (i) the amount of the “present fair saleable value” of the assets of the Parent, the Borrower, the Parent and its Subsidiaries taken as a whole, and the Borrower and the Mexican Sub taken as a whole, will, as of such date, exceed the amount of all “liabilities of the Parent, the Borrower, the Parent and its Subsidiaries taken as a whole, or the Borrower and the Mexican Sub taken as a whole, as applicable, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of the Parent, Borrower, the Parent and its Subsidiaries taken as a whole, and the Borrower and the Mexican Sub taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of the Parent, Borrower, the Parent and its Subsidiaries taken as a whole, and the Borrower and the Mexican Sub taken as a whole, as applicable, on its respective debts as such debts become absolute and matured, (iii) the Parent, the Borrower, the Parent and its Subsidiaries, taken as a whole, and the Borrower and the Mexican Sub taken as a whole, will not have, as of such date, an “unreasonably small amount of capital” with which to conduct their respective businesses, as such quoted term is determined in accordance with applicable U.S. federal and state Laws governing the determination of insolvency of debtors and (iv) the Parent, the Borrower, the Parent and its Subsidiaries taken as a whole, and the Borrower and the Mexican Sub taken as a whole, will be able to pay their respective debts as they mature. For purposes of this Section 6.21, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

6.22 No Other Ventures.

Neither the Borrower nor the Mexican Subsidiary is engaged in any joint venture or partnership with any other Person.

6.23 Notices from Farm Products Sellers, etc.

The Borrower has not, within the one (1) year period prior to the date hereof, received any written notice pursuant to the applicable provisions of the Food Security Act, or any other applicable local laws from (a) any Farm Products Seller or (b) any lender to any Farm Products Seller or any other Person with a Lien in the assets of any Farm Products Seller or (c) the Secretary of State (or equivalent official) or other Governmental Authority of any State of the U.S. or political subdivision thereof, in any case advising or notifying the Borrower of (i) any Lien or claim to Grain or to assets that would include any Grain, or (ii) the intention of such Farm Products Seller or other Person to preserve the benefits of any trust applicable to any assets of the Borrower established in favor of such Farm Products Seller or other Person under the provisions of any Law (all of the foregoing, together with any such notices as any Borrower may at any time hereafter receive, collectively, the “Food Security Act Notices”).

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Committed Line Portion is in effect, or any Lender shall have an obligation to make Loans or Issue or participate in Letters of Credit hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01 Financial Statements. The Borrower shall deliver or, in the case of Sections 7.01(b) and (d), cause the Parent to deliver to the Lenders, in form and detail satisfactory to the Lenders:

(a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated and unaudited consolidating balance sheets of Borrower and its consolidated Subsidiary as at the end of such year and the related consolidated and consolidating statements of income or operations, and shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and in the case of such consolidated financial statements, accompanied by the opinion of KPMG LLP or another nationally-recognized independent certified public accounting firm (reasonably acceptable to the Required Lenders) which report shall (i) include a footnote or other statement from such public accounting firm setting forth the fair value of inventory on such financial statements, and (ii) state that such financial statements present fairly the financial position and results of operations for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, and in the case of consolidating statements, certified by a Responsible Officer of the Borrower as fairly presenting the Borrower’s and its consolidated Subsidiary’s financial condition, results of operations and cash flows in accordance with GAAP; such opinion in respect of the consolidated statements shall be unqualified and shall not be limited because of a restricted or limited examination by the public accounting firm of any material portion of Borrower’s records;

(b) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income or operations, and shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of KPMG LLP or another nationally-recognized independent certified public accounting firm (reasonably acceptable to the Required Lenders) which report shall state that such financial statements present fairly the financial position and results of operations for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; such opinion in respect of the consolidated statements shall be unqualified and shall not be limited because of a restricted or limited examination by the public accounting firm of any material portion of Parent’s records;

(c) as soon as available, but not later than thirty (30) days after the end of each fiscal month, Borrower-prepared consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiary as at the end of such fiscal month and the related statements of income or operations for such fiscal month and the portion of the fiscal year through the end of such month prepared in accordance with GAAP (and reflecting the Net Accounting Adjustment) and accompanied by an explanation of the Net Accounting Adjustment and setting forth in each case in comparative form the figures for the period in the previous fiscal year, certified by a Responsible Officer of the Borrower as fairly presenting the Borrower’s and its Subsidiary’s financial condition and results of operations in accordance with GAAP (subject to normal year-end audit adjustments and absence of footnotes); and

(d) as soon as available, but not later than sixty (60) days after the end of each of the first three quarters of each fiscal year, consolidated Parent-prepared balance sheets of Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related statements of income, shareholders’ equity and cash flows for such fiscal quarter prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal quarter, certified by a Responsible Office of the Parent as fairly presenting the Parent’s and its Subsidiaries’ financial condition, results of operations and cash flows in accordance with GAAP (subject to normal year-end audit adjustments and absence of footnotes).

7.02 Certificates; Other Information. The Borrower shall furnish to the Administrative Agent and the Lenders:

(a) (i) (A) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (c), a Compliance Certificate executed by a Responsible Officer of the Borrower;

(B) concurrently with each delivery of a compliance certificate or other similar document demonstrating compliance or non-compliance with the financial covenants under the BofA Facility to the lenders thereunder, a copy of such certificate and any attachments thereto;

(b) on each Thursday of each week, as of the first Business Day of the week in which such reports are required to be delivered, a Borrowing Base Collateral Position Report and a Net Position Report, each certified by a Responsible Officer or Officers of the Borrower who have authority to execute such reports, provided that if in any month the last Business Day of such month is not such first Business Day of a week, the last Business Day of such month shall be the reporting date instead of such first Business Day of that week and such reports shall be delivered on the third Business Day after such last Business Day of such month; and

(c) INTENTIONALLY OMITTED

(d) concurrently with the delivery of the financial statements referred to in Section 7.01(a) and the financial statements for the end of the sixth month in each year referred to in Section 7.01(c), a letter signed by a Responsible Officer discussing the results by business segments for the full year or half year period, as applicable; and

(e) upon request of any Lender, promptly after the same become publicly available, copies of all annual, regular, special and periodic reports, proxy statements and registration statements filed by any Loan Party or any Material Subsidiary with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions or with any national securities exchange or to the public holders of its Capital Stock generally, as the case may be; and

(f) not later than 20 Business Days after the end of each fiscal quarter of the Borrower, a Back-up Inventory Report (with a balancing reconciliation) as of the end of such fiscal quarter, listing inventory locations and types and quantities of such inventory at such locations, including any new locations since the most recent report, which shall be accompanied by, if requested by the Administrative Agent or the Required Lenders, statements of depositaries, custodians, warehouses and other third parties as of such reporting date; and

(g) promptly when available, such additional information regarding the business, financial or corporate affairs of any Loan Party or Material Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

7.03 Notices. The Borrower shall promptly notify Administrative Agent and each Lender of the occurrence of each of the following events, as soon as possible and in any event within 30 days or such shorter period specified below after any Loan Party knows or has reason to know thereof:

(a) any Default or Event of Default;

(b) any event relating to the business of the Borrower that is known to any Responsible Officer of the Borrower which could reasonably be expected to cause a material impairment of the Collateral Position;

(c) any development or any event relating to the business of any Loan Party or Material Subsidiary that is known to any Responsible Officer of the Borrower which could reasonably be expected to cause a Material Adverse Effect or Guarantor Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or Material Subsidiary which could reasonably be expected to have a Material Adverse Effect or Guarantor Material Adverse Effect; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or Material Subsidiary and any Governmental Authority, in each case which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or Guarantor Material Adverse Effect; or (iii) the commencement of, or any development in, any litigation or proceeding affecting any Loan Party or Material Subsidiary, including pursuant to any applicable Environmental Laws, in each case which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or Guarantor Material Adverse Effect;

(d) (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan when due, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, ERISA Reorganization or ERISA Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, ERISA Reorganization or ERISA Insolvency of, any Plan or (iii) any asset of the Parent or the Borrower constitutes “plan assets” for purposes of Section 406 of ERISA and/or Section 4975 of the Code, or for purposes of any other applicable statute, regulation or other rule which is materially similar to Section 406 of ERISA or Section 4975 of the Code;

(e) any material change in accounting policies or financial reporting practices by the Parent or the Borrower;

(f) any trading in new Products or commodities by the Borrower;

(g) the Early Termination (as defined in such Swap Contract), or its equivalent, of each Swap Contract; and

(h) any relocation of inventory from premises of an Approved Inventory Holder listed on Schedule 7.03(h), except in connection with a sale in the ordinary course of business or such a relocation to other premises listed thereon of an Approved Inventory Holder; and any new location for inventory of the Borrower outside the United States, Ontario, Canada and New Brunswick, Canada; in each case not later than 5 days after such relocation or the establishment of such new location; and

(i) any Default or Event of Default under the B of A Facility, and any amendment, waiver or modification of the B of A Facility or any agreement, instrument or document relating thereto, including, without limitation, the B of A Guarantee and Security Agreement, together with a copy of each such amendment, modification or waiver certified as true and complete by a Responsible Officer.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or the Mexican Sub proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably could be expected to be) breached or violated as therein provided.

7.04 Preservation of Corporate Existence, Etc. The Borrower shall, and shall cause the Mexican Sub to:

(a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of organization;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, the non-preservation of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill;

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and

(e) perform and observe, in all material respects, all the terms, covenants and conditions required to be performed and observed by it under its Contractual Obligations and do all things necessary to preserve and keep unimpaired its rights under such Contractual Obligations except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.05 Maintenance of Property. The Borrower shall maintain, and shall cause the Mexican Sub to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except in any case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06 Insurance. The Borrower shall maintain, and shall cause the Mexican Sub to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, provided that all Collateral shall be fully insured at all times against loss or damage by fire and other risks, casualties and contingencies. Administrative Agent shall be named as an additional insured in the case of liability insurance and Administrative Agent shall be named as loss-payee in the case of property or casualty insurance, in each case, without liability for premiums or similar amounts. On or prior to the date that is thirty (30) Business Days prior to the expiration date of any such insurance policy, the Borrower shall deliver to the Administrative Agent and the Lenders a certificate of insurance evidencing the renewal of such policy for a term of at least one year from such expiration date, in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion.

7.07 Payment of Obligations. The Borrower shall, and shall cause the Mexican Sub to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all lawful claims which, if unpaid, would by law result in a Lien upon its property, except such claims which would only result in Permitted Liens, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, and provided that at such time the claim becomes a Lien (other than a lis pendens notice), it shall be promptly paid; and

(b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or relating to such Indebtedness.

7.08 Compliance with Laws. The Borrower shall comply, and shall cause the Mexican Sub to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except for such non-compliance which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.09 Compliance with ERISA. The Borrower shall, and shall cause each of its Commonly Controlled Entities to: (a) maintain each Plan and Multiemployer Plan in material compliance with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan and Multiemployer Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan and Multiemployer Plan subject to Section 412 of the Code.

7.10 Books and Records; Inspection of Property and Books and Records. (a) The Borrower shall maintain and shall cause the Mexican Sub to maintain proper books of record and account, in which full, true and correct entries in material conformity with GAAP consistently applied and all Requirements of Law shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary.

(b) Upon the request of the Administrative Agent or the Required Lenders, the Borrower shall permit, and shall cause the Mexican Sub to permit, representatives and designees of Administrative Agent and any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, to conduct a thorough examination of the Collateral and the Collateral Position, trading book, the books, records and systems relating thereto, internal controls and risk management policies and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, all upon reasonable advance notice to the Borrower by the Administrative Agent. No more than one (1) such inspection at the premises of the Borrower and the Mexican Sub or other locations where their books and records are maintained shall be permitted in any calendar year at the request of the Administrative Agent or the Lenders prior to the occurrence of an Event of Default (provided that additional inspections shall be permitted, at the sole cost and expense of the Lender requesting such additional inspection), provided further that as many inspections as may be requested by the Administrative Agent or the Required Lenders shall be permitted at Borrower’s cost and expense subsequent to the occurrence and during the continuation of an Event of Default, and prior notice of any such inspection shall not be required. Any reasonable out-of-pocket expenses or fees associated with such inspections will be for the account of the Borrower, except as otherwise provided in this Section 7.10(b).

At the request of any Lender, the Administrative Agent will provide such Lender with the results of such inspection, without representation or warranty by and without responsibility of the Administrative Agent.

7.11 Environmental Laws. The Borrower shall, and shall cause the Mexican Sub to (a) comply with, and ensure compliance, in all material respects by all tenants and subtenants (if any) with, all applicable Environmental Laws and obtain and comply, in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply, in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained on the books and records of the Borrower or the Mexican Sub in accordance with GAAP; and (c) handle, transport and dispose of, and cause all subtenants to handle, transport and dispose of, all Materials of Environmental Concern in compliance with all applicable Environmental Laws.

7.12 Use of Proceeds. The Borrower shall use the proceeds of the Loans and Letters of Credit for the uses described in this Agreement and not in contravention of any Requirement of Law or of any Loan Document restrictions on use of proceeds.

7.13 Deposit Accounts; Payments to Bank Deposit Accounts. (a) The Borrower shall maintain all of its deposit accounts with the Administrative Agent or cause such deposit accounts to be Bank Deposit Accounts.

(b) The Borrower shall (i) notify all Account Debtors in writing (including, without limitation, on the invoices issued to them) of the assignment of Accounts to the Administrative Agent and direct that payment be made to the Administrative Agent at a Bank Deposit Account, without offset, counterclaim or deduction, and otherwise take reasonable steps to ensure that all Account Debtors under all of its Accounts forward payment in the form of cash, checks, drafts or other similar items of payment directly to the Bank Deposit Accounts or directly by wire transfer to the Bank Deposit Accounts, in each case, without offset, counterclaim or deduction, and shall, if requested by Administrative Agent, provide Lenders with reasonable evidence of such notification, and (ii) deposit or cause to be deposited all payments under such Accounts to the Bank Deposit Accounts. In the event that any Account Debtor does not make any payment directly to the Bank Deposit Accounts, Borrower shall promptly deposit such amounts into the Bank Deposit Accounts.

7.14 Financial Covenants. The Borrower shall at all times maintain:

(a)	Working Capital in an amount not less than $22,500,000;

(b)	Equity in an amount not less than $22,500,000; and

(c)	a Leverage Ratio not to exceed 6.0:1.0.

7.15 B of A Facility.

Promptly upon the execution and delivery thereof, the Borrower shall deliver to the Administrative Agent and the Lenders copies, certified as true and complete by a Responsible Officer, of the Credit Agreement among the Parent, Bank of America, N.A., as administrative agent (the “B of A Facility Agent”) and the Lenders party thereto (as amended, modified or supplemented from time to time, the “B of A Facility”) and all related material agreements, instruments and documents, including, without limitation, any guarantee, security agreement or other agreement executed by the Borrower (collectively, as amended, modified or supplemented from time to time, the “B of A Guarantee and Security Agreement”), and all of such documents shall be satisfactory to the Administrative Agent and the Required Lenders in their sole discretion.

7.16 INTENTIONALLY OMITTED

7.17 Risk Management Policies.

The Borrower shall, and shall cause the Mexican Sub to, maintain and comply with risk management policies relating to the credit risk incurred from time to time with respect to all contractual counterparties, including debtors under accounts receivable and risk of commodity price and currency fluctuations, such policies to be consistent with those currently in effect, subject to reasonable changes which do not materially increase the risks of the Borrower’s business and are approved from time to time by the Board of Directors of the Borrower.

7.18 Taxes.

The Borrower shall, and shall cause the Mexican Sub, the Parent and each of the Material Subsidiaries and other Subsidiaries included in the Parent’s consolidated tax return to, timely file or cause to be filed all income, franchise, excise and other material tax returns required to be filed by them and shall timely pay and cause them to pay all income, franchise, excise and other Taxes due and payable (other than any Taxes the amount or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or a Guarantor Material Adverse Effect.

7.19 Inventory Notices.

The Borrower shall notify all Persons in possession of the Borrower’s inventory, including, without limitation, all Products of the Administrative Agent’s Lien therein and, if requested by the Administrative Agent or the Required Lenders, promptly obtain and deliver to the Administrative Agent acknowledgment of such security interests duly executed by such Persons, including their agreement that at all times from and after the date the Administrative Agent gives notice to such Persons, to comply solely with instructions from the Administrative Agent with regard to disposition or release of such inventory.

7.20 Agricultural Products.

(a) The Borrower shall take all actions as may be reasonably required, if any, to ensure that any perishable agricultural commodity (in whatever form) purchased by the Borrower are purchased free and clear of any Lien or other claims in favor of any seller or any secured party with respect to the assets of any seller.

(b) The Borrower shall notify Administrative Agent in writing within two (2) Business Days after receipt by the Borrower of any Food Security Act Notice or amendment to a previous Food Security Act Notice, including a true, correct and complete copy of such Food Security Act Notice or amendment, as the case may be, and any master lists or other notices of effective financing statements delivered to the Borrower pursuant to the Food Security Act.

(c) In the event the Borrower receives a Food Security Act Notice, the Borrower shall pay the related invoice within the payment terms specified therein and notify Administrative Agent of such receipt and take any other action necessary to release any Lien on the Grain covered thereby; provided, however, that such invoice may remain unpaid if, and only so long as (i) appropriate legal or administrative action has been commenced in good faith and is being diligently pursued or defended by the Borrower, (ii) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (iii) the Borrower shall promptly pay such contested invoice and all additional charges, interest, penalties and expenses, if any, and shall deliver to Administrative Agent evidence reasonably acceptable to Administrative Agent of such payment, if such contest is terminated or discontinued adversely to the Borrower or the conditions set forth in this Section are no longer met, and (iv) such Grain shall be excluded from the Borrowing Base Advance Cap.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have a Committed Line Portion in effect or an obligation to make Loans or Issue or participate in Letters of Credit hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

8.01 Limitation on Liens. The Borrower shall not, and shall not suffer or permit the Mexican Sub to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) (i) any Lien existing on property of the Borrower or the Mexican Sub on the Closing Date, as set forth on Schedule 8.01; and

(ii) Liens granted under the B of A Guarantee and Security Agreement as in effect on the date of delivery to the Administrative Agent pursuant to Section 7.15 and as amended from time to time with the prior written consent of the Required Lenders; provided that (A) the BofA Facility Agent shall have executed and delivered the BofA Subordination Agreement, and (B) such Liens shall cease to be permitted if the B of A Facility is amended to (1) increase the principal amount to an amount in excess of $150,000,000, (2) shorten maturity of any scheduled payments or final maturity, or (3) provide for other amendments that are material and adverse to either the Parent or the Borrower;

(b) (i) any Lien created under any Loan Document or (ii) Liens consisting of rights of setoff under a Swap Contract;

(c) Liens (other than Liens arising under Environmental Laws) for taxes, fees, assessments or other governmental charges which are not delinquent and remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, or other similar Liens arising in the ordinary course of business which are not delinquent and remain payable without penalty and, with respect to any such carrier’s, warehousemen’s or landlord’s lien, such liens only secure accrued rental or carriage charges and related charges with respect to the goods stored or carried;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of the Borrower or the Mexican Sub securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, or statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) have or cause a Material Adverse Effect;

(g) Liens consisting of judgment or judicial attachment liens; provided that the enforcement of such Liens is effectively stayed or bonded pending appeal in a manner acceptable to the Administrative Agent; and provided, further, that any such Liens that are unstayed may exist with respect to judgments in the aggregate at any time outstanding for the Borrower and the Mexican Sub not to exceed $3,000,000;

(h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, do not secure obligations that constitute Indebtedness or Contingent Obligations, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and the Mexican Sub;

(i) purchase money security interests (including Capital Leases) on any property (other than inventory) acquired or held by the Borrower or the Mexican Sub in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, however, that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $500,000 in the aggregate;

(j) any Lien in the form of cash collateral (which is not Cash Collateral for the Obligations under the Agreement and the Loan Documents) which has been granted by the Borrower to secure the margin requirements of a swap contract permitted under Section 8.03(b), provided that such cash collateral is not included in the Borrowing Base Advance Cap;

(k) Permitted Financial Management Liens;

(l) Liens securing Indebtedness permitted under Section 8.03(g), so long as such Liens encumber only the inventory financed thereunder and proceeds thereof.

8.02 Consolidations and Mergers. The Borrower shall not, and shall not suffer or permit the Mexican Sub to, liquidate, wind-up or dissolve itself, or to merge, consolidate with or into, or Convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its, or any of its divisions or units, property, business or assets (whether now owned or hereafter acquired) to or in favor of, any Person except the foregoing shall not prohibit transactions expressly permitted by Sections 8.15 or 8.17.

8.03 Limitation on Indebtedness. The Borrower shall not, and shall not suffer or permit the Mexican Sub to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to or in accordance with, this Agreement and the other Loan Documents;

(b) Indebtedness incurred under swap contracts entered into in the ordinary course of business as bona fide hedging transactions (including Swap Contracts), in each case subject to the terms of an ISDA Master Agreement or its equivalent, such as a long form confirmation;

(c) Indebtedness existing on the Closing Date, as described on Schedule 8.01, and renewals, refinancings and extensions thereof which do not increase the principal amount;

(d) Indebtedness in respect of purchase money security interests permitted by Section 8.01(i) hereof and any renewals, refinancings and extensions of such Indebtedness which do not increase the principal amount;

(e) Indebtedness in respect of Contingent Obligations permitted by Section 8.06 hereof;

(f) Subordinated Debt that has been approved by the Lenders;

(g) Indebtedness (if any) under Permitted Receivables Sales Transactions; and

(h) Indebtedness under Permitted Repos in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding.

8.04 Transactions with Affiliates. The Borrower shall not, and shall not suffer or permit the Mexican Sub to, enter into any transaction or arrangement, including any purchase, sale, transfer, lease or exchange of property or the rendering of any services with any Affiliate of the Borrower, unless such transaction is (a) otherwise permitted by this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary, provided that (i) this provision shall not permit the purchase of inventory by the Borrower or the Mexican Sub from any Affiliate unless the transaction complies with clauses (a) and (b) above, such Affiliate shall have delivered to the Administrative Agent a release of any Lien on such inventory held by any creditor of such Affiliate, and such release shall be reasonably satisfactory to the Administrative Agent and (ii) the Borrower and the Mexican Sub shall not purchase any Grain from Affiliates.

8.05 Use of Proceeds. The Borrower shall not, and shall not suffer or permit the Mexican Sub to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (a) to purchase, acquire or carry, directly or indirectly, “margin stock” within the meaning of such term under Regulation U or T, respectively, of the FRB, (b) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry “margin stock” within the meaning of such term under Regulation U or T, respectively, of the FRB, (c) to extend credit for the purpose of purchasing or carrying any “margin stock” within the meaning of such term under Regulation U or T, respectively, of the FRB, (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, or (e) in a manner inconsistent with this Agreement.

8.06 Contingent Obligations. The Borrower shall not, and shall not suffer or permit the Mexican Sub to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements of checks or instruments for collection or deposit in the ordinary course of business;

(b) Contingent Obligations under the B of A Guarantee and Security Agreement as in effect on the date of delivery to the Administrative Agent pursuant to Section 7.15 and as amended from time to time with the prior written consent of the Required Lenders, provided that (A) the BofA Facility Agent shall have executed and delivered the BofA Subordination Agreement, and (B) such Contingent Obligations shall cease to be permitted if the B of A Facility is amended to (1) increase principal to an amount exceeding $150,000,000, (2) shorten maturity of any scheduled payments or final maturity, or (3) provide for other amendments that are material and adverse to either the Parent or the Borrower; and

(c) Contingent Obligations of the Borrower and the Mexican Sub existing as of the Closing Date and described on Schedule 8.06.

8.07 Restricted Payments. The Borrower shall not, and shall not permit the Mexican Sub to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) the Mexican Sub may make Restricted Payments to the Borrower;

(b) the Borrower and the Mexican Sub may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c) the Borrower and the Mexican Sub may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

(d) the Borrower may declare or pay cash dividends or cash distributions to Parent from time to time, provided that such dividends and distributions, plus payments of Subordinated Debt to the Parent permitted under Section 8.19, paid at any time shall not exceed an amount equal to the excess of the Borrowing Base Advance Cap over the Aggregate Amount as of the date such dividends or distributions are made; and provided, further, that (i) no Default or Event of Default shall have occurred hereunder or would exist after giving effect to the making of such dividends or distributions, and (ii) prior to and after giving effect to such dividends or distributions the Borrower is in compliance with the Loan Documents and this Agreement, including, without limitation, Section 7.14 hereof (and the Borrower shall have provided to the Lenders a certificate of a Responsible Officer to that effect together with calculations relating thereto and appropriate backup information in form and substance acceptable to the Required Lenders in their sole discretion).

8.08 INTENTIONALLY OMITTED.

8.09 Change in Business. The Borrower shall not, nor suffer or permit the Mexican Sub to, engage in any line of business different from the line of business carried on by the Borrower and the Mexican Sub on the date hereof.

8.10 Accounting Changes. The Borrower shall not, nor suffer or permit the Mexican Sub to, make any significant change in accounting treatment or reporting practices, except as permitted by GAAP, or change the fiscal year of the Borrower or of the Mexican Sub. At the end of any fiscal year during which any such change (in accordance with GAAP) has occurred, the Borrower shall prepare and deliver to the Administrative Agent an explanatory statement, in form and substance reasonably satisfactory to the Administrative Agent, reconciling the previous treatment or practice with the new treatment or practice.

8.11 Net Position. At no time will the Borrower allow its Net Position with respect to Products which are Base Metals or Precious Metals multiplied by the current market price relating thereto based on the most recent daily pricing provided by a commodity pricing report or other source acceptable to the Administrative Agent and the Required Lenders to exceed any of: (a) $5,000,000 for all positions relating to the same Unhedgeable Metal; (b) $10,000,000 for all positions relating to all Unhedgeable Metals in the aggregate, (c) $10,000,000 for all positions relating to the same Hedgeable Metal, or (d) $20,000,000 in the aggregate for all of the Borrower’s positions, whether relating to Hedgeable Metals or Unhedgeable Metals.

At no time will the Borrower allow its Net Position with respect to Products which are Grain multiplied by the current market price relating thereto based on the most recent daily pricing provided by a commodity pricing report or other source acceptable to the Administrative Agent and the Required Lenders to exceed any of: (a) $100,000 for all positions relating to the same Grain; or (b) $400,000 in the aggregate for all of the Borrower’s positions, relating to Grain.

8.12 Change of Management. Borrower shall not permit a Change of Management without delivering prior written notice thereof to the Administrative Agent. For purposes of this Section 8.12, “Change of Management” shall mean any Responsible Officer of the Borrower on the Closing Date or new Responsible Officer appointed after the Closing Date ceases to be an officer of the Borrower.

8.13 INTENTIONALLY OMITTED.

8.14 Capital Expenditures. Borrower shall not, nor suffer or permit the Mexican Sub to, make or commit to make any Capital Expenditure if after giving effect to such commitment or expenditure (a) a Default or Event of Default would exist under this Agreement, or (b) the aggregate of such expenditures or commitments in any one fiscal year would exceed $500,000.

8.15 Loans and Investments. Borrower shall not, nor suffer or permit the Mexican Sub to, purchase or acquire, or make any commitment therefor, any equity interest, or any obligations, bonds, notes, debentures or other securities of, or any interest in, or any assets constituting all or substantially all assets of, or a business unit of, any Person, or make or commit to make any advance, loan, extension of credit (other than pursuant to sales or purchases on open account in the ordinary course of Borrower’s business) or capital contribution to or any other investment in, any Person, except that the Borrower may:

(a) lease Precious Metals under leasing arrangements (i) with any lessee whose long term senior unsecured rating is A or higher by S&P or A2 or higher by Moody’s (on terms and conditions (including, without limitation, the maintenance of insurance by such lessee) and subject to documentation in form and substance, acceptable to the Required Lenders), so long as (x) the Borrower’s aggregate cost of Precious Metals leased to any one such lessee shall not exceed $20,000,000 and (y) upon the request of the Required Lenders, the Borrower shall have delivered to the Lenders a written summary of the principal lease terms (including, without limitation, the name of the lessee, lease tenor, location of the lessee’s premises and monetary terms) and a fully executed copy of the lease agreement, in each case certified as true and correct by a Responsible Officer, or (ii) with any other lessee approved by the Required Lenders (on terms and conditions (including, without limitation, the maintenance of insurance by the lessee) and subject to documentation in form and substance, acceptable to the Required Lenders) so long as (x) the Borrower’s cost of Precious Metals leased to any such lessee shall not exceed $2,500,000 in the aggregate and the Borrower’s cost of Precious Metals leased to all such lessees shall not exceed $5,000,000 in the aggregate, (y) the termination date of any such lease is not later than one year from the date such lease is entered into, and (z) the Borrower shall have given the Lenders prior written notice of any such lease. Notwithstanding the foregoing, any such lease which is otherwise permitted pursuant to the preceding provisions shall cease to be permitted if the lease is not a valid, enforceable and binding obligation of the lessee thereunder and in full force and effect except if such lease has terminated in accordance with its terms.

8.16 Bank Deposit Accounts Investments.

Borrower shall not purchase or acquire any investments to be held in a Bank Deposit Account other than cash equivalents and Marketable Securities.

8.17 Limitation on Sale of Assets.

Borrower shall not, nor suffer or permit the Mexican Sub to, Convey any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or issue or sell any shares or other ownership interests of its Capital Stock to any Person, except:

(a) the Conveyance of surplus, obsolete or worn out property in the ordinary course of business; and

(b) the sale of inventory in the ordinary course of business for fair market value.

8.18 Organization Documents.

Borrower shall not amend or permit the Mexican Sub to amend its Organization Documents.

8.19 Limitation on Optional Payments and Modifications of Debt Instruments.

Borrower shall not (a) at any time make any optional payment or prepayment on or redemption or purchase of any Indebtedness, other than the Obligations under the Loan Documents, or (b) amend at any time the subordination provisions of any such Indebtedness, or amend any other provision of an agreement providing for such Indebtedness in a manner that would be adverse to any Loan Party. Notwithstanding the foregoing, the Borrower may make payments of Subordinated Debt to the Parent to the extent expressly permitted under the Parent Subordination Agreement.

8.20 Take or Pay Contracts. The Borrower shall not, nor suffer or permit the Mexican Sub to, enter into or be a party to any contract or arrangement for the purchase of materials, supplies, other properties or services if such contract or arrangement requires that payment be made by the Borrower or the Mexican Sub regardless of whether such materials, supplies, or other properties are delivered or forwarded to it or such services are performed.

8.21 Limitation on Dividend Clause and Negative Pledge Clauses.

The Borrower shall not, nor suffer or permit the Mexican Sub to, enter into with any Person any agreement, which prohibits or limits the ability of the Borrower or the Mexican Sub to either (i) make Restricted Payments or (ii) create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues, whether now owned or hereafter acquired, except for (A) those prohibitions or limitations set forth in this Agreement or any other Loan Document, (B) those existing on the Closing Date and set forth on Schedule 8.21 or (C) those restrictions set forth in the BofA Facility as in effect on the date of delivery to the Administrative Agent pursuant to Section 7.15.

8.22 Limitation on Sales and Leasebacks.

The Borrower shall not, nor suffer or permit the Mexican Sub to, enter into any arrangement with any Person providing for (i) the leasing by the Borrower or the Mexican Sub of real or personal property which has been or is to be either sold or transferred by the Borrower or the Mexican Sub to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or the Mexican Sub or (ii) the purchase or transfer of any real or personal property from any Person to the Borrower or the Mexican Sub which has been leased by the Borrower or the Mexican Sub to such Person, except for any transactions set forth on Schedule 8.22.

8.23 Limitation on Cancellation of Indebtedness.

The Borrower shall not, nor suffer or permit the Mexican Sub to, cancel any claim or Indebtedness owed to it except for adequate consideration.

8.24 Limitation on Capital Stock and New Subsidiaries.

The Borrower shall not, nor suffer or permit the Mexican Sub to, incorporate or otherwise or acquire organize any new Subsidiary which was not in existence on the date hereof.

8.25 Limitation on Capital Structure.

The Borrower shall not, nor suffer or permit the Mexican Sub to, make any changes in its capital structure (including, without limitation, in the terms of its outstanding Capital Stock).

8.26 Bank of America Sweep Arrangements.

The Borrower shall not permit to exist, or enter into, any transaction with Bank of America under which amounts in any of its deposit accounts (including, without limitation, account nos. 003933344186 and 003933344364) are transferred by the Borrower from such accounts to Bank of America for purposes of investment of such amounts or swept or otherwise withdrawn by Bank of America for purposes of investment of such amounts, including, without limitation, pursuant to the Client Agreement for Commercial Automated Investment Account dated January 19, 2006 (as amended, supplemented or otherwise modified from time to time) between the Parent and Bank of America and any other agreement with Bank of America to which the Parent or the Borrower is a party.

ARTICLE IX

EVENTS OF DEFAULT

9.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. (i) The Borrower fails to pay any principal amount due hereunder (including, without limitation, any reimbursement obligation in respect of L/C Obligations) or under any other Loan Document when such amount becomes due, or (ii) the Borrower fails to pay any interest, fees or other amount payable hereunder or under any other Loan Document and such failure under this clause (ii) is not cured within two (2) Business Days after the date due; or

(b) Representation or Warranty. Any representation, warranty or statement made or deemed made herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement by the Borrower, Parent, or any Responsible Officer furnished at any time under this Agreement, or under any other Loan Document, is incorrect or incomplete in any material respect on or as of the date made or deemed made; or

(c) Covenant Defaults. The Borrower fails to perform or observe any term, agreement or covenant contained in Sections 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.10(b), 7.12, 7.13, 7.14, 7.15, 7.17, 7.20, or 7.21 or in Article VIII of this Agreement; or the Borrower or the Parent fails to perform or observe any other term, agreement or covenant contained herein or in any other Loan Document, if such failure is not cured by the Borrower within fifteen (15) Business Days after notice from the Administrative Agent thereof or after any officer of the Borrower or the Parent has actual knowledge thereof; or

(d) Cross-Default. Any Loan Party or Material Subsidiary (i) fails to make a payment of any principal, interest or other amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than in respect of Swap Contracts) or Contingent Obligation having an aggregate outstanding principal amount with respect to all such Indebtedness and Contingent Obligations of such Persons of more than $3,000,000; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation involving the amount referred to in clause (i), if, the effect of such failure, event or condition is to cause, or to permit, with the giving of notice or lapse of time or both, the holder or holders of such Indebtedness or Contingent Obligation or beneficiary or beneficiaries of such Indebtedness or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (iii) defaults in any payment or payments under any Contractual Obligation in an aggregate amount with respect to all such Persons exceeding $3,000,000; provided that subsections (i), (ii) and (iii) shall not apply to the alleged default under the Senior Subordinated Convertible Notes due 2011 of the Parent arising from Indebtedness of the Parent in an aggregate outstanding principal amount not in excess of $16,800,000; or

(e) Swap Contracts, etc. There shall have occurred with respect to any Swap Contract, or any similar agreement with a Swap Bank or a counterparty not a Swap Bank to which any Loan Party or Material Subsidiary is a party, an “Event of Default” or a “Termination Event” (as defined in the applicable ISDA Master Agreement and any related Credit Support Annex or Schedule) or any similar event which entitles the applicable Swap Bank or applicable counterparty to terminate the Swap Contract or similar agreement, and the amounts that would be payable under such Swap Contracts or similar agreements (as to which amounts are due from any Loan Party or Material Subsidiary) upon such termination exceed, individually or in the aggregate with respect to all such Persons, $3,000,000; or

(f) Insolvency; Voluntary Proceedings. (i) Any Loan Party or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 30 days; or (iii) there shall be commenced against any Loan Party or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or (iv) any Loan Party or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) Intentionally Omitted.

(h) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA (or Section 304 of ERISA, as amended by the Pension Protection Act)), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Loan Parties or any Commonly Controlled Entity incur, or in the reasonable opinion of the Required Lenders are likely to incur, any liability in connection with a complete or partial withdrawal from, or the ERISA Insolvency, ERISA Reorganization or termination of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) Monetary Judgments. One or more judgments, orders, decrees or arbitration awards involving a liability of $3,000,000.00 or more in the aggregate is entered against any one or more Loan Parties and Material Subsidiaries, and all such judgments, orders, decrees or awards are either not paid in full or not effectively stayed pending appeal thereof within thirty (30) days from the entry thereof; or

(j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against any one or more Loan Parties and Material Subsidiaries which has a Material Adverse Effect or a Guarantor Material Adverse Effect; or

(k) Change of Control. There occurs any Change of Control; or

(l) Adverse Change. There occurs a Material Adverse Effect or a Guarantor Material Adverse Effect; or

(m) Security Agreements. (i) Any of the Security Agreements or any Lien thereunder shall terminate or cease, for any reason, to be in full force and effect, or the Borrower shall so assert, or (ii) the Lien created by the U.S. Security Agreements shall fail to constitute an Agent’s First Lien on all right, title and interest in the Collateral described therein, which can be perfected by the filing of a Uniform Commercial Code financing statement, subject to the existence of Liens permitted under Section 8.01, but in the case of Collateral included in the Borrowing Base Advance Cap, subject only to Liens permitted under Section 8.01(b)(ii), (d) and (k); or

(n) Subordinated Debt. Any subordination provision of any Subordinated Debt or, after it becomes effective, the B of A Subordination Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party or holder of Subordinated Debt or the B of A Facility Agent shall so assert, unless the applicable Indebtedness would, at all times thereafter, be otherwise permitted under Section 8.03 or 8.06; or

(o) Guarantees. Any guarantee of the Obligations (including, without limitation, the Parent Guarantee) shall cease, for any reason, to be in full force and effect or any guarantor of the Obligations (including, without limitation, the Parent) shall so assert; or

(p) Forfeiture of Collateral. Any Loan Party shall be criminally indicted or convicted under any Law that would reasonably be expected to lead to a forfeiture of any Collateral; or

(q) Parent Equity, Unrestricted Liquidity and Working Capital. At any time either:

(i)	the Parent Equity is less than $178,500,000, provided, however, that such amount shall permanently increase (on a dollar-for-dollar basis) upon any increase in Parent Equity by virtue of paid-in capital or Parent’s conversion of any of Parent’s convertible debt into equity, plus an amount equal to fifty percent (50%) of each quarterly increase in positive net income plus fifty percent (50%) of the proceeds of any equity issuance by Parent; or

(ii)	the Parent Unrestricted Liquidity is less than $50,000,000; or

(iii)	the Parent Working Capital is less than $100,000,000.

9.02 Remedies. If any Event of Default occurs, Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders:

(a) by notice to the Borrower (i) declare the Committed Line to be terminated forthwith, whereupon the Committed Line shall immediately terminate; and (ii) declare the Loans (with accrued interest thereon), reimbursement obligations in respect of Letters of Credit (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable, without further notice, or presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 9.01(f), the Committed Line shall automatically and immediately terminate and the unpaid principal amount of all outstanding Loans, reimbursement obligations in respect of Letters of Credit and all interest and other amounts owing under this Agreement shall automatically and immediately become due and payable without further act of Administrative Agent, any Issuing Bank or any Lender and all without notice or presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower.

9.03 Cash Collateralization of Letters of Credit.

With respect to all outstanding Letters of Credit with respect to which demand for payment shall not have occurred at the time of an acceleration pursuant to Section 9.02 or the Expiration Date, the Borrower shall at such time Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, Administrative Agent and the Swap Banks, a security interest in such Cash Collateral and each deposit account containing such Cash Collateral to secure all Obligations. Cash Collateralized amounts shall be applied by the Administrative Agent to the payment of reimbursement obligations of the Borrower with respect to drafts drawn under such Letters of Credit, and the unused portion thereof after all Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied in accordance with Section 9.05. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations of the Borrower in respect of L/C Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, of such Cash Collateral shall be returned to the Borrower or to whosoever is entitled thereto, promptly after a request by the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the benefit of the Lenders, the Administrative Agent and the Swap Banks, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of such security interest in such Cash Collateral.

9.04 Rights Not Exclusive.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.05 Application of Payments.

(a) Except as expressly provided in this Agreement (including, without limitation, Section 2.15(c)), from and after the date of the occurrence of any Sharing Event, all amounts thereafter received or recovered under this Agreement or any other Loan Document whether as a result of a payment by the Borrower or Parent, the exercise of remedies by the Administrative Agent under any of the Loan Documents, liquidation of Collateral or otherwise, shall be applied according to Section 2.01 of the Intercreditor Agreement, except that, with respect to Obligations under the Loan Documents, the principal amount of Loans and L/C Borrowings shall be repaid first before Cash Collateralizing L/C Obligations.

(b) After the occurrence and during the continuance of an Event of Default but prior to the occurrence of a Sharing Event, all payments under the Loan Documents including, without limitation, payments under the Parent Guarantee and payments from the proceeds of Collateral shall be applied in the following order (subject to Section 2.15):

(i) First, to the payment, pro rata in accordance with the amounts thereof, of all Obligations consisting of out of pocket costs, reasonable expenses, reasonable fees, indemnities and other amounts payable to the Administrative Agent in its capacity as such in accordance with this Agreement or any other Loan Document or incurred in connection with the administration, enforcement, preservation or exercise of any rights or remedies under this Agreement and the other Loan Documents (including, without limitation, the reasonable fees and disbursements of its counsel and agents);

(ii) Second, without duplication of amounts applied pursuant to paragraph First above, to the payment in full in cash of interest and fees constituting Obligations owing to Lenders (other than in their capacities as Swap Banks);

(iii) Third, to the payment in full in cash of the principal amount of the Obligations owing to the Lenders, other than in their capacities as Swap Banks (including, without limitation, principal of Loans, L/C Borrowings, and thereafter obligations to Cash Collateralize Letters of Credit);

(iv) Fourth, to the payment in full in cash, pro rata in accordance with the amounts thereof, of all other Obligations; and

(v) Fifth, the balance to the Borrower or whosoever shall be lawfully entitled thereto.

ARTICLE X

ADMINISTRATIVE AGENT, ETC.

10.01 Appointment and Authorization; Issuing Banks.

(a) Each Lender hereby irrevocably (subject to Section 10.09) appoints and designates the Administrative Agent as the Administrative Agent under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Issuing Bank shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article X with respect to any acts taken or omissions by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.

10.02 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.03 Liability of Administrative Agent. None of Administrative Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any Subsidiary or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to or perfection of any Lien in or existence of any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to satisfy any condition or perform its obligations hereunder or thereunder. Except as specifically provided for in this Agreement, no Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Loan Party’s Subsidiaries or Affiliates.

10.04 Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, electronic communication, telegram, facsimile, telex or telephone message, e-mail, cablegram, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders or Required Lenders, as applicable, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders or Required Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and future holders of the Loans and all other Obligations.

10.05 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Lenders or Required Lenders, as applicable; provided, however, that unless and until Administrative Agent has received any such request or direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06 Credit Decision. Each Lender acknowledges that none of Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or any inspection or audit, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, the existence, value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also covenants that it will, independently and without reliance upon any Administrative Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party and its Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party which may come into the possession of any of Administrative Agent-Related Persons.

10.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata in accordance with each Lender’s Pro Rata Share in effect on the date on which such indemnification is sought, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to Administrative Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder, the termination of the Committed Line and the resignation or replacement of Administrative Agent. THE FOREGOING INDEMNITY INCLUDES AN INDEMNITY FOR THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE) OF ADMINISTRATIVE AGENT-RELATED PERSONS.

10.08 Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and their Subsidiaries and Affiliates as though the Administrative Agent were not the Administrative Agent or an Issuing Bank hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any Loan Party or such Subsidiary) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans and other Credit Extensions, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or an Issuing Bank, and the term “Lender” includes the Administrative Agent in its individual capacity.

10.09 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days notice to the Lenders. If Administrative Agent resigns under this Agreement, the Lenders shall appoint, from among the Lenders, a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders, and with the consent of the Borrower, a successor agent from among the Lenders, provided, that the consent of the Borrower shall not be required if an Event of Default shall have occurred and be continuing. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of the retiring Administrative Agent or any of the parties to this Agreement or any holders of the Loans or other Obligations. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and shall survive payment of the Notes and other Obligations and termination of this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

10.10 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to enter into the Loan Documents and the Intercreditor Agreement and take any action with respect to any Collateral which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders, on behalf of themselves and their respective Affiliates, irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Officer of any Loan Party has actual knowledge) and the termination of the Commitment; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or disposition permitted hereunder; (iii) constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been permanently paid in full; (vi) which constitutes funds in a Bank Deposit Account upon the transfer of such funds out of a Bank Deposit Account to the extent permitted hereunder, or (vii) if otherwise approved, authorized or ratified in writing by all the Lenders or Required Lenders in accordance with Section 11.01. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10(b); provided, however, that the absence of any such confirmation for whatever reason shall not affect the Administrative Agent’s rights under this Section 10.10.

10.11 Monitoring Responsibility. The Administrative Agent shall have no duty to monitor the Collateral or the Collateral Position, the amounts outstanding hereunder or the reporting requirements or the contents of reports delivered by the Borrower. Each Lender assumes the responsibility of keeping itself informed at all times.

10.12 Certain Agents, etc.

None of the Co-Syndication Agents, Joint Bookrunners or Joint Lead Arrangers, in its capacity as such, shall have any duties or responsibilities under this Agreement or any other Loan Document. None of the Co-Syndication Agents, Joint Bookrunners or Joint Lead Arrangers shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Co-Syndication Agents, Joint Bookrunners or Joint Lead Arrangers in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments and Waivers; Replacement of Lenders. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 11.01. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (i) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in writing, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)	amend, modify or otherwise affect the rights or duties of any Issuing Bank under this Agreement, any other Loan Document or any Letter of Credit application relating to any Letter of Credit Issued or to be Issued by it, without the prior written consent of such Issuing Bank;

(ii)	amend, modify or otherwise affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document, without the prior written consent of the Administrative Agent;

(iii)	unless signed or consented to in writing by all the Lenders: (A) reduce the amount or extend the scheduled date of maturity of any Loan or any reimbursement obligation in respect of Letters of Credit, or reduce the amount or stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or extend the Expiration Date, (B) amend, modify or waive any provision of this Section 11.01, any provision of this Agreement which requires the consent or approval of all the Lenders, or reduce the percentage specified in the definition of Required Lenders, (C) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, (D) release Liens in respect of all or substantially all the Collateral, or (E) release the obligations of the Parent under the Parent Guarantee or Parent Subordination Agreement, or assign or transfer the obligations of the Parent thereunder;

(iv)	unless signed or consented to in writing by all Lenders, amend or modify the definitions of “Borrowing Base Advance Cap” (or any of the defined terms or advance rates in paragraph (b) thereof or defined terms used in such defined terms);

(v)	unless signed or consented to in writing by each adversely affected Lender, increase the amount or extend the expiration date of such Lender’s Committed Line Portion or amend Section 2.12 or the requirement of Section 2.05A relating to pro rata reductions of Committed Line Portions; or

(vi)	amend, modify or otherwise affect the rights or duties of the Swing Line Lender under this Agreement or any other Loan Document, without the prior written consent of the Swing Line Lender.

(b) Notwithstanding anything to the contrary contained herein, the fee letters executed by the Borrower in connection with this Agreement (including, without limitation, the Fee Letters) may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c) Notwithstanding anything to the contrary herein, any Lender that is a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder; provided, however, except as otherwise provided in Section 2.15, (i) the Committed Line Portion of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) the Pro Rata Share or Adjusted Pro Rata Share of such Defaulting Lender may not be increased without the consent of such Defaulting Lender, and (iii) no payment to such Defaulting Lender shall be decreased or postponed without the consent of such Defaulting Lender.

(d) Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans and other Obligations. In the case of any waiver, to the extent provided in such waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(e) (i) If any Lender becomes a Non-Consenting Lender (as defined below), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (unless it shall cease to be a Non-Consenting Lender) to assign and delegate, without recourse (in accordance with Section 11.07(b)), all of such Lender’s interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee selected by the Borrower (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) (but subject to obtaining all consents of Persons required by Section 11.07(b)), provided that: (A) the Borrower or any replacement Lender shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(b); (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, funded participations in L/C Obligations and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.04) from the Eligible Assignee and/or the Borrower; and (C) such assignment does not conflict with any applicable Laws.

(ii) In the event that (1) the Borrower or the Administrative Agent requests that the Lenders consent to a waiver of any provision of the Loan Documents or agree to any amendment thereto, (2) such consent or amendment requires the agreement of all of the Lenders or each Lender affected thereby in accordance with the terms of Section 11.01 and (3) at least the Required Lenders have agreed to and executed such waiver or amendment, then any Lender that does not agree to such waiver or amendment shall be a “Non-Consenting Lender”.

(iii) Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 11.01(e).

11.02 Notices.

(a) General. Unless otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 11.02; or, in the case of the Borrower, Administrative Agent, or any Issuing Bank, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, Administrative Agent and each Issuing Bank. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the U.S. mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been electronically confirmed; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Administrative Agent and the Issuing Banks pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 11.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder. Any notice, request, demand or other communication delivered after 5:00 p.m. New York City time shall not be deemed received until 9:00 a.m. New York City time the following Business Day.

(b) Effectiveness of Facsimile Documents and Signatures. Signature pages of any party to the Loan Documents may be transmitted by facsimile or email with pdf attachments. Such Loan Documents with faxed or emailed signature pages shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, Administrative Agent and the Lenders. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or emailed signature page.

(c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for the delivery of any notice, request or demand hereunder. The Borrower expressly authorizes the Administrative Agent to post to such websites any and all financial statements, reports and documents to be delivered to the Lenders hereunder. The posting of any such financial statement, report or document shall not constitute any express or implied representation, warranty or statement by the Administrative Agent with respect to the compliance with any requirements of this Agreement, the accuracy or completeness thereof or any other matter relating to such financial statements report or document.

(d) Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Administrative Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Costs and Expenses. The Borrower agrees (a) to pay or reimburse Administrative Agent (upon presentation of an invoice therefor) for all reasonable costs and expenses incurred by Administrative Agent in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, supplement, waiver, consent or other modification of the provisions hereof and thereof, or any other documents prepared in connection herewith or therewith (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs, (b) to pay or reimburse Administrative Agent and each Lender within three (3) Business Days after demand for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, the other Loan Documents or any other documents related hereto or thereto (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any Insolvency Proceeding or appellate proceeding), including all Attorney Costs, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any other documents related hereto or thereto. The foregoing costs and expenses shall include all search, filing, recording and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender.

The agreements in this Section shall survive the termination of this Agreement and repayment of all the other Obligations.

11.05 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay, indemnify, save and hold harmless each Administrative Agent-Related Person, each Issuing Bank, each Lender and their respective Affiliates, directors, partners, officers employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than those asserted by Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations, Cash Collateralization of the L/C Obligations and the resignation or removal of Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the use or contemplated use of the proceeds of any Credit Extension, or the relationship of any Loan Party, Administrative Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (a) or (b) above; (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs and other professional fees and settlement costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding; and (e) any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including Attorney Costs of each Lender, the Issuing Banks and the Administrative Agent and other professional fees and settlement costs, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Issuance of each Letter of Credit, the making of each Loan and the use by the Borrower of proceeds of each Loan and Letter of Credit, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Law applicable to the operations of any Loan Party, any of its Subsidiaries, or any of the properties of such Persons; in all cases, WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE) OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that no Indemnitee shall be entitled to indemnification for any Indemnified Liability to the extent caused by its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction or for any loss asserted against it by another Indemnitee.

Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.

The agreements in this Section shall survive the termination of this Agreement and repayment of all the other Obligations.

11.06 Payments Set Aside. To the extent that the Borrower makes a payment to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the daily average Federal Funds Rate or such higher overnight rate then in effect in accordance with banking industry rules or standard practices in New York, New York on interbank compensation, as determined by the Administrative Agent.

11.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Committed Line Portion and the Loans (including for purposes of this Section 11.07(b) participations in L/C Obligations and Swing Line Loans) at the time owing to it), with the consent of the Administrative Agent, each Issuing Bank, the Swing Line Lender and, in the case of an assignment to a Person that is not a Lender or Approved Fund thereof, so long as no Event of Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed); provided, however, that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Committed Line Portion and the Loans at the time owing to it, or in the case of an assignment to a Lender or an Affiliate of a Lender or Approved Fund thereof, the aggregate amount of the Committed Line Portion (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent, shall not be less than $5,000,000 (such amount to be aggregated in respect of assignments by any Lender and the affiliates or Approved Funds thereof), unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, the Borrower otherwise consents, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Committed Line Portion assigned, (iii) in the case of an assignment by a Lender to a Bank CLO managed by such Lender or an affiliate of such Lender, unless such assignment to such Bank CLO has been consented to by the Administrative Agent, the Issuing Lenders, the Swing Line Lender, and the Borrower, the assigning Lender shall retain the sole right to approve any amendment, waiver or other modification of this Agreement or any other Loan Document; provided that, the Assignment and Acceptance between such Lender and such Bank CLO may provide that such Lender will not, without the consent of such Bank CLO, agree to any amendment, modification or waiver that requires the consent of each Lender or each Lender directly affected thereby pursuant to Section 11.01, and (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance, such Assignment and Acceptance to be in the form attached hereto as Exhibit D, together with all relevant tax forms (required pursuant to Section 4.01(e)), administrative details, wiring instructions and (except in the case of assignments to a Lender or an Affiliate of a Lender) a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.07(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.02, 11.04 and 11.05). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender provided the replaced Notes are simultaneously returned to the Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at Administrative Agent’s Payment Office a copy of each Assignment and Acceptance delivered to it, a record of each participation (pursuant to Section 11.07(d)) and a register for the recordation of the names and addresses of the Lenders (including all Transferees), and the Committed Line Portions of, and principal amount of the Loans and L/C Obligations and participations therein owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. If any Lender sells a participation as described in Section 11.07(d), it shall provide to the Administrative Agent on behalf of the Borrower, or maintain as agent of the Borrower, the information described in this Section 11.07(c) and permit the Borrower to review such information as reasonably needed for the Borrower to comply with its obligations under this Agreement or under any applicable Law or governmental regulation or procedure.

(d) Any Lender may, without the consent of, or notice to, the Borrower, Administrative Agent or any other Person but in compliance with the last sentence of Section 11.06(c), sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Committed Line Portion and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (e) of this Section, and the tax form delivery requirements of Section 4.01(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided, however, that such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.08 as though it were a Lender.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and other Credit Extensions and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable Law and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Organization Documents to which it is a party, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 11.07(b)), the Borrower shall be deemed to have given its consent at 5:00 p.m., New York City time, on the date five Business Days after the date notice thereof has been delivered to the Borrower by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by the Borrower prior to such time.

(h) Notwithstanding the foregoing, any Lender may, with notice to, but without consent of, the Borrower and the Administrative Agent, and in accordance with the definition of “Conduit Lender” set forth in Article I hereof and the terms of this Section 11.07(h), designate a Conduit Lender and fund any of the Loans or unreimbursed amounts with respect to Letters of Credit which such Lender is obligated to make or pay hereunder by causing such Conduit Lender to fund such Loans or unreimbursed amounts on behalf of such Lender. Any Conduit Lender may, with notice to, but without the consent of, the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.07(b), assign any or all of the Loans or unreimbursed amounts with respect to Letters of Credit it may have funded hereunder to its designating Lender. Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state or United States bankruptcy or similar Law in connection with any obligation of such Conduit Lender under the Loan Documents, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. In addition, notwithstanding the foregoing, any Conduit Lender may (i) with the prior written consent of the Borrower and the Administrative Agent and with the payment of the processing fee required hereunder, assign all or a portion of its interests in any Loans or reimbursement obligations with respect to the Letters of Credit to any financial institutions providing liquidity and/or credit support to or for the account of such Conduit Lender to support the funding or maintenance of Loans or reimbursement obligations by such Conduit Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans, its reimbursement obligations with respect to Letters of Credit and the Borrower to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such Conduit Lender. This paragraph (h) may not be amended without the written consent of any Conduit Lender directly affected thereby.

(i) Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank assigns all of its Committed Line Portion and Loans pursuant to Section 11.07(b) above, unless such Issuing Bank shall permanently reduce its Issuance Cap to $0 in accordance with the definition thereof, such Issuing Bank shall, upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank, provided that such resignation shall not be effective unless consented to in writing by the Borrower or a successor Issuing Bank or Issuing Banks, with Issuance Caps in the aggregate equal to or greater than that of the resigning Issuing Bank, shall have consented to act as Issuing Bank or Issuing Banks hereunder. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank (subject to the prior written consent of such successor in its sole discretion) to the resigning Issuing Bank hereunder. The resigning Issuing Bank shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund participations in L/C Obligations pursuant to Section 3.03).

(j) The Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning the Loan Parties and their Affiliates which has been delivered to such Lender by or on behalf of any Loan Party pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any Loan Party in connection with such Lender’s credit evaluation of the Loan Parties and their Affiliates prior to becoming a party to this Agreement, provided that such Transferee or prospective Transferee shall have agreed in writing to be bound by the provisions of Section 11.08.

11.08 Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, partners, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any examiner or other regulatory authority or self regulatory organization in each case having or asserting jurisdiction over the disclosing Person; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in (each, a “Transferee”), or any prospective Transferee of any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, or (iii) is independently developed by the Administrative Agent or any Lender; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided, however, that, in the case of Information received from the Borrower after the date hereof, such Information is clearly identified in writing at the time of delivery as confidential. The foregoing is not intended to limit the Lenders’ obligations to maintain confidential information received from the Borrower under applicable laws. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender agrees that it and its respective Affiliates, partners, directors, officers, employees and agents (collectively, “Representatives”) will not use any of the Information for any reason or purpose other than in connection with its or any of its Affiliates’ business relationship with Borrower. Each Lender agrees that it will not disclose to any Person (other than a Person to whom Information is otherwise permitted to be disclosed under this Section 11.08) the fact that Information has been disclosed to it or its Representatives. Each Lender shall be responsible for enforcing this Section 11.08 as to its Representatives. Notwithstanding anything in the foregoing to the contrary, a Lender may use the Information in connection with preparing internal analysis, reports and comparisons regarding the Borrower’s industry and related industries.

11.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other credits, indebtedness or claims at any time owing by, such Lender (or any branch or agency thereof) to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Intentionally Omitted.

11.11 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Administrative Agent shall reasonably request.

11.12 Counterparts. This Agreement, the other Loan Documents and all amendments thereof may be executed in any number of separate counterparts (including by facsimile transmission of, or by email with pdf attachments of, signature pages hereto or thereto), each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

11.13 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders (including, without limitation, the Swing Line Lender and the Issuing Banks), the Swap Banks, Administrative Agent and Administrative Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.15 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, however, that the inclusion of supplemental rights or remedies in favor of Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party.

11.16 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and the making of the Loans, the Issuance of Letters of Credit and the making of any other Credit Extension hereunder. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.17 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF).

(b) EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE U.S. FEDERAL COURTS FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF; (II) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR ANY CLAIM THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (III) AGREES THAT SERVICE OF PROCESS ON THE BORROWER IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH ON SCHEDULE 11.02 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT HERETO; (IV) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND (V) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.18 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.19 Acknowledgments. (a) The Borrower and the Lenders hereby acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents.

(b) The Borrower and the Lenders further acknowledge that:

(i) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower on the one hand, and the Administrative Agent or any Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(ii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or between the Borrower, the Administrative Agent and the Lenders.

11.20 Intercreditor Agreement. Each Lender hereby agrees that it shall take no action to terminate its obligations under the Intercreditor Agreement and will otherwise be bound by and take no actions contrary to the Intercreditor Agreement.

11.21 Intentionally Omitted

11.22 Entire Agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

11.23 Existing Obligations.

The Borrower hereby acknowledges, confirms and agrees that it is indebted to the Lenders for all the “Obligations” (as defined in the Original Credit Agreement) under the Original Credit Agreement, as of the close of business on September 21, 2010, in the aggregate principal amount of $90,500,000 in respect of “Loans” (as defined in the Original Credit Agreement) arising under the Original Credit Agreement, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by the Borrower to the “Lenders” (as defined in the Original Credit Agreement), without offset, defense or counterclaim of any kind, nature or description whatsoever.

11.24 Acknowledgment of Security Interests and Loan Documents.

(a) The Borrower hereby acknowledges, confirms and agrees that the Administrative Agent has had and shall on and after the date hereof continue to have, for itself and the ratable benefit of the Lenders and Swap Banks, a security interest in and Lien upon the Collateral heretofore granted to the Administrative Agent (or its predecessors in whatever capacity) pursuant to the Loan Documents to secure the Obligations.

(b) The Liens and security interests of the Administrative Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens and security interests to the Administrative Agent (and its predecessors), whether under the Original Credit Agreement, this Agreement or any of the other Loan Documents (as defined in the Original Credit Agreement or this Agreement).

11.25 Loan Documents.

The Borrower hereby acknowledges, confirms and agrees that as of the date hereof: (i) the Original Credit Agreement and each of the other “Loan Documents” (as defined in the Original Credit Agreement) were duly executed and delivered by the Borrower or the Parent, as applicable, and are in full force and effect, (ii) the agreements and obligations of the Borrower and Parent contained in the Original Credit Agreement and the other “Loan Documents” (as defined in the Original Credit Agreement) constitute the legal, valid and binding obligations of Borrower or the Parent, as applicable, enforceable against it in accordance with their respective terms, and the Borrower and Parent have no valid defense to the enforcement of such obligations or any right of setoff or recoupment with respect thereto, subject to the effects if any, of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (iii) the Lenders and the Administrative Agent are entitled to all of the rights and remedies provided for in the Original Credit Agreement and the “Loan Documents” (as defined in the Original Credit Agreement).

11.26 Acknowledgments, Amendment and Restatement.

Effective on the Closing Date, this Agreement shall constitute an amendment and restatement in its entirety of the Original Credit Agreement. Each of the undersigned Lenders hereby consents pursuant to Section 11.01 of the Original Credit Agreement to all of the amendments herein and in the other Loan Documents executed in connection herewith to the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) as in effect immediately prior to the Closing Date (collectively, the “Existing Loan Documents”). The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment, satisfaction, reborrowing, or termination of the Borrower’s Obligations or any Credit Extensions (under and as defined in the Original Credit Agreement and the Existing Loan Documents) previously made available to the Borrower under the Original Credit Agreement and outstanding on the Closing Date; (b) such Obligations and Credit Extensions (under and as defined in the Original Credit Agreement) are in all respects continuing as Obligations and Credit Extensions under this Agreement with only the terms thereof being modified as provided in this Agreement and the other Loan Documents; (c) the Liens and security interests as granted under the Security Agreements (as defined in the Original Credit Agreement) securing payment of such Obligations (as defined in the Original Credit Agreement) are in all respects continuing and in full force and effect and secure the payment of the Obligations as provided in Sections 11.24(a) and (b) with only the terms of certain of such Security Agreements (as defined in the Original Credit Agreement) being modified as provided in the Security Agreements and (d) all references in the Loan Documents to the Original Credit Agreement shall be deemed references to the Original Credit Agreement as amended and restated hereby, and as further amended, supplemented or otherwise modified from time to time.

11.27 Patriot Act.

Each of the Administrative Agent and the Lenders hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and the Lenders to identify the Borrower in accordance with the terms of the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER

INTL COMMODITIES, INC., a Delaware corporation

By:	/s/ Scott Branch
Name: Scott Branch
Title: President

By:	/s/ Steven Springer
Name: Steven Springer
Title: Chief Financial Officer

708 Third Avenue
New York, New York 10017
Attention: Mr. Steven Springer
Telephone: (212) 485-3500
Facsimile: (212) 485-3505

BNP PARIBAS SECURITIES CORP., as a Joint Lead Arranger and Joint Bookrunner

By:	/s/ Paul L. Colón
Name:	Paul L. Colón
Title:	Director

787 Seventh Avenue
New York, New York 10019
Attention: Mr. Paul Colon
Phone: (212) 841-2338
Fax: (212) 841-2253

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

BNP PARIBAS, as Administrative Agent and Collateral Agent

By:	/s/ Deborah P. Whittle
Name:	Deborah P. Whittle
Title:	Director

By:	/s/ Michiel V.M. Van Der Voort
Name:	Michiel V.M. Van Der Voort
Title:	Managing Director

787 Seventh Avenue
New York, New York 10019
Attention: Ms. Deborah Whittle
Phone: (212) 841-2463
Fax: (212) 841-2536

LENDERS

BNP PARIBAS, as a Lender, an Issuing Bank and as the Swing Line Lender

By:	/s/ Deborah P. Whittle
Name:	Deborah P. Whittle
Title:	Director

By:	/s/ Michiel V.M. Van Der Voort
Name:	Michiel V.M. Van Der Voort
Title:	Managing Director

787 Seventh Avenue
New York, New York 10019
Attention: Ms. Deborah Whittle
Phone: (212) 841-2463
Fax: (212) 841-2536

ABN AMRO BANK N.V.,
as a Lender, an Issuing Bank, a Joint Lead Arranger, a Joint Bookrunner, and a Co-Syndication Agent

By:	/s/ A.J. Houtkoop
Name:	A.J. Houtkoop
Title:	Managing Director

By:	/s/ E.A. Heemstra
Name:	E.A. Heemstra
Title:	Managing Director

Coolsingel 93
3012 AE Rotterdam
The Netherlands
Attention: Aydemir Koksal
Fax: 31 10 401 6502
Email: aydemir.koksal@nl.abnamro.com

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOANK NEDERLAND”, NEW YORK BRANCH, as a Lender, an Issuing Bank, a Joint Lead Arranger, a Joint Bookrunner, and a Co-Syndication Agent

By:	/s/ Kimberly Oates
Name:	Kimberly Oates
Title:	Executive Director

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

245 Park Avenue
New York, NY 10167
Attn: Ms. Kimberly Oates
Phone: 212-916-7933
Fax: 212-916-3731

MIZUHO CORPORATE BANK, LTD.,
as a Lender

By:	/s/ Hodaka Shoji
Name:	Hodaka Shoji
Title:	Senior Vice President

1251 Avenue of the Americas, 32nd Floor
New York, NY 10020-1104
Attn: Edward F. Aldrich, Senior Vice President, Head of Commodity Finance
Phone: (212) 282-3949
Fax: (212) 282-4385